CAE Financial Report Fiscal year ended March 31, 2019

Financial Report

Fiscal year ended March 31, 2019

Your worldwide training partner of choice

CAE

Fiscal year ended March 31, 2019 Fiscal year ended March 31, 2019 Fiscal year ended March 31, 2019          CAE Financial Report CAE Financial Report CAE Financial Report FinancialFinancialFinancial ReportReportReport FiscalFiscalFiscal yearyearyear endedendedended MarchMarchMarch 31,31,31, 201920192019 cae.comcae.comcae.com

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Check out our Annual Activity and Corporate Social Responsibility Report!

Our Annual Activity and Corporate Social Responsibility Report is available online. It consolidates information on our company strategy, fiscal year 2019 performance and corporate social responsibility (CSR) into one document.

Integrating our reporting in this way enables us to provide stakeholders with a single source of information in key areas. It also signals that CSR is inseparable from our core business strategy and activities.

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TrainingTraining partnerpartner ofof choice.choice. CAECAE is is a a global global leader leader in in training training for for the the civil civil aviation, aviation, defence defence and and security,security, and and healthcare healthcare markets. markets. Backed Backed by by a a record record of of more more than than 7070 years years of of industry industry firsts, firsts, wewe continuecontinue to to helphelp definedefine global global trainingtraining standardsstandards with with our our innovative innovative virtual-to-live virtual-to-live training training solutions solutions to to makemake flying flying safer,safer, maintainmaintain defencedefence force force readinessreadiness andand enhanceenhance patientpatient safety. safety. We We have have the the broadest broadest global global presence presence in in the the industry, industry, withwith overover 10,00010,000 employees,employees, 160160 sitessites andand trainingtraining locationslocations inin overover 35 35 countries. countries. Each Each year, year, we we train train more more than than 220,000 220,000 civil civil and and defencedefence crewmembers,crewmembers, includingincluding moremore thanthan 135,000135,000 pilots,pilots, andand thousandsthousands of of healthcare healthcare professionals professionals worldwide. worldwide. cae.comcae.com FollowFollow us us on on Twitter Twitter @CAE_Inc. @CAE_Inc. CheckCheck outout ourour AnnualAnnual ActivityActivity andand CorporateCorporate SocialSocial ResponsibilityResponsibility Report!Report! OurOur AnnualAnnual ActivityActivity andand CorporateCorporate SocialSocial ResponsibilityResponsibility ReportReport isis availableavailable online.online. ItIt consolidatesconsolidates informationinformation onon ourour companycompany strategy,strategy, fiscal fiscal yearyear 20192019 performanceperformance and and corporatecorporate social social responsibilityresponsibility (CSR) (CSR) into into one one document. document. IntegratingIntegrating ourour reportingreporting inin thisthis wayway enablesenables usus toto provideprovide stakeholdersstakeholders withwith aa singlesingle sourcesource ofof informationinformation inin keykey areas.areas. ItIt alsoalso signals signals that that CSR CSR is is inseparable inseparable from from our our core core business business strategy strategy andand activities. activities. cae.com/ActivityReportcae.com/ActivityReport AsAs an an eTree eTree member, member, CAE CAE Inc. Inc. is is committed committed to to meeting meeting shareholder shareholder needs needs ContainsContains FSC FSC® ®certified certified post-consumerpost-consumer and and 70% 70% virgin virgin fibrefibre whilewhile being being environmentally environmentally friendly. friendly. For For each each shareholder shareholder that that receives receives CertifiedCertified EcoLogo EcoLogo and and FSC FSC® ®Mixed Mix Sources electronicelectronic copies copies of of shareholder shareholder communications, communications, CAE CAE will will plant plant a atree tree throughthrough Tree Tree Canada, Canada, the the leader leader in in Canadian Canadian urban urban reforestation. reforestation. To To date date ManufacturedManufactured using using biogas biogas energy energy CAECAE has has helped helped plant plant 5,269 5,269 trees. trees.

Message from the Chair of the Board This is my first message to shareholders in my capacity as Chair of the CAE Board after having been appointed last year. Fiscal 2019 was another strong and fruitful year at CAE. Our financial performance was solid. We once again booked a record backlog and management’s outlook remains positive in light of anticipated robust growth in worldwide demand for our end-to-end training services. The shareholder dividend continues on its sustained upward trajectory. It was raised for the eighth year in a row. CAE directors have the highest confidence in the management team and its results-driven corporate strategy. Digital fast forward Diversity and inclusion CAE is making sure its status is secure as the global training The Board applauds company-wide efforts to promote diversity industry leader by investing $ 1 billion over a five-year period in a and inclusion throughout the workforce. As many experts point out, bold, company-wide transformative venture. A key element of this D&I is not simply a Human Resources issue, it’s a business strategy. strategic investment is Project Digital Intelligence, aimed at creating A workplace that puts into daily practice the values of fairness the next-generation of training solutions for the civil aviation, defence and inclusion in a supportive, respectful environment is one that and security, and healthcare markets. CAE products and services will attracts and retains the best talent. Such a culture in turn drives benefit from innovative systems being deployed in three key areas: higher productivity and innovation. CAE is in the vanguard of smart advanced digital technology development, digital transformation companies keenly aware of the competitive advantage to be had of the training and user experience, and CAE innovation and from strong D&I policies. collaboration facilities. We also salute management’s commitment to gender diversity At the same time, cybersecurity and digital privacy concerns loom at all levels of the company. More than three-quarters of CAE’s ever larger throughout society at large and in most industries. We 10,000-strong workforce is male. That imbalance is being addressed are keenly aware of the need to address the risk of attacks and through a variety of policies and programs. security breaches by implementing effective mitigation measures and continue to finetune our enterprise risk management policy and Board renewal framework. At the Board level, gender diversity and renewal are top of mind. We are focused on attracting experienced women directors from diverse backgrounds. Our goal is to have women represent at least 30% of Board members by 2022. It gives me great pleasure to note that Marianne Harrison is up for election as the latest member of the Board. Marianne is the President and Chief Executive Officer of John Hancock Life Insurance Co., the U.S. division of Toronto-based Manulife Financial Corporation. I wish to extend a warm thank you to outgoing corporate director Katharine B. Stevenson, who is retiring as a result of meeting her 12-year term limit. Kate has made significant contributions to the Board over the years. Allow me also to welcome General Norton A. Schwartz, a retired United States Air Force General who served as the Chief of Staff of the U.S. Air Force from 2008 to 2012. General Schwartz, who is currently the President and Chief Executive Officer of Business Executives for National Security, brings a wealth of experience to the Board. He formerly served on the CAE USA Board of Directors. Thank you A word of thanks to all CAE employees for their commitment to the company’s core values and its strategy to ensure continued success going forward. Finally, to our shareholders, thank you for your trust and support. The Honourable John Manley, P.C., O.C. Chair of the Board

Message to shareholders the development and launch of innovative products to secure future challenges, including securing a supply of new pilots to support growth. We introduced the CAE Luna infant simulator for neonatal their operations. CAE forecasts a requirement for 300,000 new pilots and infant care training, and the well-received CAE Ares, our globally in the next 10 years to serve the commercial and business 10,000 employees with a emergency care manikin. We also welcomed Rekha Ranganathan as aviation markets. We see this as a great opportunity to enable our the new President of CAE Healthcare. Rekha has a deep commercial customers to recruit and develop the next generation of pilots. We singular focus on excellence in training experience in the healthcare field and I am confident that she will have positioned CAE to be the go-to company for training solutions, leverage our current progress and lead the business to a significantly and increasingly, for pilots. Among several other initiatives, to ensure CAE delivered a record financial performance in fiscal 2019 with annual revenue growing 17% to $3.3 billion and earnings per larger scale. we tap into the full available talent pool, we launched the CAE Women 1 1 share before specific items growing 13% to $1.25. We also generated $324  million of free cash flow , which represents a near in Flight scholarship this year, to encourage more women to consider one-to-one conversion of net income, and is a positive statement about the underlying quality of CAE’s earnings. Our outstanding Driven by a noble purpose becoming pilots. You can read more about it in this report. results this past year are the product of a sound strategy and the singular focus of CAE’s more than 10,000 employees worldwide CAE’s value creation goes well beyond superior financial results. In Defence and Security, the market is also highly supportive with to deliver excellence in training. Our continued success winning our customers’ trust further validates our training strategy In addition to creating significant value for our customers and governments around the world placing a high priority on mission and adds to our already highly recurring revenue profile. We continued to build momentum growing our share of market, and our shareholders, we also create real value for over 10,000 CAE readiness and looking at outsourcing to partners like CAE to help I am especially pleased with our record $4 billion in annual order intake1 and $9.5 billion backlog1, which help position CAE for employees and their families in over 35 countries across the create and maintain critical operations personnel. Here too, we’re continued superior growth in the period ahead. world. Collectively, we derive a great sense of satisfaction from our seeing good momentum as we convert a large bid pipeline into company’s noble purpose. We are fortunate to provide the training In Civil Aviation Training Solutions―the largest of our three business units―we grew annual segment operating income before specific orders. solutions that help make air travel safer, enable defence forces to be items1 by 13% and booked orders totaling a record $2.8 billion, including an unprecedented 78 full-flight simulator sales. Our order book also And finally, in Healthcare, our new products and strengthened mission ready, and help medical personnel save lives. This serves as includes a higher number of long-term training contracts, which is indicative of a larger pipeline and our ability to accelerate the pace of airline front-end organization show a lot of promise, and I’m confident that a powerful motivator for our employees to provide the best training outsourcings. Among these are a 10-year pilot training contract with easyJet, exclusive multi-year pilot training agreements with Asiana and there’s a large enough market for CAE to build on the innovations services and products in the industry. In turn, a passionate and CityJet, and an exclusive 15-year training outsourcing agreement with Avianca. We also greatly expanded CAE’s position in business aviation CAE Healthcare has already fielded and achieve greater scale. committed workforce translates into the highest level of customer training with the purchase of Bombardier’s Business Aircraft Training unit―a transformative move for CAE and our largest-ever acquisition. satisfaction and trust. Business aviation training is an important, high-value segment and we now have much greater access to the operators of more than 4,800 Bolstering talent and promoting a One CAE culture Bombardier business jets in service worldwide. We also have an expanded position in some of the largest and fastest growing segments of Eyes on the next horizon Bolstering talent is one of our top strategic priorities and we the business aviation training market, specifically in the medium- and large-cabin business jet segments. continually strive to be an employer of choice, ensuring that we We are making great progress on our key strategic priorities to Last year, we delivered more than one million hours of aviation training for the first time in our history. CAE is now the largest civil aviation engage and attract the best people. We understand that at the heart drive innovation and delight our customers by further establishing training company in the world, with over 280 full-flight simulators at more than 50 locations. I believe our success owes in large part to the of CAE are its people, and just in the last year, we have grown our CAE as the thought leader in aviation training. Our vision to be the fact that we are uniquely a training pure-play and we bring to bear a long track record of credibility as an innovation leader and a resolute team by more than 1,000 employees. What makes us unique is our worldwide training partner of choice is anchored in our ambition to focus on our customers’ experience and needs. One CAE culture that places a high value on employee empowerment be essential to our customers. While digital innovation is not new to and engagement. I am pleased with our cultural evolution and will CAE, this year, we bolstered our capabilities with the launch of our In Defence and Security, we also delivered superior market performance with annual highlight just a few elements that we have implemented this past 1 2 Digital Accelerator to systematically develop even more competitive segment operating income growth of 9% and we booked $1.1 billion in orders, including year. differentiators and to find ways to further delight our customers― training systems integration programs, for a record $4.5 billion backlog. Our status as a global faster. We are advancing the science of training by leveraging the top-tier training systems integrator (TSI) is solid. Among the key contracts we won during We launched a Diversity and Inclusion initiative aimed at bolstering latest in artificial intelligence, data analytics and other exciting the year are the U.S. Air Force C-130H Aircrew Training Services program and the U.S. Navy the participation of women in a traditionally male-dominated digital technologies that provide our customers with previously CNATRA CIS program that will see us provide instruction at five Naval Air Stations in support industry. I have made it my personal mission to ensure that women unattainable training insights and greatly enhance their experience of primary, intermediate and advanced pilot training. We also signed a contract to provide a at CAE can realize their full potential as equal partners with men in with us. You can read more about it in the next pages of this report. comprehensive training solution and long-term training services to the Royal New Zealand Air the workforce and have every opportunity for advancement. Here The Digital Accelerator is only one element of a much larger and Force NH90 helicopter program; a contract with Boeing to provide a P-8A Poseidon aircraft too we are making good progress: this year, we were selected for bolder commitment we made this year: to invest $1 billion over the simulator for the Royal Air Force; a contract with the German Air Force to provide upgrades the 2019 Bloomberg Gender-Equality Index, which highlights 230 next 5 years in Digital Intelligence to revolutionize pilot, aircrew and and updates on Eurofighter simulators; and a contract with Lockheed Martin to provide C-130J firms that are trailblazers in their commitment to transparency in healthcare professional training. full-mission simulators for the U.S. Air Force. General Atomics also awarded us a contract to workplace gender reporting. You can read more about our Diversity and Inclusion progress in this report. develop the synthetic training system for the UK Protector remotely piloted aircraft system. CAE is a pure-play training company that continues to benefit from secular tailwinds in our core markets. I am highly encouraged by the We anticipate even more growth opportunities in the United States with the strategic We also introduced an agile and innovative Employee Performance continued evolution of CAE’s strategy to garner sources of growth acquisition of Alpha-Omega Change Engineering. This acquisition enhances our core Management system focused on employee development, frequent and long-term competitive advantage. I am enthusiastic about the capabilities as a TSI in the U.S. and expands CAE’s position to include a broader range of conversations, agile goals and skills-learning. To be an employer of company’s prospects for sustainable and profitable growth and our enduring aircraft platforms. Together with our newly created subsidiary CAE USA Mission choice, we also increased our focus on the wellness of our employees, ability to generate attractive returns in large markets where CAE Solutions, this gives us an expanded addressable market with the ability to pursue and promoting physical and mental health. benefits from an excellent position and a high degree of recurring execute even higher-level security programs. Our outstanding results are made possible by the commitment, business. We expect to continue exceeding underlying market passion and customer-focus of our people. CAE employees are to be And finally, in Healthcare, we continued to leverage CAE’s expertise in simulation and training growth as we deliver on a record backlog and convert a large pipeline commended for their dedication and excellence and I cannot thank in this compelling third core market for CAE. The steady stream of new simulation products into higher market share and new enduring customer partnerships. that we have brought to market and the expansion of our salesforce led to accelerated them enough for their contributions. It is my great privilege to lead In Civil aviation, market fundamentals remain supportive with revenue growth toward the end of the fiscal year. And by continuing to use Healthcare’s CAE, a dynamic growth company that each day moves closer to the continued passenger traffic growth and an expanding global in- internally generated funds, we met several strategic objectives during the year, including realization of our vision of being the worldwide training partner of service fleet of aircraft. We expect to continue growing our share choice. As an industry leader, I take great personal satisfaction in our Marc Parent 1 These terms are non‑GAAP and other financial measures and do not have any standardized meaning under IFRS. Therefore, they of market through innovation and with the benefits of the largest role to help make the world a better and safer place for everyone. are unlikely to be comparable to similar measures presented by other issuers. Refer to the definitions in “Section 3.7 - Non- President and GAAP and other financial measures” in our Management Discussion and Analysis for the fourth quarter and year ended March and broadest global training network, market-leading simulation Chief Executive Officer 31, 2019. products and support, and the most comprehensive offering of 2 Before acquisition and integration costs incurred in fiscal 2019 in the Defence and Security segment. cadet-to-captain training solutions. Our customers face complex

Message to shareholders the development and launch of innovative products to secure future challenges, including securing a supply of new pilots to support growth. We introduced the CAE Luna infant simulator for neonatal their operations. CAE forecasts a requirement for 300,000 new pilots and infant care training, and the well-received CAE Ares, our globally in the next 10 years to serve the commercial and business 10,000 employees with a emergency care manikin. We also welcomed Rekha Ranganathan as aviation markets. We see this as a great opportunity to enable our the new President of CAE Healthcare. Rekha has a deep commercial customers to recruit and develop the next generation of pilots. We singular focus on excellence in training experience in the healthcare field and I am confident that she will have positioned CAE to be the go-to company for training solutions, leverage our current progress and lead the business to a significantly and increasingly, for pilots. Among several other initiatives, to ensure CAE delivered a record financial performance in fiscal 2019 with annual revenue growing 17% to $3.3 billion and earnings per larger scale. we tap into the full available talent pool, we launched the CAE Women 1 1 share before specific items growing 13% to $1.25. We also generated $324  million of free cash flow , which represents a near in Flight scholarship this year, to encourage more women to consider one-to-one conversion of net income, and is a positive statement about the underlying quality of CAE’s earnings. Our outstanding Driven by a noble purpose becoming pilots. You can read more about it in this report. results this past year are the product of a sound strategy and the singular focus of CAE’s more than 10,000 employees worldwide CAE’s value creation goes well beyond superior financial results. In Defence and Security, the market is also highly supportive with to deliver excellence in training. Our continued success winning our customers’ trust further validates our training strategy In addition to creating significant value for our customers and governments around the world placing a high priority on mission and adds to our already highly recurring revenue profile. We continued to build momentum growing our share of market, and our shareholders, we also create real value for over 10,000 CAE readiness and looking at outsourcing to partners like CAE to help I am especially pleased with our record $4 billion in annual order intake1 and $9.5 billion backlog1, which help position CAE for employees and their families in over 35 countries across the create and maintain critical operations personnel. Here too, we’re continued superior growth in the period ahead. world. Collectively, we derive a great sense of satisfaction from our seeing good momentum as we convert a large bid pipeline into company’s noble purpose. We are fortunate to provide the training In Civil Aviation Training Solutions―the largest of our three business units―we grew annual segment operating income before specific orders. solutions that help make air travel safer, enable defence forces to be items1 by 13% and booked orders totaling a record $2.8 billion, including an unprecedented 78 full-flight simulator sales. Our order book also And finally, in Healthcare, our new products and strengthened mission ready, and help medical personnel save lives. This serves as includes a higher number of long-term training contracts, which is indicative of a larger pipeline and our ability to accelerate the pace of airline front-end organization show a lot of promise, and I’m confident that a powerful motivator for our employees to provide the best training outsourcings. Among these are a 10-year pilot training contract with easyJet, exclusive multi-year pilot training agreements with Asiana and there’s a large enough market for CAE to build on the innovations services and products in the industry. In turn, a passionate and CityJet, and an exclusive 15-year training outsourcing agreement with Avianca. We also greatly expanded CAE’s position in business aviation CAE Healthcare has already fielded and achieve greater scale. committed workforce translates into the highest level of customer training with the purchase of Bombardier’s Business Aircraft Training unit―a transformative move for CAE and our largest-ever acquisition. satisfaction and trust. Business aviation training is an important, high-value segment and we now have much greater access to the operators of more than 4,800 Bolstering talent and promoting a One CAE culture Bombardier business jets in service worldwide. We also have an expanded position in some of the largest and fastest growing segments of Eyes on the next horizon Bolstering talent is one of our top strategic priorities and we the business aviation training market, specifically in the medium- and large-cabin business jet segments. continually strive to be an employer of choice, ensuring that we We are making great progress on our key strategic priorities to Last year, we delivered more than one million hours of aviation training for the first time in our history. CAE is now the largest civil aviation engage and attract the best people. We understand that at the heart drive innovation and delight our customers by further establishing training company in the world, with over 280 full-flight simulators at more than 50 locations. I believe our success owes in large part to the of CAE are its people, and just in the last year, we have grown our CAE as the thought leader in aviation training. Our vision to be the fact that we are uniquely a training pure-play and we bring to bear a long track record of credibility as an innovation leader and a resolute team by more than 1,000 employees. What makes us unique is our worldwide training partner of choice is anchored in our ambition to focus on our customers’ experience and needs. One CAE culture that places a high value on employee empowerment be essential to our customers. While digital innovation is not new to and engagement. I am pleased with our cultural evolution and will CAE, this year, we bolstered our capabilities with the launch of our In Defence and Security, we also delivered superior market performance with annual highlight just a few elements that we have implemented this past 1 2 Digital Accelerator to systematically develop even more competitive segment operating income growth of 9% and we booked $1.1 billion in orders, including year. differentiators and to find ways to further delight our customers― training systems integration programs, for a record $4.5 billion backlog. Our status as a global faster. We are advancing the science of training by leveraging the top-tier training systems integrator (TSI) is solid. Among the key contracts we won during We launched a Diversity and Inclusion initiative aimed at bolstering latest in artificial intelligence, data analytics and other exciting the year are the U.S. Air Force C-130H Aircrew Training Services program and the U.S. Navy the participation of women in a traditionally male-dominated digital technologies that provide our customers with previously CNATRA CIS program that will see us provide instruction at five Naval Air Stations in support industry. I have made it my personal mission to ensure that women unattainable training insights and greatly enhance their experience of primary, intermediate and advanced pilot training. We also signed a contract to provide a at CAE can realize their full potential as equal partners with men in with us. You can read more about it in the next pages of this report. comprehensive training solution and long-term training services to the Royal New Zealand Air the workforce and have every opportunity for advancement. Here The Digital Accelerator is only one element of a much larger and Force NH90 helicopter program; a contract with Boeing to provide a P-8A Poseidon aircraft too we are making good progress: this year, we were selected for bolder commitment we made this year: to invest $1 billion over the simulator for the Royal Air Force; a contract with the German Air Force to provide upgrades the 2019 Bloomberg Gender-Equality Index, which highlights 230 next 5 years in Digital Intelligence to revolutionize pilot, aircrew and and updates on Eurofighter simulators; and a contract with Lockheed Martin to provide C-130J firms that are trailblazers in their commitment to transparency in healthcare professional training. full-mission simulators for the U.S. Air Force. General Atomics also awarded us a contract to workplace gender reporting. You can read more about our Diversity and Inclusion progress in this report. develop the synthetic training system for the UK Protector remotely piloted aircraft system. CAE is a pure-play training company that continues to benefit from secular tailwinds in our core markets. I am highly encouraged by the We anticipate even more growth opportunities in the United States with the strategic We also introduced an agile and innovative Employee Performance continued evolution of CAE’s strategy to garner sources of growth acquisition of Alpha-Omega Change Engineering. This acquisition enhances our core Management system focused on employee development, frequent and long-term competitive advantage. I am enthusiastic about the capabilities as a TSI in the U.S. and expands CAE’s position to include a broader range of conversations, agile goals and skills-learning. To be an employer of company’s prospects for sustainable and profitable growth and our enduring aircraft platforms. Together with our newly created subsidiary CAE USA Mission choice, we also increased our focus on the wellness of our employees, ability to generate attractive returns in large markets where CAE Solutions, this gives us an expanded addressable market with the ability to pursue and promoting physical and mental health. benefits from an excellent position and a high degree of recurring execute even higher-level security programs. Our outstanding results are made possible by the commitment, business. We expect to continue exceeding underlying market passion and customer-focus of our people. CAE employees are to be And finally, in Healthcare, we continued to leverage CAE’s expertise in simulation and training growth as we deliver on a record backlog and convert a large pipeline commended for their dedication and excellence and I cannot thank in this compelling third core market for CAE. The steady stream of new simulation products into higher market share and new enduring customer partnerships. that we have brought to market and the expansion of our salesforce led to accelerated them enough for their contributions. It is my great privilege to lead In Civil aviation, market fundamentals remain supportive with revenue growth toward the end of the fiscal year. And by continuing to use Healthcare’s CAE, a dynamic growth company that each day moves closer to the continued passenger traffic growth and an expanding global in- internally generated funds, we met several strategic objectives during the year, including realization of our vision of being the worldwide training partner of service fleet of aircraft. We expect to continue growing our share choice. As an industry leader, I take great personal satisfaction in our Marc Parent 1 These terms are non‑GAAP and other financial measures and do not have any standardized meaning under IFRS. Therefore, they of market through innovation and with the benefits of the largest role to help make the world a better and safer place for everyone. are unlikely to be comparable to similar measures presented by other issuers. Refer to the definitions in “Section 3.7 - Non- President and GAAP and other financial measures” in our Management Discussion and Analysis for the fourth quarter and year ended March and broadest global training network, market-leading simulation Chief Executive Officer 31, 2019. products and support, and the most comprehensive offering of 2 Before acquisition and integration costs incurred in fiscal 2019 in the Defence and Security segment. cadet-to-captain training solutions. Our customers face complex

Management’s Discussion and Analysis
for the fourth quarter and year ended March 31, 2019
1.     HIGHLIGHTS
RESTATEMENT OF COMPARATIVES
Effective April 1, 2018 we implemented IFRS 15, Revenue from contracts with customers. Comparative figures provided for each quarter of the year ended March 31, 2018 have been restated to reflect the adoption of this accounting standard. The adjustments to our consolidated statements of financial position and income statement as a result of the adoption of IFRS 15 are discussed further in Changes in accounting policies.

FINANCIAL1
FOURTH QUARTER OF FISCAL 2019

(amounts in millions, except per share amounts, ROCE and book-to-sales)		Q4-2019	Q4-2018	Variance $	Variance %
Income Statement
Revenue		$1,022.0	$720.9	$301.1	42%
Segment operating income (SOI)[1]		$170.4	$117.5	$52.9	45%
SOI before specific items[1]		$177.2	$117.5	$59.7	51%
Net income attributable to equity holders of the Company		$122.3	$82.3	$40.0	49%
Basic and diluted earnings per share (EPS)		$0.46	$0.31	$0.15	48%
EPS before specific items[1]		$0.48	$0.31	$0.17	55%
Cash Flows
Free cash flow[1]		$116.8	$117.3	$(0.5)	—%
Net cash provided by operating activities		$166.3	$137.8	$28.5	21%
Financial Position
Capital employed[1]		$4,292.2	$2,946.9	$1,345.3	46%
Non-cash working capital[1]		$41.4	$89.9	$(48.5)	(54%)
Net debt[1]		$1,882.2	$649.4	$1,232.8	190%
Return on capital employed (ROCE)[1]	%	11.9%	14.7
ROCE before specific items	%	12.9%	12.7
Backlog
Total backlog[1]		$9,494.9	$8,068.3	$1,426.6	18%
Order intake[1]		$1,414.4	$1,014.1	$400.3	39%
Book-to-sales ratio[1]		1.38	1.41
Book-to-sales ratio for the last 12 months		1.20

FISCAL 2019

(amounts in millions, except per share amounts)		FY2019	FY2018	Variance $	Variance %
Income Statement
Revenue		$3,304.1	$2,823.5	$480.6	17%
Segment operating income		$480.6	$462.8	$17.8	4%
SOI before specific items		$487.4	$444.5	$42.9	10%
Net income attributable to equity holders of the Company		$330.0	$346.0	$(16.0)	(5%)
Basic earnings per share		$1.24	$1.29	$(0.05)	(4%)
Diluted earnings per share		$1.23	$1.28	$(0.05)	(4%)
EPS before the specific items		$1.25	$1.11	$0.14	13%
Cash Flows
Free cash flow		$323.8	$288.9	$34.9	12%
Net cash provided by operating activities		$530.4	$403.3	$127.1	32%

Specific items for fiscal 2019 include the costs arising from the acquisition and integration of Bombardier's BAT Business.
Specific items for fiscal 2018 include the net gains on disposal of our equity interest in the joint venture Zhuhai Xiang Yi Aviation Technology Company Limited (ZFTC) and the remeasurement of the previously held Asian Aviation Centre of Excellence Sdn. Bhd. (AACE) investment upon acquisition and the impacts of the enactment of the U.S. tax reform.
1 Non-GAAP and other financial measures (see Section 3.7).

CAE Financial Report 2019 I 1

Management’s Discussion and Analysis

BUSINESS COMBINATIONS

–
On July 31, 2018, we acquired the shares of Alpha-Omega Change Engineering Inc. (AOCE), a provider of aircrew training services, operational test and evaluation, and engineering support services to the U.S. Department of Defense and U.S. intelligence service;

–
On January 30, 2019, we acquired Avianca’s 50% participation in the recently formed training joint venture Avianca-CAE Flight Training (ACFT), including Avianca’s training assets, as part of an exclusive 15-year training outsourcing agreement;

–
On March 7, 2019, we acquired the shares of Logitude Oy, a designer and developer of software solutions related to flight and cabin crew training management and training records management, including evidence-based training programs;

–	On March 13, 2019, we acquired Bombardier’s Business Aircraft Training (BAT) Business to expand our position in business aviation training;

–
On March 27, 2019, we acquired the remaining 50% equity interest in the CAE Flight Training (India) Private Limited (CFTPL) joint venture and acquired an additional 25% equity interest in the CAE Simulation Training Private Limited (CSTPL) Indian joint venture.

OTHER

–	During the first quarter, we formed SkyAlyne Canada Inc., a joint venture with KF Aerospace, that will focus on developing world-class military pilot and aircrew training in Canada;

–
During the second quarter, we renewed our collective bargaining agreement for the employee group in Montreal, Canada. Since then, we have begun our investment in production equipment, which will be operational in calendar 2019, and the collective bargaining agreement effective on June 20, 2018 was extended for one year, for a total period of five years, until June 19, 2023;

–
During the second quarter, we announced a plan to invest $1 billion in research and development (R&D) innovation over the next five years, including Project Digital Intelligence (PDI). The goal of PDI is to develop the next generation training solutions for aviation, defence and security and healthcare to leverage digital technologies. The Governments of Canada and Québec have agreed to participate in PDI through partially repayable investments of $150.0 million and $47.5 million, respectively;

–
During the third quarter, we agreed to monetize our future royalty obligations under an Authorized Training Provider (ATP) agreement with Bombardier and extend this agreement to 2038. In December 2018, we concluded the monetization transaction which resulted in a cash outlay of $202.7 million;

–
During the third quarter, we entered into an agreement to issue a series of unsecured senior notes of US$550.0 million through a private placement to fund the acquisition of Bombardier's BAT Business and to refinance other existing obligations. We also entered into term loans in an aggregate amount of US$150.0 million;

–
In February 2019, we announced the renewal of our normal course issuer bid (NCIB) to purchase, for cancellation, up to 5,300,613 of our issued and outstanding common shares over a one-year period ending February 24, 2020;

–	In March 2019, we executed the refinancing of unsecured senior notes due in August 2021 extending their maturity to March 2033 and increasing their principal amount by US$50.0 million.

2.     INTRODUCTION
In this report, we, us, our, CAE and Company refer to CAE Inc. and its subsidiaries. Unless we have indicated otherwise:

–	This year and 2019 mean the fiscal year ending March 31, 2019;

–	Last year, prior year and a year ago mean the fiscal year ended March 31, 2018;

–	Dollar amounts are in Canadian dollars.

This report was prepared as of May 17, 2019 and includes our management’s discussion and analysis (MD&A) for the year and the three‑month period ended March 31, 2019 and the consolidated financial statements and notes for the year ended March 31, 2019. We have prepared it to help you understand our business, performance and financial condition for fiscal 2019. Except as otherwise indicated, all financial information has been reported in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. All quarterly information disclosed in the MD&A is based on unaudited figures.

2 I CAE Financial Report 2019

Management’s Discussion and Analysis

For additional information, please refer to our annual consolidated financial statements for this fiscal year, which you will find in the financial report for the year ended March 31, 2019. The MD&A provides you with a view of CAE as seen through the eyes of management and helps you understand the company from a variety of perspectives:

–	Our mission;

–	Our vision;

–	Our strategy;

–	Our operations;

–	Foreign exchange;

–	Non-GAAP and other financial measures;

–	Consolidated results;

–	Results by segment;

–	Consolidated cash movements and liquidity;

–	Consolidated financial position;

–	Business combinations;

–	Business risk and uncertainty;

–	Related party transactions;

–	Changes in accounting policies;

–	Controls and procedures;

–	Oversight role of the Audit Committee and Board of Directors.

You will find our most recent financial report and Annual Information Form (AIF) on our website at www.cae.com, on SEDAR at www.sedar.com or on EDGAR at www.sec.gov. Holders of CAE’s securities may also request a printed copy of the Company’s consolidated financial statements and MD&A free of charge by contacting Investor Relations (investor.relations@cae.com).

ABOUT MATERIAL INFORMATION
This report includes the information we believe is material to investors after considering all circumstances, including potential market sensitivity. We consider something to be material if:

–	It results in, or would reasonably be expected to result in, a significant change in the market price or value of our shares, or;

–	It is quite likely that a reasonable investor would consider the information to be important in making an investment decision.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This report includes forward-looking statements about our activities, events and developments that we expect to or anticipate may occur in the future including, for example, statements about our vision, strategies, market trends and outlook, future revenues, capital spending, expansions and new initiatives, financial obligations and expected sales. Forward-looking statements normally contain words like believe, expect, anticipate, plan, intend, continue, estimate, may, will, should, strategy, future and similar expressions. By their nature, forward‑looking statements require us to make assumptions and are subject to inherent risks and uncertainties associated with our business which may cause actual results in future periods to differ materially from results indicated in forward-looking statements. While these statements are based on management’s expectations and assumptions regarding historical trends, current conditions and expected future developments, as well as other factors that we believe are reasonable and appropriate in the circumstances, readers are cautioned not to place undue reliance on these forward-looking statements as there is a risk that they may not be accurate.

Important risks that could cause such differences include, but are not limited to, risks relating to the industry such as competition, level and timing of defence spending, government-funded defence and security programs, constraints within the civil aviation industry, regulatory matters, risks relating to CAE such as evolving standards and technologies, R&D activities, fixed-price and long‑term supply contracts, strategic partnerships and long-term contracts, procurement and original equipment manufacturer (OEM) leverage, product integration and program management, protection of our intellectual property, third-party intellectual property, loss of key personnel, labour relations, environmental matters, liability risks that may not be covered by indemnity or insurance, warranty or other product-related claims, integration of acquired businesses through mergers, acquisitions, joint ventures, strategic alliances or divestitures, our ability to penetrate new markets, U.S. foreign ownership, control or influence mitigation measures, length of sales cycle, seasonality, continued returns to shareholders, information technology systems including cybersecurity risk, data privacy risk and our reliance on technology and third‑party providers, and risks relating to the market such as foreign exchange, availability of capital and credit risk, pension plan funding, doing business in foreign countries including political instability anti-corruption laws and taxation matters. Additionally, differences could arise because of events announced or completed after the date of this report. You will find more information in the Business risk and uncertainty section of the MD&A. We caution readers that the risks described above are not necessarily the only ones we face; additional risks and uncertainties that are presently unknown to us or that we may currently deem immaterial may adversely affect our business.

Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. The forward-looking information and statements contained in this report are expressly qualified by this cautionary statement.

CAE Financial Report 2019 I 3

Management’s Discussion and Analysis

3.     ABOUT CAE
3.1       Who we are
CAE is a global leader in training for the civil aviation, defence and security, and healthcare markets. Backed by a record of more than 70 years of industry firsts, we continue to help define global training standards with our innovative virtual-to-live training solutions to make flying safer, maintain defence force readiness and enhance patient safety. We have the broadest global presence in the industry, with over 10,000 employees, 160 sites and training locations in over 35 countries. Each year, we train more than 220,000 civil and defence crewmembers, including more than 135,000 pilots, and thousands of healthcare professionals worldwide.

CAE’s common shares are listed on the Toronto and New York stock exchanges under the symbol CAE.
3.2       Our mission
Through the training we provide, our mission is to make air travel safer, defence forces mission ready and medical personnel better able to save lives.
3.3       Our vision
Our vision is to be the recognized global training partner of choice to enhance safety, efficiency and readiness.
3.4       Our strategy
We address safety, efficiency and readiness for customers in three core markets: civil aviation, defence and security, and healthcare.

We are a unique, pure-play training company with a proven record, of more than 70 years, of commitment to our customers’ long-term training needs.

We offer the most innovative and broadest range of comprehensive training solutions across a global network by incorporating a combination of live training on actual platforms, virtual training in simulators and extended reality applications, and constructive training using computer-generated simulations. Our strategic imperatives focus on the protection of our leadership position and growing at a superior rate than the underlying markets.

Six pillars of strength
We believe there are six fundamental strengths that underpin our strategy and position us well for sustainable long-term growth:

–	High degree of recurring business;

–	Strong competitive moat;

–	Headroom in large markets;

–	Underlying secular tailwinds;

–	Potential for superior returns;

–	Culture of innovation.

High degree of recurring business
We operate in highly regulated industries with mandatory and recurring training requirements for maintaining professional certifications. Approximately 60% of our business is derived from the provision of services, which is an important source of recurring business, and largely involves long-term agreements with many airlines, business aircraft operators and defence forces.

Strong competitive moat
Our global training network, unique end-to-end cadet to captain training solutions, digitally-enabled training systems, training systems integrator expertise, unrivaled customer intimacy and strong, recognizable brand further strengthen our competitive moat.

Headroom in large markets
We provide innovative training solutions to customers in large addressable markets in civil aviation, defence and security and healthcare. Significant untapped market opportunities exist in these three core businesses, with substantial headroom to grow our market share over the long-term.

Underlying secular tailwinds
The civil aviation and defence sectors are enjoying strong tailwinds. Air passenger traffic and defence budgets are expected to continue to increase globally over the next 10 years.

Potential for superior returns
In each of our businesses, we anticipate growing at a rate superior to our underlying markets. Our rising proportion of revenue from training services provides potential for lower amplitude cyclicality as training is largely driven by the training requirements of the installed fleet. In addition, we leverage our leading market position to deepen and expand our customer relationships. We see opportunity to further utilize our training network and generate more revenue from existing assets and to deploy new assets with accretive returns.

4 I CAE Financial Report 2019

Management’s Discussion and Analysis

Culture of innovation
We derive significant competitive advantage as an innovative leader in simulation products and training solutions. In collaboration with our customers, we design and deliver the industry's most sophisticated training systems, employing the latest in simulation, extended reality and digital technologies, which are shaping the future of training.
3.5       Our operations
We provide integrated training solutions to three markets globally:

–
The civil aviation market includes major commercial airlines, regional airlines, business aircraft operators, civil helicopter operators, aircraft manufacturers, third-party training centres, flight training organizations, maintenance repair and overhaul organizations (MROs) and aircraft finance leasing companies;

–	The defence and security market includes defence forces, OEMs, government agencies and public safety organizations worldwide;

–	The healthcare market includes hospital and university simulation centres, medical and nursing schools, paramedic organizations, defence forces, medical societies and OEMs.

CIVIL AVIATION MARKET
We provide comprehensive training solutions for flight, cabin, maintenance and ground personnel in commercial, business and helicopter aviation, a complete range of flight simulation training devices, as well as ab initio pilot training and crew sourcing services.

We have the unique capability and global scale to address the total lifecycle needs of the professional pilot, from cadet to captain, with our comprehensive aviation training solutions. We are the world’s largest provider of civil aviation training services. Our deep industry experience and thought leadership, large installed base, strong relationships and reputation as a trusted partner, enable us to access a broader share of the market than any other company in our industry. We provide aviation training services in more than 35 countries and through our broad global network of more than 50 training centres, we serve all sectors of civil aviation including airlines and other commercial, business and helicopter aviation operators.

Among our thousands of customers, we have long-term training centre operations and training services agreements and joint ventures with approximately 40 major airlines and aircraft operators around the world. Our range of training solutions includes products and services offerings for pilot, cabin crew and aircraft maintenance technician training, training centre operations, curriculum development, courseware solutions and consulting services. We currently operate 286 full-flight simulators (FFSs), including those operating in our joint ventures. We offer industry-leading technology, and we are shaping the future of training through innovations such as our next generation training systems, including CAE Real-time Insights and Standardized Evaluations (CAE RiseTM), which improves training quality, objectivity and efficiency through the integration of untapped flight and simulator data-driven insights into training. In the formation of new pilots, CAE operates the largest ab initio flight training network in the world. In resource management, CAE is the global market leader in the provision of flight crew and technical personnel to airlines, aircraft leasing companies, manufacturers and MRO companies worldwide.

Quality, fidelity, reliability and innovation are hallmarks of the CAE brand in flight simulation and we are the world leader in the development of civil flight simulators. We continuously innovate our processes and lead the market in the design, manufacture and integration of civil FFSs for major and regional commercial airlines, business aircraft operators, third-party training centres and OEMs. We have established a wealth of experience in developing first-to-market simulators for more than 35 types of aircraft models. Our flight simulation equipment, including FFSs, are designed to meet the rigorous demands of their long and active service lives, often spanning several decades of continuous use. Our global reach enables us to provide best-in-class support services such as real-time, remote monitoring and also enables us to leverage our extensive worldwide network of spare parts and service teams.

Market drivers
Demand for training solutions in the civil aviation market is driven by the following:

–	Pilot training and certification regulations;

–	Safety and efficiency imperatives of commercial airlines and business aircraft operators;

–	Expected long-term global growth in air travel;

–	Growing active fleet of commercial and business aircraft;

–	Demand for trained aviation professionals.

Pilot training and certification regulations
Civil aviation training is a largely recurring business driven by a highly-regulated environment through global and domestic standards for pilot licensing and certification, amongst other regulatory requirements. These recurring training requirements are mandatory and are regulated by national and international aviation regulatory authorities such as the International Civil Aviation Organization, European Aviation Safety Agency (EASA), and the U.S. Federal Aviation Administration (FAA).

In recent years, pilot certification processes and regulatory requirements have become increasingly stringent. Simulation-based pilot certification training is taking on a greater role internationally with the Multi-Crew Pilot License (MPL), with the Airline Transport Pilot certification requirements in the U.S. and with Upset Prevention and Recovery Training (UPRT) requirements mandated by both EASA and the FAA.

CAE Financial Report 2019 I 5

Management’s Discussion and Analysis

Safety and efficiency imperatives of commercial airlines and business aircraft operators
The commercial airline industry is competitive, requiring operators to continuously pursue operational excellence and efficiency initiatives to achieve satisfactory returns while continuing to maintain the highest safety standards and the confidence of air travelers. Airlines are finding it increasingly more effective to seek expertise in training from trusted partners such as CAE to address growing efficiency gaps, pilot capability gaps, evolving regulatory and training environments, and on-going aircraft programs. Partnering with a training provider like CAE gives airlines immediate access to a world-wide fleet of simulators, courses, programs and instruction capabilities, and allows them flexibility in pursuing aircraft fleet options that suit their business.

Our newest innovation in pilot training systems, CAE Rise™, is well positioned to elevate the pilot training experience. Backed by industry‑leading technology, this system enables instructors to deliver training in accordance with airlines’ Standard Operating Procedures and enables instructors to objectively assess pilot competencies using live data during training sessions. Furthermore, CAE Rise™ augments instructors’ capability to identify pilot proficiency gaps and evolve airline training programs to the most advanced aviation safety standards, including Advanced Qualification Program and Evidence Based Training methodologies.

Expected long-term global growth in air travel
The secular growth in air travel is resulting in higher demand for flight, cabin, maintenance and ground personnel, which in turn drives demand for training solutions.

In commercial aviation, the aerospace industry’s widely held expectation is that long-term average growth for air travel will continue at 3.6% annually over the next decade. For calendar 2018, passenger traffic increased by 6.5% compared to calendar 2017. For the first three months of calendar 2019, passenger traffic increased by 4.8% compared to the first three months of calendar 2018. Passenger traffic in Europe grew by 6.4%, while Asia Pacific, Latin America and North America increased by 5.4%, 5.3% and 4.7% respectively.

In business aviation, training demand is closely aligned to business jet travel and supporting the in-service fleet. According to the FAA, the total number of business jet flights, which includes all domestic and international flights, was up moderately with 0.3% growth over the past 12 months. Similarly, according to Eurocontrol, the European Organisation for the Safety of Air Navigation, the total number of business aviation flights in Europe remained stable.

In helicopter aviation, demand is driven mainly by the level of offshore activity in the oil and gas sector, as helicopter operators catering to this sector make up the majority of a relatively small training segment.

Growing active fleet of commercial and business aircraft
As an integrated training solutions provider, our long-term growth is closely tied to the active commercial and business aircraft fleet.

The global active commercial aircraft fleet is widely expected to continue to grow at an approximate average rate of 3.5% annually over the next two decades because of increasing emerging markets, low-cost carrier demand and fleet replacement in established markets. From March 2018 to March 2019, the global commercial aircraft fleet increased by 4.9%, growing by 7.7% in Asia Pacific, 4.5% in Europe, the Middle East and Africa (EMEA) and 3.1% in the Americas.

Major business jet OEMs continue to introduce new aircraft models. Bombardier recently started delivery of the Global 7500, and will begin deliveries of the Global 5500 and Global 6500 by the end of 2019. Other OEMs are continuing with plans to introduce a variety of new aircraft models in the upcoming years including Cessna’s Citation Longitude, Dassault's Falcon 6X and Gulfstream’s 600.

Our business aviation training network, comprehensive suite of training programs, key long-term OEM partnerships and ongoing network investments, position us well to effectively address the training demand arising from the entry-into-service of these new aircraft programs.

Our strong competitive moat in the aviation market, as defined by our extensive global training network, best-in-class instructors, comprehensive training programs and strength in training partnerships with airlines and business aircraft operators, allows us to effectively address training needs that arise from a growing active fleet of aircraft.

We are well positioned to leverage our technology leadership and expertise, including CAE 7000XR Series FFSs, CAE 400XR, 500XR, 550XR and 600XR Series Flight Training Devices (FTD) and CAE Simfinity™ ground school solutions, in delivering training equipment solutions that address the growing training needs of airlines, business jet operators, and helicopter operators.

Demand for trained aviation professionals
We have large headroom in the training services market driven by a sustained secular demand for trained aviation professionals. Demand for trained aviation professionals is driven by air traffic growth, pilot retirements and by the number of aircraft deliveries. The expansion of global economies and airline fleets have resulted in a shortage of qualified personnel needed to fulfill this growing capacity.

6 I CAE Financial Report 2019

Management’s Discussion and Analysis

Last October, we released our 2018 Airline and Business Jet Pilot Demand Outlook, an update to our previous year’s report, which now also provides a business jet pilot demand forecast. The update to the pilot demand outlook identifies a global requirement for 270,000 new pilots over the next 10 years to sustain and grow the commercial air transport industry. The report also identifies a global requirement for 50,000 new business jet pilots by 2028. Of this amount, 10,000 new business jet pilots will be required to sustain growth and 40,000 new business jet pilots will be needed to support retirements. These figures mean that over 50% of the pilots who will fly the world’s commercial and business aircraft in 10 years have not yet started to train. To support this growth in demand, the aviation industry will require innovative solutions to match the learning requirements of a new generation of trained aviation professionals, leading to an increase in demand for simulation-based training services and products.

DEFENCE AND SECURITY MARKET
We are a training systems integrator for defence forces across the air, land and naval domains, and for government organizations responsible for public safety.

We are a global leader in the development and delivery of integrated live, virtual and constructive (iLVC) training solutions for defence forces. Most militaries use a combination of live training on actual platforms, virtual training in simulators, and constructive training using computer-generated simulations. We are skilled and experienced as a training systems integrator capable of helping defence forces achieve an optimal balance of iLVC training to achieve mission readiness. Our expertise in training spans a broad variety of aircraft, including fighters, helicopters, trainer aircraft, maritime patrol, tanker/transport aircraft and remotely piloted aircraft, also called unmanned aerial systems. Increasingly, we are leveraging our training systems integration capabilities in the naval domain to provide naval training solutions, as evidenced by the program to provide the United Arab Emirates Navy with a comprehensive Naval Training Centre. We offer training solutions for land forces, including a range of driver, gunnery and maintenance trainers for tanks and armoured fighting vehicles as well as constructive simulation for command and staff training. We also offer training solutions to government organizations for emergency and disaster management. In fiscal 2019, we acquired and integrated AOCE with CAE USA Mission Solutions Inc., a subsidiary of CAE USA Inc. eligible to pursue and execute higher-level security programs.

Defence forces seek to increasingly leverage virtual training and balance their training approach between live, virtual and constructive domains to achieve maximum readiness and efficiency. We pursue programs requiring the integration of live, virtual and constructive training which tend to be larger in size than programs involving only one of the three training domains. We are a first-tier training systems integrator and uniquely positioned to offer our customers a comprehensive range of innovative iLVC solutions, ranging from academic, virtual and live training to immersive, networked mission rehearsal in an integrated live and synthetic environment. Our solutions typically include a combination of training services, products and software tools designed to cost-effectively maintain and enhance safety, efficiency, mission readiness and decision-making capabilities. We have a wealth of experience delivering and operating outsourced training solutions with facilities that are government-owned government-operated; government-owned contractor-operated; or contractor-owned contractor‑operated. We offer training needs analysis, training media analysis, courseware, instructional systems design, facilities, tactical control centres, synthetic environments, virtual training devices, live assets, digital media classrooms, distributed training, scenario development, instructors, training centre operations, and a continuous training improvement process leveraging big data analytics.

We have delivered simulation products and training services to approximately 50 defence forces in over 40 countries. We provide training support services such as contractor logistics support, maintenance services, classroom instruction and simulator training at over 100 sites around the world, including our joint venture operations. We also support live flying training, such as the live training delivered as part of the North Atlantic Treaty Organization (NATO) Flying Training in Canada and the U.S. Army Fixed-Wing Flight Training programs, as we help our customers achieve an optimal balance across their training enterprise.

Market drivers
Demand for training solutions in the defence and security markets is driven by the following:

–	Growing defence budgets;

–	Installed base of enduring defence platforms and new customers;

–	Attractiveness of outsourcing training and maintenance services;

–	Pilot and aircrew recruitment, training and retention challenges faced by militaries globally;

–	Desire to integrate training systems to achieve efficiencies and enhanced preparedness;

–	Need for synthetic training to conduct integrated, networked mission training, including joint and coalition forces training;

–	Explicit desire of governments and defence forces to increase the use of synthetic training;

–	Relationships with OEMs for simulation and training.

Growing defence budgets
In August 2018, the U.S. Congress approved the fiscal 2019 National Defense Authorization Act (NDAA) that was signed into law. The NDAA authorized a U.S. Department of Defense budget for fiscal 2019 of US$717 billion and the U.S. budget request for fiscal 2020 continues the growth in spending on U.S. national security. In addition, the majority of the 29 members of NATO have now put plans in place to increase defence spending to two percent of their Gross Domestic Product. Canada expects to grow annual defence spending from approximately $19 billion to $33 billion by 2027. NATO and allied nations continue to confront the immediate challenges posed by the war on terrorism and have been increasingly renewing and augmenting their strategic defences in view of emerging and resurgent geopolitical threats. Growing defence budgets in the U.S. and much of NATO, as well as other regions such as Asia and the Middle East, will create increased opportunities throughout the defence establishment. Training is fundamental for defence forces to achieve and maintain mission readiness and growth in defence spending is expected to result in corresponding opportunities for training systems and solutions.

CAE Financial Report 2019 I 7

Management’s Discussion and Analysis

Installed base of enduring defence platforms and new customers
CAE generates a high degree of recurring business from its strong position on enduring platforms, including long-term services contracts. Most defence forces in mature markets are required to maximize use of their existing platforms. Upgrades, updates, and life extension programs allow defence forces to leverage existing assets while creating a range of opportunities for simulator upgrades and training support services. Given our extensive installed base of simulators worldwide, our prime contractor position on programs such as the U.S. Air Force (USAF) KC-135 Aircrew Training System and C-130H Aircrew Training System, and our experience on key enduring platforms, we are well-positioned for recurring product upgrades or updates as well as maintenance and support services. In addition, there is strong demand for enduring platforms such as the C-130, P-8, C295, MH-60R, NH90 and MQ-9 in global defence markets, thus creating opportunities to provide new training systems and services for platforms where CAE has significant experience.

Attractiveness of outsourcing training and maintenance services
Another driver for CAE’s expertise and capabilities is the efficiency gained by our customers from outsourcing training and support services. Defence forces and governments continue to find ways to reduce costs and increase readiness, while allowing active-duty personnel to focus on operational requirements. There has been a growing trend among defence forces to consider outsourcing a variety of training services and we expect this trend to continue, which aligns directly with our strategy to grow long-term, recurring services business. We believe governments will increasingly look to industry for training solutions to achieve faster delivery, lower capital investment requirements, and for training support required to meet the demand for producing aircrews and achieve desired readiness levels. For example, we are delivering fixed-wing flight training to the U.S. Army at the CAE Dothan Training Center in Dothan, Alabama. At this training centre, we offer comprehensive classroom, simulator and live-flying training and we believe this type of training service delivery program will become increasingly attractive to defence forces globally.

Pilot and aircrew recruitment, training and retention challenges faced by militaries globally
The expansion of global economies and airline fleets have resulted in a shortage of qualified personnel needed to fulfill this growing demand, as expressed in CAE’s Airline and Business Jet Pilot Demand Outlook. This demand from the civil and business aviation sector has a direct impact on the recruitment, training and retention of military pilots. The USAF alone estimates it has a shortfall of approximately 2,000 pilots, which represents 10% of the entire force. The challenge has led to militaries looking at numerous initiatives designed to address the pilot shortage, including in training. Militaries are considering further outsourcing as well as adopting new technologies that help make pilot training more streamlined and efficient. The military pilot and aircrew shortage and related training challenges will create opportunities for CAE’s products, services and solutions.

Desire to integrate training systems to achieve efficiencies and enhanced preparedness
Increased operational tempo combined with limited personnel and budget pressures have prompted defence forces around the world to seek reliable partners who can help develop, manage and deliver the training systems required to support today’s complex platforms and operations. Increasingly, defence forces are considering a more integrated and holistic approach to training. To help manage the complexities and challenges, many training programs are calling for industry partners to help design and manage a total training system. Our approach has positioned us globally as a platform-independent training systems integrator. The overall intent for defence forces is to maximize commonality for increased efficiencies, cost savings, and most importantly, enhanced capability for mission preparedness. As a training systems integrator, we address the overall iLVC domain to deliver comprehensive training, from undergraduate individual training all the way through to operational, multi-service and joint mission training.

Need for synthetic training to conduct integrated, networked mission training, including joint and coalition forces training
There is a growing trend among defence forces to use synthetic training to meet more of their mission training requirements, and to integrate and network various training systems so military forces can train in a virtual world. Simulation-based technology solutions enable defence customers to plan sophisticated missions and carry out full-mission rehearsals in a synthetic environment as a complement to traditional live training for mission preparation. Allies are cooperating and creating joint and coalition forces, which are driving the demand for networked training and operations. Training devices that can be networked to train different crews and allow for networked training across a range of platforms are increasingly important as the desire to conduct mission rehearsal exercises in a synthetic environment increases. For example, the U.S., U.K., Australia and Canada and others all have plans and strategies to leverage iLVC domains within a networked common synthetic environment. We are strong proponents of open, standard simulation architectures, such as the Open Geospatial Consortium Common Database, to better enable integrated and networked mission training. In May 2018, we were contracted by a Gulf Cooperation Council (GCC) country to develop a Joint Multinational Simulation Centre (JMSC) that will be used by commanders and operators from the Army, Air Force, Navy and Staff Colleges to conduct military training across all level of operations.

Explicit desire of governments and defence forces to increase the use of synthetic training
One of the underlying drivers for our expertise and capabilities is the increasing use of synthetic training throughout the defence community. More defence forces and governments are increasingly adopting synthetic training for a greater percentage of their overall approach because it improves training effectiveness, reduces operational demands on aircraft, lowers risk compared to operating actual platforms and significantly lowers costs. Synthetic training offers defence forces a cost-effective way to provide realistic training for a wide variety of scenarios while ensuring they maintain a high state of readiness. The higher cost of live training, the desire to save aircraft for operational use, and the advanced simulation technologies delivering more realism are several factors prompting a greater adoption of synthetic training. The nature of mission-focused training demands at least some live training; however, the shift to more synthetic training is advancing. In fiscal 2019, we introduced new products that support the ability for defence forces to increase their use of synthetic training. The CAE 700MR flight training device provides a realistic and immersive helicopter mission training environment and is being acquired by the New Zealand Defence Force as part of a comprehensive NH90 training solution. The CAE Medallion MR e-Series visual system offers a fully-integrated solution for fighter and fast-jet training.

8 I CAE Financial Report 2019

Management’s Discussion and Analysis

Relationships with OEMs for simulation and training
We are an important partner to OEMs because of our experience, global presence, and innovative technologies. We partner with manufacturers in the defence and security market to strengthen relationships and position for future opportunities. OEMs have introduced new platforms and continue to upgrade and extend the life of existing platforms, which drives worldwide demand for training systems. For example, Boeing has developed the P-8 maritime patrol aircraft and has subcontracted CAE to design and develop P-8 operational flight trainers for the U.S. Navy and other international customers. Boeing continues to market the P-8 internationally, which will create further opportunities for us. Other examples of our relationships with OEMs on specific platforms creating opportunities for training systems include Airbus Defence & Space on the C295, which was selected by the Canadian government for the Fixed-Wing Search and Rescue program; Leonardo on the M-346 lead-in fighter trainer; Lockheed Martin on the C-130J Super Hercules transport aircraft, which is being acquired by several branches of the USAF as well international militaries; and General Atomics on the Predator family of remotely piloted aircraft. We are also part of Team Seahawk in partnership with the U.S. Navy and companies such as Lockheed Martin/Sikorsky which is offering the MH-60R helicopter under the foreign military sales program to international customers.

HEALTHCARE MARKET
We design and manufacture simulators, audiovisual and simulation centre management solutions, develop courseware and offer services for training of medical, nursing and allied healthcare students as well as healthcare providers worldwide.

Simulation-based training is one of the most effective ways to prepare healthcare practitioners to care for patients and respond to critical situations while reducing medical errors. We are leveraging our experience and best practices in simulation-based aviation training to deliver innovative solutions to improve the safety and efficiency in the delivery of patient care. The healthcare simulation market is expanding, with a shift in the U.S. from fee-for-service to value-based care in hospitals, and with simulation centres becoming increasingly more prevalent in nursing and medical schools.

We offer the broadest and most innovative portfolio of medical simulation products and services, including patient, ultrasound and interventional (surgical) simulators, audiovisual and simulation centre management solutions, and courseware for simulation-based healthcare education and training. We have sold simulators to customers in approximately 80 countries that are currently supported by our global network. We are a leader in patient simulators which are based on advanced models of human physiology that realistically mimic human responses to clinical interventions. For example, our high-fidelity childbirth simulator, Lucina, was designed to offer exceptional realism for simulated scenarios of both normal deliveries and rare maternal emergencies. In the last two years, we have invested in the development of new mid-fidelity products to address growing demand in the healthcare simulation market. Since then, we have launched the CAE Juno clinical skills manikin which enables nursing programs to adapt to the decreased access to live patients due to the complex conditions of hospital patients and the liability concerns in healthcare, the CAE Ares emergency care manikin which was designed for advanced life support and American Heart Association (AHA) training and the CAE Luna neonatal simulator which is an innovative critical care simulation for newborns and infants. With these solutions, we are providing some of the industry's most innovative learning tools to healthcare academic institutes, which represent the largest segment of the healthcare simulation market. We continue to push the boundaries of technology and we were the first to bring a commercial Microsoft HoloLens mixed reality application to the medical simulation market. We continue to integrate augmented and virtual reality into our advanced software platforms to deliver custom training solutions and ground-breaking products.

Through our Healthcare Academy, we deliver peer-to-peer training at customer sites as well as in our training centres in Canada, Germany, the U.K. and U.S. Our Healthcare Academy includes more than 50 adjunct faculties consisting of nurses, physicians, paramedics and sonographers who, in collaboration with leading healthcare institutions, have developed more than 500 Simulated Clinical Experience courseware packages for our customers.

We offer turnkey solutions, project management and professional services for healthcare simulation programs. We also collaborate with medical device companies and scientific societies to develop innovative and custom training solutions. Since September 2017, in collaboration with the American Society of Anesthesiologists (ASA), we have released the first three modules for Anesthesia SimSTAT, a virtual healthcare training environment for practicing physicians. This new platform provides continuing medical education for Maintenance of Certification in Anesthesiology (MOCA) and has allowed us to expand access to simulation-based clinical training among the anesthesia community. Furthermore, through industry partnerships with medical device companies, we have developed a specialized interventional simulator to train physicians to implant a new generation of pacemakers as well as a modular, portable catheterization laboratory interventional simulator, CAE CathLabVR, which was introduced to the cardiac simulation community in September 2018. In January 2018, we announced that in collaboration with the AHA, we will establish a network of International Training Sites to deliver lifesaving AHA courses in countries that are currently underserved.

Market drivers
Demand for our simulation products and services in the healthcare market is driven by the following:

–	Limited access to live patients during training;

–	Medical and mixed reality technology revolution;

–	Broader adoption of simulation, with a demand for innovative and custom training approaches;

–	Growing emphasis on patient safety and outcomes.

CAE Financial Report 2019 I 9

Management’s Discussion and Analysis

Limited access to live patients during training
Traditionally, medical education has been an apprenticeship model in which students care for patients under the supervision of more experienced staff. In this model, students have limited access to high-risk procedures, rare complications and critical decision‑making skills. The use of simulation in professional training programs complements traditional learning and allows students to hone their clinical and critical thinking skills for high risk, low frequency events. In 2014, the U.S. National Council of State Boards of Nursing (NCSBN) released a ground-breaking study on the effectiveness of simulation training in pre-licensure nursing programs and published national simulation guidelines that are still in use today. Among the findings, nursing students who spent up to 50 percent of clinical hours in high‑quality simulation were as well-prepared for professional practice as those whose experiences were drawn from traditional clinical practice. In the U.K., the Nursing and Midwifery Council announced in April 2018 that it has lifted the cap on the number of hours nursing students can spend in simulation-based training in place of clinical hours.

Simulation provides consistent, repeatable training and exposure to a broader range of patients and scenarios than one may experience in normal clinical practice. As an example, our Vimedix ultrasound simulator offers more than 200 patient pathologies for cardiac, emergency and obstetrics and gynaecology medicine. The training and education model is evolving, as evidenced by 22 NATO countries prohibiting the use of live animals in military medical training. CAE Healthcare simulators provide a low-risk alternative for practicing life-saving procedures, inter-professional team training and major disaster response.

Medical and mixed reality technology revolution
Advancements in medical technology are driving the use of simulation. New medical devices and advanced procedures, such as intra‑cardiac echocardiography, cardiac assist devices, and mechanical ventilation enhancements, require advanced training solutions, such as simulation, for internal product development and customer training. Regulatory and certification agencies are increasingly stringent in requesting that clinicians be trained before adopting new disruptive technologies, an undertaking for which simulation is well suited. As a training partner of choice with leading OEMs, we continue to collaborate to deliver innovative and custom training for the introduction of new interventional procedures. We were the first to bring a commercial Microsoft HoloLens mixed reality application to the medical simulation market with the release of the CAE VimedixAR ultrasound simulator. In January 2018, we launched a new mixed reality application, LucinaAR, the world's first childbirth simulator that integrates modeled physiology and augmented reality.

Broader adoption of simulation, with a demand for innovative and custom training approaches
The majority of product and service sales in healthcare simulation involve healthcare education. We estimate the total healthcare simulation market at approximately US$1.1 billion. North America is the largest market for healthcare simulation, followed by Europe and Asia. Together with our global distribution network, we are reaching new and emerging markets and addressing the international demand potential for simulation-based training. CAE segments the healthcare simulation market by virtual, augmented and mixed reality simulators, high-fidelity patient simulators, interventional simulators, mid/low fidelity task trainers, ultrasound simulators, audiovisual and simulation centre management solutions, simulated clinical environments and training services. There is a growing body of evidence demonstrating that medical simulation improves clinical competency, patient outcomes and reduces medical errors, which can help mitigate the rate of increase in healthcare costs.

Growing emphasis on patient safety and outcomes
CAE expects increased adoption of simulation-based training and certification of healthcare professionals as a means to improve patient safety and outcomes. We believe this would result in a significantly larger addressable market than the current market which is primarily education-based. According to a study by patient-safety researchers published in the British Medical Journal in May 2016, medical errors are the third-leading cause of death in U.S. hospitals and the World Health Organization reported in 2018 that there is a 1 in 300 chance of being harmed during health care. Training using simulation can help clinicians gain confidence, knowledge and expertise for improving patient safety in a risk-free environment. As the Medicare and Medicaid reimbursement structure in U.S. hospitals shifts from being based solely on quantity of services to the quality of services (value-based care), including safety and patient outcomes, CAE expects more hospitals to implement simulation-based training to improve performance and reduce the risk of medical errors.

Simulation is a required or recommended element in a growing movement towards High Stakes Assessment and Certification. Examples in the U.S. include MOCA, Fundamentals of Laparoscopic Surgery and Advanced Trauma Life Support. Moreover, the Accreditation Council for Graduate Medical Education is evolving towards outcome-based assessment with specific benchmarks to measure and compare performance which favours the adoption of simulation products and training.

10 I CAE Financial Report 2019

Management’s Discussion and Analysis

3.6       Foreign exchange
We report all dollar amounts in Canadian dollars. We value assets, liabilities and transactions that are measured in foreign currencies using various exchange rates as required by IFRS.

The tables below show the variations of the closing and average exchange rates for our three main operating currencies.

We used the closing foreign exchange rates below to value our assets, liabilities and backlog in Canadian dollars at the end of each of the following periods:

			Increase /
	2019	2018	(decrease)
U.S. dollar (US$ or USD)	1.34	1.29	4%
Euro (€ or EUR)	1.50	1.59	(6%)
British pound (£ or GBP)	1.74	1.81	(4%)

We used the average foreign exchange rates below to value our revenues and expenses:

			Increase /
	2019	2018	(decrease)
U.S. dollar (US$ or USD)	1.31	1.28	2%
Euro (€ or EUR)	1.52	1.50	1%
British pound (£ or GBP)	1.72	1.70	1%

For fiscal 2019, the effect of translating the results of our foreign operations into Canadian dollars resulted in an increase in revenue of $35.5 million and an increase in net income of $3.8 million, when compared to fiscal 2018. We calculated this by translating the current year’s foreign currency revenue and net income using the average monthly exchange rates from the previous year and comparing these adjusted amounts to our current year reported results.

You will find more details about our foreign exchange exposure and hedging strategies in Business Risk and Uncertainty.

Sensitivity analysis
We conducted a sensitivity analysis to determine the current impact of variations in the value of foreign currencies. For the purposes of this sensitivity analysis, we evaluated the sources of foreign currency revenues and expenses and determined that our consolidated exposure to foreign currency mainly occurs in two areas:

–	Foreign currency revenues and expenses in Canada for our manufacturing activities – we hedge a portion of these exposures;

–	Translation of foreign currency of operations in foreign countries. Our exposure is mainly in our operating profit.

First, we calculated the revenue and expenses per currency from our Canadian operations to determine the operating profit in each currency. Then we deducted the amount of hedged revenues to determine a net exposure by currency. Next, we added the net exposure from foreign operations to determine the consolidated foreign exchange exposure in different currencies.

Finally, we conducted a sensitivity analysis to determine the impact of a weakening of one cent in the Canadian dollar against each of the other three currencies. The table below shows the expected impact of this change on our annual revenue and operating profit, after taxes, as well as our net exposure:

			Operating		Net
Exposure	(amounts in millions)	Revenue	Profit	Hedging	Exposure
U.S. dollar (US$ or USD)		$17.5	$4.1	$(3.3)	$0.8
Euro (€ or EUR)		4.7	0.3	(0.3)	—
British pound (£ or GBP)		1.4	0.1	(0.1)	—

A possible strengthening of one cent in the Canadian dollar would have the opposite impact.

CAE Financial Report 2019 I 11

Management’s Discussion and Analysis

3.7       Non-GAAP and other financial measures
This MD&A includes non-GAAP and other financial measures. Non-GAAP measures are useful supplemental information but may not have a standardized meaning according to GAAP. These measures should not be confused with, or used as an alternative for, performance measures calculated according to GAAP. Furthermore, these non-GAAP measures should not be compared with similarly titled measures provided or used by other companies.
Capital employed
Capital employed
Capital employed is a non-GAAP measure we use to evaluate and monitor how much we are investing in our business. We measure it from two perspectives:
Capital used:

–	For the Company as a whole, we take total assets (not including cash and cash equivalents), and subtract total liabilities (not including long-term debt and the current portion of long-term debt);

–
For each segment, we take the total assets (not including cash and cash equivalents, tax accounts and other non-operating assets), and subtract total liabilities (not including tax accounts, long-term debt and the current portion of long-term debt, royalty obligations, employee benefit obligations and other non-operating liabilities).

Source of capital:

–	In order to understand our source of capital, we add net debt to total equity.

Return on capital employed (ROCE)
ROCE is used to evaluate the profitability of our invested capital. We calculate this ratio over a rolling four-quarter period by taking net income attributable to equity holders of the Company excluding net finance expense, after tax, divided by the average capital employed.
Capital expenditures (maintenance and growth) from property, plant and equipment
Maintenance capital expenditure is a non-GAAP measure we use to calculate the investment needed to sustain the current level of economic activity.

Growth capital expenditure is a non-GAAP measure we use to calculate the investment needed to increase the current level of economic activity.
Earnings per share (EPS) before specific items
Earnings per share before specific items is a non-GAAP measure calculated by excluding restructuring costs, integration costs, acquisition costs and other gains and losses arising from significant strategic transactions as well as significant one-time tax items from the diluted earnings per share from continuing operations attributable to equity holders of the Company. The effect per share is obtained by dividing these restructuring costs, integration costs, acquisition costs and other gains, net of tax, as well as one-time tax items by the average number of diluted shares. We track it because we believe it provides a better indication of our operating performance on a per share basis and makes it easier to compare across reporting periods.

Free cash flow
Free cash flow is a non-GAAP measure that shows us how much cash we have available to invest in growth opportunities, repay debt and meet ongoing financial obligations. We use it as an indicator of our financial strength and liquidity. We calculate it by taking the net cash generated by our continuing operating activities, subtracting maintenance capital expenditures, investment in other assets not related to growth and dividends paid and adding proceeds from the disposal of property, plant and equipment, dividends received from equity accounted investees and proceeds, net of payments, from equity accounted investees.

Gross profit
Gross profit is a non-GAAP measure equivalent to the operating profit excluding research and development expenses, selling, general and administrative expenses, other (gains) losses – net, after tax share in profit of equity accounted investees and restructuring, integration and acquisition costs. We believe it is useful to management and investors in evaluating our ongoing operational performance.
Net debt
Net debt is a non-GAAP measure we use to monitor how much debt we have after taking into account cash and cash equivalents. We use it as an indicator of our overall financial position, and calculate it by taking our total long-term debt, including the current portion of long-term debt, and subtracting cash and cash equivalents.

Net debt-to-capital is calculated as net debt divided by the sum of total equity plus net debt.

Non-cash working capital
Non-cash working capital is a non-GAAP measure we use to monitor how much money we have committed in the day-to-day operation of our business. We calculate it by taking current assets (not including cash and cash equivalents and assets held for sale) and subtracting current liabilities (not including the current portion of long-term debt and liabilities held for sale).

12 I CAE Financial Report 2019

Management’s Discussion and Analysis

Operating profit
Operating profit is an additional GAAP measure that shows us how we have performed before the effects of certain financing decisions, tax structures and discontinued operations. We track it because we believe it makes it easier to compare our performance with previous periods, and with companies and industries that do not have the same capital structure or tax laws.
Order intake and Backlog
Order intake
Order intake is a non-GAAP measure that represents the expected value of orders we have received:

–
For the Civil Aviation Training Solutions segment, we consider an item part of our order intake when we have a legally binding commercial agreement with a client that includes enough detail about each party’s obligations to form the basis for a contract. Additionally, expected future revenues from customers under short-term and long-term training contracts are included when these customers commit to pay us training fees, or when we reasonably expect the revenue to be generated;

–
For the Defence and Security segment, we consider an item part of our order intake when we have a legally binding commercial agreement with a client that includes enough detail about each party’s obligations to form the basis for a contract. Defence and Security contracts are usually executed over a long-term period but some of them must be renewed each year. For this segment, we only include a contract item in order intake when the customer has authorized the contract item and has received funding for it;

–	For the Healthcare segment, order intake is typically converted into revenue within one year, therefore we assume that order intake is equal to revenue.

The book-to-sales ratio is the total orders divided by total revenue in a given period.

Backlog
Total backlog is a non-GAAP measure that represents expected future revenues and includes obligated backlog, joint venture backlog and unfunded backlog and options:

–
Obligated backlog represents the value of our order intake not yet executed and is calculated by adding the order intake of the current period to the balance of the obligated backlog at the end of the previous fiscal year, subtracting the revenue recognized in the current period and adding or subtracting backlog adjustments. If the amount of an order already recognized in a previous fiscal year is modified, the backlog is revised through adjustments;

–
Joint venture backlog is obligated backlog that represents the expected value of our share of orders that our joint ventures have received but have not yet executed. Joint venture backlog is determined on the same basis as obligated backlog described above;

–
Unfunded backlog represents firm Defence and Security orders we have received but have not yet executed and for which funding authorization has not yet been obtained. Options are included in backlog when there is a high probability of being exercised, but indefinite-delivery/indefinite-quantity contracts are excluded. When an option is exercised, it is considered order intake in that period and it is removed from unfunded backlog and options.

Remaining performance obligations
Remaining performance obligations is a GAAP measure, introduced by IFRS 15, which represents the cumulative balance of unsatisfied promises to transfer a distinct good or service to customers as part of a legally binding commercial agreement. This measure is similar to our definition of backlog, however excludes joint venture balances, options and estimated contract values:

–
Estimated contract values represent estimated future revenue from customers under exclusive short-term and long-term training contracts when we expect the revenue to be generated, based on regulated customer training requirements but for which no training sessions have yet been booked.

Research and development expenses
Research and development expenses are a financial measure we use to measure the amount of expenditures directly attributable to research and development activities that we have expensed during the period, net of investment tax credits and government contributions.
Segment operating income (SOI)
Segment operating income is a non-GAAP measure and is the sum of our key indicators of each segment’s financial performance. Segment operating income gives us an indication of the profitability of each segment because it does not include the impact of any items not specifically related to the segment’s performance. We calculate total segment operating income by taking the operating profit and excluding restructuring costs of major programs that do not arise from significant strategic transactions.

Segment operating income before specific items further excludes restructuring costs, integration costs, acquisition costs and other gains and losses arising from significant strategic transactions. We track it because we believe it provides a better indication of our operating performance and makes it easier to compare across reporting periods.
Simulator equivalent unit (SEU)
SEU is an operating measure we use to show the total average number of FFSs available to generate earnings during the period. For example, in the case of a 50/50 flight training joint venture, we will report only 50% of the FFSs deployed under this joint venture as a SEU. If a FFS is being powered down and relocated, it will not be included as a SEU until the FFS is re-installed and available to generate earnings.

CAE Financial Report 2019 I 13

Management’s Discussion and Analysis

Utilization rate
Utilization rate is one of the operating measures we use to assess the performance of our Civil simulator training network. While utilization rate does not perfectly correlate to revenue recognized, we track it, together with other measures, because we believe it is an indicator of our operating performance. We calculate it by taking the number of training hours sold on our simulators during the period divided by the practical training capacity available for the same period.

4.     CONSOLIDATED RESULTS
4.1       Results from operations – fourth quarter of fiscal 2019

(amounts in millions, except per share amounts)		Q4-2019	Q3-2019	Q2-2019	Q1-2019	Q4-2018
Revenue		$1,022.0	816.3	743.8	722.0	720.9
Cost of sales		$734.0	583.0	542.3	503.3	483.9
Gross profit[2]		$288.0	233.3	201.5	218.7	237.0
As a % of revenue	%	28.2	28.6	27.1	30.3	32.9
Research and development expenses[2]		$9.9	31.1	29.1	31.3	22.8
Selling, general and administrative expenses		$123.2	101.4	87.9	102.7	112.3
Other gains – net		$(5.2)	(2.5)	(9.4)	(5.2)	(4.3)
After tax share in profit of equity accounted investees		$(10.3)	(9.7)	(4.8)	(8.6)	(11.3)
Operating profit[2]		$170.4	113.0	98.7	98.5	117.5
As a % of revenue	%	16.7	13.8	13.3	13.6	16.3
Finance expense – net		$25.7	19.3	19.9	16.0	24.2
Earnings before income taxes		$144.7	93.7	78.8	82.5	93.3
Income tax expense		$19.3	14.2	15.2	10.9	7.7
As a % of earnings before income taxes
(income tax rate)%		13	15	19	13	8
Net income		$125.4	79.5	63.6	71.6	85.6
Attributable to:
Equity holders of the Company		$122.3	77.6	60.7	69.4	82.3
Non-controlling interests		$3.1	1.9	2.9	2.2	3.3
		$125.4	79.5	63.6	71.6	85.6
EPS attributable to equity holders of the Company
Basic		$0.46	0.29	0.23	0.26	0.31
Diluted		$0.46	0.29	0.23	0.26	0.31
EPS before specific items[2]		$0.48	0.29	0.23	0.26	0.31

Revenue was 42% higher compared to the fourth quarter of fiscal 2018
Revenue was $301.1 million higher than the fourth quarter of fiscal 2018. Increases in revenue were $198.1 million, $97.4 million and $5.6 million for Civil Aviation Training Solutions, Defence and Security and Healthcare respectively.

You will find more details in Results by segment.
Segment operating income2 was $52.9 million higher compared to the fourth quarter of fiscal 2018
Segment operating income was $170.4 million this quarter, or 16.7% of revenue, compared to $117.5 million, or 16.3% of revenue, in the fourth quarter of fiscal 2018.

Segment operating income was $52.9 million or 45% higher over the fourth quarter of fiscal 2018. Increases in segment operating income were $41.0 million and $14.4 million for Civil Aviation Training Solutions and Defence and Security respectively, partially offset by a decrease of $2.5 million in Healthcare.
Segment operating income before specific items was $177.2 million this quarter, or 17.3% of revenue. There were no specific items in the fourth quarter of fiscal 2018. Excluding the costs arising from the acquisition and integration of Bombardier's BAT Business, segment operating income before specific items was $59.7 million or 51% higher over the fourth quarter of fiscal 2018.

You will find more details in Results by segment.
2 Non-GAAP and other financial measures (see Section 3.7).

14 I CAE Financial Report 2019

Management’s Discussion and Analysis

Net finance expense was $1.5 million higher than the fourth quarter of fiscal 2018
The increase compared to the fourth quarter of fiscal 2018 was mainly due to higher interest on long-term debt, partially offset by lower other finance expenses.

Income tax rate was 13% this quarter
Income taxes this quarter were $19.3 million, representing an effective tax rate of 13%, compared to 8% for the fourth quarter of fiscal 2018.

The increase in the tax rate from the fourth quarter of fiscal year 2018 was mainly due to the net benefit from the change in the mix of income from various jurisdictions due to the recognition of deferred tax assets not previously recognized in Europe last year and this year. Deferred tax assets not previously recognized in Canada this quarter, from the acquisition of Bombardier's BAT Business, were offset by the negative impact of tax audits in Canada. Excluding the effect of the net deferred tax assets and the tax audits in Canada, the income tax rate would have been 20% this quarter.

4.2       Results from operations – fiscal 2019

(amounts in millions, except per share amounts)		FY2019	FY2018
Revenue		$3,304.1	2,823.5
Cost of sales		$2,362.6	1,945.6
Gross profit		$941.5	877.9
As a % of revenue	%	28.5	31.1
Research and development expenses		$101.4	114.9
Selling, general and administrative expenses		$415.2	380.8
Other gains – net		$(22.3)	(37.4)
After tax share in profit of equity accounted investees		$(33.4)	(43.2)
Operating profit		$480.6	462.8
As a % of revenue	%	14.5	16.4
Finance expense – net		$80.9	77.2
Earnings before income taxes		$399.7	385.6
Income tax expense		$59.6	30.9
As a % of earnings before income taxes (income tax rate)%		15	8
Net income		$340.1	354.7
Attributable to:
Equity holders of the Company		$330.0	346.0
Non-controlling interests		$10.1	8.7
		$340.1	354.7
EPS attributable to equity holders of the Company
Basic		$1.24	1.29
Diluted		$1.23	1.28
EPS before specific items		$1.25	1.11

Revenue was $480.6 million or 17% higher than last year
Increases in revenue were $250.5 million, $223.7 million and $6.4 million for Civil Aviation Training Solutions, Defence and Security and Healthcare respectively.
You will find more details in Results by segment.

Gross profit was $63.6 million higher than last year
Gross profit was $941.5 million this year, or 28.5% of revenue compared to $877.9 million, or 31.1% of revenue last year. As a percentage of revenue, gross profit was lower when compared to last year.

CAE Financial Report 2019 I 15

Management’s Discussion and Analysis

Segment operating income was $17.8 million higher than last year
Segment operating income for the year was $480.6 million, or 14.5% of revenue, compared to $462.8 million, or 16.4% of revenue, last year.

Segment operating income was $17.8 million or 4% higher compared to last year. Increases in segment operating income were $14.2 million and $7.6 million for Civil Aviation Training Solutions and Defence and Security respectively, partially offset by a decrease of $4.0 million and Healthcare.
Segment operating income before specific items was $487.4 million, or 14.8% of revenue, compared to $444.5 million, or 15.7% of revenue, last year. Excluding the costs arising from the acquisition and integration of Bombardier's BAT Business this year and the net gains on disposal of our equity interest in the joint venture ZFTC and the remeasurement of the previously held AACE investment last year, segment operating income before specific items was $42.9 million or 10% higher compared to last year.
You will find more details in Results by segment.
Net finance expense was $3.7 million higher than last year

FY2018 to
(amounts in millions)	FY2019
Net finance expense, prior period	$77.2
Change in finance expense from the prior period:
Increase in finance expense on long-term debt (other than finance leases)	$9.7
Decrease in finance expense on finance leases	(1.4)
Increase in finance expense on accretion of provisions	0.7
Decrease in other finance expense	(1.4)
Increase in borrowing costs capitalized	(1.4)
Increase in finance expense from the prior period	$6.2
Change in finance income from the prior period:
Decrease in interest income on loans and finance lease contracts	$1.3
Increase in other finance income	(3.8)
Increase in finance income from the prior period	$(2.5)
Net finance expense, current period	$80.9

Net finance expense was $80.9 million this year, $3.7 million or 5% higher than last year. The increase was mainly due to higher interest on long-term debt, partially offset by higher other finance income.

Income tax rate was 15% this year
This fiscal year, income taxes were $59.6 million, representing an effective tax rate of 15%, compared to 8% for the same period last year.

Last year's tax rate was lower compared to this year mainly due to the enactment of a lower U.S. federal corporate income tax rate, the non-taxable portion of the net gain on the remeasurement of the previously held AACE investment and a change in the mix of income from various jurisdictions, mainly from the recognition of previously unrecognized deferred tax assets in Europe, partially offset by the negative impact of tax audits and the sale of our equity interest in the joint venture ZFTC last year. The increase in this year's tax rate was partially offset by the net benefit from the recognition of deferred tax assets not previously recognized in Canada, from the acquisition of Bombardier's BAT Business, and in Europe and the negative impact of tax audits in Canada, this year. Excluding the effect of the net recognition of the deferred tax assets in Canada and in Europe and the impact of tax audits in Canada, the income tax rate would have been 19% this year.

16 I CAE Financial Report 2019

Management’s Discussion and Analysis

4.3       Consolidated orders and total backlog

Total backlog higher 18% over last year3

(amounts in millions)	FY2019	FY2018
Obligated backlog, beginning of period	$6,839.4	$5,749.6
+ orders	3,971.4	3,855.0
- revenue	(3,304.1)	(2,823.5)
+ / - adjustments	(45.3)	58.3
Obligated backlog, end of period	$7,461.4	$6,839.4
Joint venture backlog[3] (all obligated)	414.5	368.7
Unfunded backlog[3]	1,619.0	860.2
Total backlog	$9,494.9	$8,068.3

Reconciliation of Total backlog to Remaining performance obligations
Total backlog	$9,494.9
Less: Joint venture backlog	(414.5)
Less: Options	(494.5)
Less: Estimated contract value[3]	(3,172.2)
Remaining performance obligations	$5,413.7

The book-to-sales ratio for the quarter was 1.38x. The ratio for the last 12 months was 1.20x.

You will find more details in Results by segment.
3 Non-GAAP and other financial measures (see Section 3.7).

CAE Financial Report 2019 I 17

Management’s Discussion and Analysis

5.     RESULTS BY SEGMENT
We manage our business and report our results in three segments:

–	Civil Aviation Training Solutions;

–	Defence and Security;

–	Healthcare.

The method used for the allocation of assets jointly used by the operating segments and costs and liabilities jointly incurred (mostly corporate costs) between operating segments is based on the level of utilization when determinable and measurable, otherwise the allocation is based on a proportion of each segment’s cost of sales.

Unless otherwise indicated, elements within our segment revenue and segment operating income analysis are presented in order of magnitude.

KEY PERFORMANCE INDICATORS

Segment operating income

(amounts in millions, except operating margins)		FY2019	FY2018	Q4-2019	Q3-2019	Q2-2019	Q1-2019	Q4-2018

Civil Aviation Training Solutions		$344.3	330.1	115.5	87.2	63.3	78.3	74.5
	%	18.4	20.3	19.5	19.0	16.1	18.2	18.8

Defence and Security		$131.5	123.9	50.7	25.2	34.1	21.5	36.3
	%	10.1	11.4	13.1	7.6	10.6	8.0	12.5

Healthcare		$4.8	8.8	4.2	0.6	1.3	(1.3)	6.7
	%	3.9	7.6	10.3	2.2	4.3	—	19.1
Total segment operating income		$480.6	462.8	170.4	113.0	98.7	98.5	117.5

Capital employed4

	March 31	December 31	September 30	June 30	March 31
(amounts in millions)	2019	2018	2018	2018	2018
Civil Aviation Training Solutions	$3,274.7	2,333.7	2,054.2	2,097.3	2,041.8
Defence and Security	$1,032.0	1,032.8	1,026.2	1,057.7	944.2
Healthcare	$222.8	223.2	209.4	208.8	211.5
	$4,529.5	3,589.7	3,289.8	3,363.8	3,197.5

4 Non-GAAP and other financial measures (see Section 3.7).

18 I CAE Financial Report 2019

Management’s Discussion and Analysis

5.1       Civil Aviation Training Solutions
FISCAL 2019 EXPANSIONS AND NEW INITIATIVES
Acquisitions

–
On January 30, 2019, we acquired Avianca’s 50% participation in the recently formed training joint venture, including Avianca’s training assets, as part of an exclusive 15-year training outsourcing agreement;

–
On March 7, 2019, we acquired the shares of Logitude Oy, a designer and developer of software solutions related to flight and cabin crew training management and training records management, including evidence-based training programs;

–	On March 13, 2019 we acquired Bombardier's BAT Business to expand our position in business aviation training;

–	On March 27, 2019, we acquired the remaining 50% equity interest in the CFTPL joint venture and an additional 25% equity interest in the CSTPL Indian joint venture.

Expansions

–	We concluded the establishment of the new joint venture, Singapore CAE Flight Training Pte. Ltd., with Singapore Airlines which began operations in the second quarter of fiscal 2019;

–
We announced the expansion of our training capacity in Europe with the inauguration of a Boeing 787 FFS and a new Airbus A350 FFS in Madrid, Spain and the launch of a new Bombardier Global 5000/6000 FFS in Burgess Hill, UK;

–
We announced, together with Japan Airlines, the expansion of our training capacity in Asia with the inauguration of a new Airbus A320 FFS at the JAL CAE Flight Training centre joint venture in Tokyo, Japan;

–
We announced the expansion of our training capacity in the Americas including new state-of-the-art A320 NEO FFSs in Montreal, Canada, Toluca, Mexico, Santiago, Chile, and Bogota, Colombia, an E170 FFS in Phoenix, U.S., and a B787 FFS in Bogota, Colombia.

New programs and products

–	We launched, together with Aeromexico Formacion, the first-of-its-kind new cadet pilot creation program in Mexico;

–	We announced, together with the Abu Dhabi Aviation Training Centre, the capability to conduct FAA-approved training, testing and certification for type-ratings on a new Embraer ERJ 145 FFS platform;

–	We launched a cadet pilot training program in partnership with Vueling;

–	We announced the creation of the CAE Women in Flight scholarship program in collaboration with leading global airlines including Aeromexico, AirAsia, CityJet, easyJet and American Airlines;

–
We announced the qualification of the first FAA-approved Airbus A330 FFS for Extended Envelope and Adverse Weather Training. With these latest qualifications, flight crews will be able to train for full stalls, UPRT, icing conditions, gusting crosswind landings and bounced landing on CAE’s 7000XR Series Airbus A330.

FISCAL 2019 ORDERS
Civil Aviation Training Solutions obtained contracts this quarter expected to generate future revenues of $1,108.7 million, including contracts for 28 FFSs sold to customers in all regions. This brings the total civil order intake to $2,769.9 million and 78 FFSs for the year.

Notable FFS contract awards for the year included sales to JetBlue Airways, Air Baltic, Shanghai Eastern Flight Training Company, Qatar Airways, Turkish Airways, Southwest Airlines, Nippon Cargo Airlines, Aeromexico, and Lufthansa Aviation Training.

Notable contract awards for fiscal 2019 included:

–	An exclusive 15-year pilot training contract with Avianca;

–	A 10-year pilot training contract with easyJet;

–	An exclusive 8-year pilot training contract with CityJet;

–	An exclusive long-term pilot training contract with Endeavor;

–	A new 5-year MPL cadet training program with Air Asia;

–	An exclusive 5-year long-term training contract with Volaris;

–	A new 5-year CAE RiseTM pilot training contract with AirAsia X.

CAE Financial Report 2019 I 19

Management’s Discussion and Analysis

FINANCIAL RESULTS5

(amounts in millions, except operating margins, SEU, FFSs deployed, utilization rate and FFS deliveries)		FY2019	FY2018	Q4-2019	Q3-2019	Q2-2019	Q1-2019	Q4-2018
Revenue		$1,875.8	1,625.3	593.4	458.4	393.1	430.9	395.3
Segment operating income		$344.3	330.1	115.5	87.2	63.3	78.3	74.5
Operating margins	%	18.4	20.3	19.5	19.0	16.1	18.2	18.8
SOI before specific items		$351.1	311.8	122.3	87.2	63.3	78.3	74.5
Operating margins	%	18.7	19.2	20.6	19.0	16.1	18.2	18.8
Depreciation and amortization		$157.2	136.6	47.5	37.7	37.1	34.9	33.7
Property, plant and equipment
expenditures		$226.4	143.7	87.9	55.3	36.0	47.2	50.2
Intangible assets and other
assets expenditures		$33.7	18.3	7.2	10.3	8.5	7.7	4.1
Capital employed		$3,274.7	2,041.8	3,274.7	2,333.7	2,054.2	2,097.3	2,041.8
Total backlog		$5,039.6	4,131.1	5,039.6	4,566.1	4,310.8	4,148.2	4,131.1
SEU[5]		218	206	224	219	215	213	212
FFSs deployed		286	255	286	266	264	260	255
Utilization rate[5]	%	76	76	75	75	72	80	82
FFS deliveries		58	45	25	16	5	12	8

Revenue up 50% over the fourth quarter of fiscal 2018
The increase over the fourth quarter of fiscal 2018 was due to higher revenue recognized from simulator sales due to a higher number of FFS and lower-level device deliveries and program mix, a favourable foreign exchange impact on the translation of foreign operations and the contribution of additional simulators deployed in our network, partially offset by lower FFS utilization, mainly in Europe, due to the ramp up of recently deployed simulators in the region.

Revenue was $1,875.8 million this year, 15% or $250.5 million higher than last year
The increase over last year was due to higher revenue recognized from simulator sales due to a higher number of FFS and lower-level device deliveries and program mix, the contribution of additional simulators deployed in our network, the integration into our results of the revenues of AACE, a favourable foreign exchange impact on the translation of foreign operations and increased demand for our crew sourcing business.
Segment operating income up 55% over the fourth quarter of fiscal 2018
Segment operating income was $115.5 million (19.5% of revenue) this quarter, compared to $74.5 million (18.8% of revenue) in the fourth quarter of fiscal 2018.

Segment operating income increased by $41.0 million, or 55%, over the fourth quarter of fiscal 2018. The increase was mainly due to higher revenue recognized from simulator sales, as described above, and favourable foreign exchange impacts. This increase was partially offset by costs incurred as a result of the acquisition and integration of Bombardier's BAT Business. In the quarter, research and development costs were lower due to the recognition of previously unrecognized investment tax credits, following the closing of the Bombardier BAT Business acquisition. This benefit was offset by impairment costs on certain older FFSs in our network.

Excluding the costs arising from the acquisition and integration of Bombardier's BAT Business, segment operating income before specific items was $122.3 million (20.6% of revenue) this quarter. On this basis, the current period's segment operating income before specific items was up 64% over the same quarter last year.

Segment operating income was $344.3 million, 4% or $14.2 million higher than last year
Segment operating income was $344.3 million (18.4% of revenue) this year, compared to $330.1 million (20.3% of revenue) last year.

The increase was mainly due to higher revenue recognized from simulator sales, as described above, lower net research and development costs, favourable foreign exchange impacts, the contribution of additional simulators deployed in our network and higher FFS utilization, mainly in the Americas. This increase was partially offset by the net gains from the disposal of our equity interest in the joint venture ZFTC and on the remeasurement of the previously held AACE investment, realized last year, and the recognition of costs incurred as a result of the acquisition and integration of Bombardier's BAT Business.

5 Non-GAAP and other financial measures (see Section 3.7).

20 I CAE Financial Report 2019

Management’s Discussion and Analysis

Excluding the costs arising from the acquisition and integration of Bombardier's BAT Business, segment operating income before specific items was $351.1 million (18.7% of revenue) in fiscal 2019. Excluding the net gains on disposal of our equity interest in the joint venture ZFTC and the remeasurement of the previously held AACE investment upon acquisition, segment operating income before specific items was $311.8 million (19.2% of revenue) in fiscal 2018. On this basis, fiscal 2019 segment operating income before specific items was up 13% over last year.

Property, plant and equipment expenditures at $87.9 million this quarter and $226.4 million for the year
Maintenance capital expenditures were $16.8 million for the quarter and $61.1 million for the year. Growth capital expenditures were $71.1 million for the quarter and $165.3 million for the year.

Capital employed increased $941.0 million over last quarter and $1,232.9 million over last year
The increase in capital employed over last quarter was due to higher intangible assets and property, plant and equipment mainly as a result of the acquisitions completed in the current quarter.

The increase in capital employed over last year was due to higher intangible assets and property, plant and equipment, mainly as a result of the acquisitions completed in the fourth quarter of fiscal 2019, and a higher investment in equity accounted investees.

Total backlog was at $5,039.6 million at the end of the year

(amounts in millions)	FY2019	FY2018
Obligated backlog, beginning of period	$3,835.3	$2,981.0
+ orders	2,769.9	2,339.5
- revenue	(1,875.8)	(1,625.3)
+ / - adjustments	(50.2)	140.1
Obligated backlog, end of period	$4,679.2	$3,835.3
Joint venture backlog (all obligated)	360.4	295.8
Total backlog	$5,039.6	$4,131.1

Fiscal 2019 adjustments include the revaluation of prior year contracts and negative foreign exchange movements, partially offset by backlog acquired from Bombardier's BAT Business.

Fiscal 2018 adjustments include backlog acquired from AACE, positive foreign exchange movements and the revaluation of prior year contracts. An adjustment was made to the joint venture backlog to reflect the removal of the AACE contracts that were transferred to obligated backlog.

This quarter's book-to-sales ratio was 1.87x. The ratio for the last 12 months was 1.48x.

5.2       Defence and Security
FISCAL 2019 EXPANSIONS AND NEW INITIATIVES
Acquisition

–
On July 31, 2018, we acquired the shares of AOCE, a provider of aircrew training services, operational test and evaluation, and engineering support services to the U.S. Department of Defense and U.S. intelligence service.

New programs and products

–	We formed SkyAlyne Canada Inc., a joint venture with KF Aerospace, that will focus on developing world-class military pilot and aircrew training in Canada;

–	We launched the CAE 700MR Series FTD, a next-generation FTD designed specifically for military helicopter flight and mission training;

–	We signed an agreement to support the H-47 Chinook helicopter being offered for the German Air Force’s Schwerer Transporthubschrauber heavy-lift helicopter competition;

–	We launched the CAE Medallion MR e-Series Visual System, a fully-integrated visual solution designed specifically for military fighter and fast-jet training;

–
We introduced CAE RiseTM to the defence market as a data-driven training system designed to enable defence and security organizations to deliver standardized training and give instructors a new approach to objectively assess pilot competencies using live data during training sessions.

CAE Financial Report 2019 I 21

Management’s Discussion and Analysis

FISCAL 2019 ORDERS
Defence and Security was awarded $265.0 million in orders this quarter and $1,079.9 million in total for fiscal 2019, including notable contract awards from:

–	Undisclosed U.S. government customers to provide training and services on higher-level security programs through CAE USA Mission Solutions Inc., which includes the newly acquired AOCE;

–	The USAF to continue providing KC-135 aircrew training services as well as perform a range of simulator upgrades and modifications on KC-135 training devices;

–	The New Zealand Defence Force to provide the Royal New Zealand Air Force with a CAE 700MR Series NH90 FTD as well as long‑term maintenance and support services;

–	The U.S. Navy to provide classroom and simulator instructors at five Naval Air Stations to support primary, intermediate and advanced pilot training;

–	The USAF to provide comprehensive C-130H aircrew training services;

–	The U.S. Navy under a foreign military sale program to perform a range of upgrades, updates and services on the Royal Australian Navy’s MH-60R training systems;

–	The Eurofighter industry consortium to upgrade Eurofighter integration devices and to provide updates on German Eurofighter simulators;

–	Lockheed Martin to support upgrades/updates to C-130J full-mission simulators for the USAF;

–	Boeing to provide an additional P-8 simulator for the Royal Air Force;

–	General Atomics Aeronautical Systems to develop a comprehensive synthetic training system for the United Kingdom’s Protector remotely piloted aircraft program.

FINANCIAL RESULTS

(amounts in millions, except operating margins)		FY2019	FY2018	Q4-2019	Q3-2019	Q2-2019	Q1-2019	Q4-2018
Revenue		$1,306.7	1,083.0	387.9	330.2	320.3	268.3	290.5
Segment operating income		$131.5	123.9	50.7	25.2	34.1	21.5	36.3
Operating margins	%	10.1	11.4	13.1	7.6	10.6	8.0	12.5
Depreciation and amortization		$46.5	49.9	12.4	11.8	11.5	10.8	10.8
Property, plant and equipment
expenditures		$22.0	27.6	7.7	4.7	4.2	5.4	6.8
Intangible assets and other
assets expenditures		$43.7	21.6	14.5	11.2	9.6	8.4	9.2
Capital employed		$1,032.0	944.2	1,032.0	1,032.8	1,026.2	1,057.7	944.2
Total backlog		$4,455.3	3,937.2	4,455.3	4,398.5	4,356.8	3,898.1	3,937.2

Revenue up 34% over the fourth quarter of fiscal 2018
The increase over the fourth quarter of fiscal 2018 was mainly due to the integration into our results of AOCE, acquired in the second quarter this year, higher revenue in North America from the contribution of newly awarded service programs and more substantial progress on product programs and a favourable foreign exchange impact on the translation of foreign operations.

Revenue was $1,306.7 million this year, 21% or $223.7 million higher than last year
The increase was mainly due to the integration into our results of AOCE, higher revenue from North American and Australasian programs and a favourable foreign exchange impact on the translation of foreign operations, partially offset by lower revenue from European programs resulting from a higher level of activity in the prior year.

Segment operating income up 40% over the fourth quarter of fiscal 2018
Segment operating income was $50.7 million (13.1% of revenue) this quarter, compared to $36.3 million (12.5% of revenue) in the fourth quarter of fiscal 2018.

The increase over the fourth quarter of fiscal 2018 was mainly due to higher volume on North American programs and the integration into our results of AOCE operations.

Segment operating income was $131.5 million this year, 6% or $7.6 million higher than last year
Segment operating income was $131.5 million (10.1% of revenue) this year, compared to $123.9 million (11.4% of revenue) last year.

The increase over last year was mainly due to the integration into our results of AOCE operations and higher volume on Australasian programs. This increase was partially offset by costs of $3.3 million, mainly resulting from the acquisition and integration of AOCE.

22 I CAE Financial Report 2019

Management’s Discussion and Analysis

Capital employed stable compared to last quarter and increased $87.8 million over last year
Lower accounts receivable were offset by lower accounts payable and accrued liabilities and higher contract assets compared to last quarter.

The increase over last year was primarily due to higher intangible assets, partially offset by higher deferred gains and other non-current liabilities, all mainly resulting from the acquisition of AOCE and movements in foreign exchange rates.

Total backlog up 13% compared to last year

(amounts in millions)	FY2019	FY2018
Obligated backlog, beginning of period	$3,004.1	$2,768.6
+ orders	1,079.9	1,400.3
- revenue	(1,306.7)	(1,083.0)
+ / - adjustments	4.9	(81.8)
Obligated backlog, end of period	$2,782.2	$3,004.1
Joint venture backlog (all obligated)	54.1	72.9
Unfunded backlog	1,619.0	860.2
Total backlog	$4,455.3	$3,937.2

Fiscal 2019 adjustments include an addition to reflect the acquisition of AOCE, partially offset by the cancellation of an order and the revaluation of prior year contracts.

Fiscal 2018 adjustments include the removal of the Initial Entry Rotary-Wing Instructor Support Services contract following a protest which resulted in the client's decision to award the contract to the incumbent and the revaluation of prior year contracts.

This quarter's book-to-sales ratio was 0.68x. The ratio for the last 12 months was 0.83x.

In fiscal 2019, $271.3 million of unfunded backlog was transferred to obligated backlog and $1,006.1 million was added to the unfunded backlog including an adjustment to reflect the acquisition of AOCE.

5.3      Healthcare
FISCAL 2019 EXPANSIONS AND NEW INITIATIVES
Expansions

–
We signed an agreement with McGill University and DePuy Synthes Products, a division of Johnson & Johnson, to develop a new virtual reality platform to train orthopedic and neurosurgeons in advanced spinal surgery techniques;

–
We expanded our distributor contract with WorldPoint to sell CAE Ares manikins to simulation centres, which now gives us access to sell our entire mid-fidelity product line to WorldPoint's unique network of customers.

New programs and products

–	We launched the CAE Ares emergency care manikin designed to meet and exceed the life support training requirements of emergency care providers worldwide;

–
We, together with ASA, launched the Anesthesia SimSTAT - Appendectomy and Robotic Surgery modules, new modules in a series of interactive screen-based anesthesia simulation modules, which has been approved by the American Board of Anesthesiology for MOCA credits;

–	We launched a new modular and portable CAE CathLabVR interventional simulator for endovascular diagnostic and procedures for physician and resident training;

–	We released CAE Vimedix 2.0 for ultrasound simulation, featuring new educational content and compatibility with new augmented reality add-on modules;

–	We announced the release of CAE Luna, an innovative infant simulator designed to fulfill clinical training requirements for neonatal and infant care;

–
We enhanced our CAE Maestro patient simulator operating system with the global iRIS collaborative scenario development platform allowing educators to create and export simulation scenarios aligned with professional guidelines and best practices.

Innovation Awards

–	Recognized for driving innovation that prepares society for the future, Anesthesia SimSTAT was awarded the Power of A Silver Award by the American Society of Association Executives.

FISCAL 2019 ORDERS
CAE Healthcare sales this quarter and fiscal year were driven by direct sales of patient and ultrasound simulators in North America and international sales through distributors.

CAE Financial Report 2019 I 23

Management’s Discussion and Analysis

FINANCIAL RESULTS

(amounts in millions, except operating margins)		FY2019	FY2018	Q4-2019	Q3-2019	Q2-2019	Q1-2019	Q4-2018
Revenue		$121.6	115.2	40.7	27.7	30.4	22.8	35.1
Segment operating income		$4.8	8.8	4.2	0.6	1.3	(1.3)	6.7
Operating margins	%	3.9	7.6	10.3	2.2	4.3	—	19.1
Depreciation and amortization		$13.5	13.1	3.6	3.4	3.4	3.1	3.2
Property, plant and equipment
expenditures		$3.4	2.6	0.6	1.6	0.7	0.5	0.4
Intangible assets and other
assets expenditures		$9.2	7.4	2.8	3.0	1.5	1.9	2.1
Capital employed		$222.8	211.5	222.8	223.2	209.4	208.8	211.5

Revenue up 16% over the fourth quarter of fiscal 2018
The increase over the fourth quarter of fiscal 2018 was mainly due to increased volume from patient simulators, and higher revenue from key partnerships with OEMs and ultrasound simulators. The increase was partially offset by lower revenue from centre management solutions.
Revenue was $121.6 million this year, 6% or $6.4 million higher than last year
The increase was due to increased volume from patient simulators and ultrasound simulators and higher revenue from key partnerships with OEMs. The increase was partially offset by lower revenue from interventional simulators, as a result of a significant military order received in the prior year, and from lower centre management solutions.
Segment operating income lower over the fourth quarter of fiscal 2018
Segment operating income was $4.2 million this quarter (10.3% of revenue), compared to $6.7 million (19.1% of revenue) in the fourth quarter of fiscal 2018.

The decrease over the fourth quarter of fiscal 2018 was mainly due to investments in selling, general and administrative expenses to support the expansion of our salesforce and marketing expenses. This decrease was partially offset by higher revenue, as mentioned above.
Segment operating income was $4.8 million this year, $4.0 million lower than last year
Segment operating income was $4.8 million (3.9% of revenue) this year, compared to $8.8 million (7.6% of revenue) last year.

The decrease over last year was mainly due to higher investment in selling, general and administrative expenses to support the expansion of our salesforce and recent product launches. The decrease was partially offset by higher revenues, as mentioned above.
Capital employed decreased by $0.4 million over last quarter and increased by $11.3 million from last year
The decrease over last quarter was mainly due to lower intangible assets because of movements in foreign exchange rates. The decrease was partially offset by higher non-cash working capital, resulting primarily from an increase in accounts receivable from higher revenues, partially offset by an increase in accounts payable and accrued liabilities.

The increase from last year was primarily due to higher non-cash working capital, resulting primarily from an increase in inventory and accounts receivable, partially offset by an increase in accounts payable and accrued liabilities. The increase was also due to higher intangible assets because of movements in foreign exchange rates.

24 I CAE Financial Report 2019

Management’s Discussion and Analysis

6.     CONSOLIDATED CASH MOVEMENTS AND LIQUIDITY

We manage liquidity and regularly monitor the factors that could affect it, including:

–	Cash generated from operations, including timing of milestone payments and management of working capital;

–	Capital expenditure requirements;

–	Scheduled repayments of long-term debt obligations, our credit capacity and expected future debt market conditions.

6.1       Consolidated cash movements6

(amounts in millions)	FY2019	FY2018	Q4-2019	Q4-2018
Cash provided by operating activities*	$495.2	$446.9	$131.4	$106.4
Changes in non-cash working capital	35.2	(43.6)	34.9	31.4
Net cash provided by operating activities	$530.4	$403.3	$166.3	$137.8
Maintenance capital expenditures[6]	(79.2)	(68.5)	(24.4)	(25.9)
Other assets	(14.5)	(9.1)	(3.9)	3.1
Proceeds from the disposal of property, plant and equipment	2.7	27.0	0.2	10.6
Net (payments to) proceeds from equity accounted investees	(37.7)	(11.5)	(10.7)	0.2
Dividends received from equity accounted investees	22.0	37.6	14.9	14.0
Dividends paid	(99.9)	(89.9)	(25.6)	(22.5)
Free cash flow[6]	$323.8	$288.9	$116.8	$117.3
Growth capital expenditures[6]	(172.6)	(105.4)	(71.8)	(31.5)
Capitalized development costs	(69.4)	(32.5)	(20.8)	(13.5)
Common shares repurchased	(94.4)	(44.8)	(1.6)	(0.4)
Other cash movements, net	24.0	12.8	12.4	1.9
Business combinations, net of cash and cash equivalents acquired	(827.8)	(124.4)	(794.3)	—
Addition of assets through the monetization of royalties	(202.7)	—	—	—
Net proceeds from disposal of interest in investment	—	117.8	—	—
Effect of foreign exchange rate changes on cash and cash equivalents	(6.9)	15.0	(7.5)	15.4
Net change in cash before proceeds and repayment of long-term debt	$(1,026.0)	$127.4	$(766.8)	$89.2
* before changes in non-cash working capital

Free cash flow of $116.8 million this quarter
Free cash flow was $0.5 million lower compared to the fourth quarter of fiscal 2018 mainly due to higher payments to equity accounted investees and lower proceeds from the disposal of property, plant and equipment, mostly offset by an increase in cash provided by operating activities.
Free cash flow of $323.8 million this year
Free cash flow was $34.9 million higher compared to last year mainly due to a lower investment in non-cash working capital and an increase in cash provided by operating activities, partially offset by higher payments to equity accounted investees, lower proceeds from the disposal of property, plant and equipment.
Capital expenditures were $96.2 million this quarter and $251.8 million for the year
Growth capital expenditures were $71.8 million this quarter and $172.6 million for the year. Our growth capital allocation decisions are market-driven in nature and are intended to keep pace with the demand of our existing and new customers. Maintenance capital expenditures were $24.4 million this quarter and $79.2 million for the year.
Addition of assets through the monetization of royalties of $202.7 million this year
In November, we agreed to monetize our future royalty obligations under an ATP agreement with Bombardier and extend this agreement to 2038. In December, we concluded the monetization transaction which resulted in a cash outlay of $202.7 million. The monetization represents the discounted sum of expected royalties payable by CAE over the next 20 years. As a result of this transaction, $156.7 million of intangible assets and $46.0 million of property, plant and equipment were recognized.

6 Non-GAAP and other financial measures (see Section 3.7).

CAE Financial Report 2019 I 25

Management’s Discussion and Analysis

6.2       Sources of liquidity

We have a committed line of credit at floating rates, provided by a syndicate of lenders. We and some of our subsidiaries can borrow funds directly from this credit facility to cover operating and general corporate expenses and to issue letters of credit.
The total amount available through this committed bank line at March 31, 2019 was US$550.0 million (2018 – US$550.0 million) with the option, subject to lender’s consent, to increase to a total amount of US$850.0 million. There was no amount drawn under the facility as at March 31, 2019 (2018 – nil) and US$32.9 million was used for letters of credit (2018 – US$46.4 million). The applicable interest rate on this revolving credit facility is variable, based on the bank’s prime rate, bankers’ acceptance rates or LIBOR plus a spread which depends on the credit rating assigned by Standard & Poor’s Rating Services. During the year, the maturity date of our revolving unsecured term credit facility was extended to September 30, 2023.
We have an unsecured Export Development Canada (EDC) Performance Security Guarantee (PSG) account for US$225.0 million (2018 – US$225.0 million). This is an uncommitted revolving facility for performance bonds, advance payment guarantees or similar instruments. As at March 31, 2019 the total outstanding for these instruments was $160.9 million (2018 – $163.6 million).
We manage a program in which we sell interests in certain of our accounts receivable (current financial assets program) to a third party for cash consideration for amounts up to US$300.0 million (2018 – US$300.0 million) with limited recourse to CAE. As at March 31, 2019, the Canadian dollar equivalent of $266.2 million (2018 – $168.3 million) of specific accounts receivable were sold to a third party.
As at March 31, 2019, we are compliant with all our financial covenants.
We believe that our cash and cash equivalents, access to credit facilities and expected free cash flow will provide sufficient flexibility for our business, repurchase of common shares and payment of dividends and will enable us to meet all other expected financial requirements in the near term.
The following table summarizes the long-term debt:

	As at March 31	As at March 31
(amounts in millions)	2019	2018
Total long-term debt	$2,328.3	$1,260.9
Less:
Current portion of long-term debt	201.3	35.2
Current portion of finance leases	62.8	17.0
Long-term portion of long-term debt	$2,064.2	$1,208.7

In April 2018, we entered into a term loan for the financing of several simulators for our operations in South East Asia. This represents a loan obligation of $51.9 million as at March 31, 2019.
In April 2018, we repurchased various assets previously financed under capital leases. The purchase was financed by way of a term loan representing an obligation of $15.3 million as at March 31, 2019.
In June 2018, we repaid $28.9 million of non-recourse term loans, acquired as part of the acquisition of the remaining 50% equity interest in AACE.
In August 2018, the Government of Canada and the Government of Québec agreed to invest in CAE Inc. through loans of up to $150.0 million and $47.5 million respectively in the next five years. This represents a loan obligation of $14.6 million with the Government of Canada and $6.0 million with the Government of Québec as at March 31, 2019.
In December 2018, we entered into an agreement to issue a series of unsecured senior notes of US$550.0 million through a private placement to fund the acquisition of Bombardier's BAT Business and to refinance other existing obligations. As at March 31, 2019, we have issued notes for US$450.0 million, representing an obligation of $598.2 million, and will issue an additional US$100.0 million for the refinancing of existing debt in December 2019.
In December 2018, we entered into term loans in an aggregate amount of US$150.0 million. As at March 31, 2019, this facility was fully drawn, representing an obligation of $199.0 million.
In March 2019, we assumed various assets financed under capital leases as part of the acquisition of Bombardier's BAT Business. This represents an obligation of $138.5 million as at March 31, 2019.
In March 2019, we executed the refinancing of unsecured senior notes due in August 2021 extending their maturity to March 2033 and increasing their principal amount by US$50 million. This represents an incremental obligation of $66.8 million as at March 31, 2019.

26 I CAE Financial Report 2019

Management’s Discussion and Analysis

6.3       Government participation
We have agreements with various governments whereby the latter contribute a portion of the cost, based on expenditures incurred by CAE, of certain R&D programs for modeling, simulation and training services technology.

During fiscal 2014, we announced Project Innovate, an R&D program extending over five and a half years. The goal of Project Innovate is to expand our modeling and simulation technologies, develop new ones and continue to differentiate our service offering. Concurrently, the Government of Canada agreed to participate in Project Innovate through a repayable loan of up to $250 million made through the Strategic Aerospace and Defence Initiative (SADI).

During fiscal 2016, we amended and extended our Project New Core Markets, an R&D program, for an additional four years. The aim is to leverage our modeling, simulation and training services expertise in healthcare. The Quebec government, through Investissement Québec, agreed to participate up to $70 million in contributions related to costs incurred before the end of fiscal 2020.

During fiscal 2017, we announced our participation in Project SimÉco 4.0, an R&D project under the SA2GE program. The aim of this project is the development of new products or processes which will further contribute to greenhouse gas emissions reductions. The government of Quebec, through the Ministry of Economy, Science and Innovation, and SA2GE have committed to contribute amounts up to 50% of eligible costs incurred by CAE to fiscal 2020.

During the second quarter of fiscal 2019, we announced a plan to invest in R&D innovations over the next five years, including PDI. The aim is to develop the next generation training solutions for aviation, defence and security and healthcare to leverage digital technologies. The Government of Canada, through the Strategic Innovation Fund (SIF), and the Government of Québec, through Investissement Québec (IQ), agreed to participate in the project through interest free loans of up to $150.0 million and $47.5 million, respectively, in relation to eligible costs incurred from fiscal 2019 to fiscal 2023.

You will find more details in Note 1 and Note 13 of our consolidated financial statements.

6.4       Contractual obligations
We enter into contractual obligations and commercial commitments in the normal course of our business. The table below represents our contractual obligations and commitments for the next five years and thereafter:

Contractual obligations

(amounts in millions)	2020	2021	2022	2023	2024	Thereafter	Total
Long-term debt (excluding interest)	$202.0	$104.5	$56.6	$120.8	$132.1	$1,460.1	$2,076.1
Finance leases (excluding interest)	62.8	61.8	53.7	32.2	13.5	35.3	259.3
Non-cancellable operating leases	50.7	41.9	36.4	32.8	25.8	86.5	274.1
Purchase commitments	240.2	48.7	2.8	—	—	—	291.7
	$555.7	$256.9	$149.5	$185.8	$171.4	$1,581.9	$2,901.2

We also had total availability under the committed credit facility of US$517.1 million as at March 31, 2019 compared to US$503.6 million at March 31, 2018.

We have purchase commitments related to agreements that are enforceable and legally binding. Most are agreements with subcontractors to provide services for long-term contracts that we have with our clients. The terms of the agreements are significant because they set out obligations to buy goods or services in fixed or minimum amounts, at fixed, minimum or variable prices and at various points in time.

As at March 31, 2019, we had other long-term liabilities that are not included in the table above. These include some accrued pension liabilities, deferred revenue, deferred gains on assets and various other long-term liabilities. CAE’s cash obligation in respect of the accrued employee pension liability depends on various elements including market returns, actuarial gains and losses and interest rates. We did not include deferred tax liabilities since future payments of income taxes depend on the amount of taxable earnings and on whether there are tax loss carry-forwards available.

CAE Financial Report 2019 I 27

Management’s Discussion and Analysis

7.     CONSOLIDATED FINANCIAL POSITION
7.1       Consolidated capital employed7

	As at March 31	As at March 31
(amounts in millions)	2019	2018
Use of capital:
Current assets	$2,112.9	$2,123.3
Less: cash and cash equivalents	(446.1)	(611.5)
Current liabilities	(1,889.5)	(1,474.1)
Less: current portion of long-term debt	264.1	52.2
Non-cash working capital[7]	$41.4	$89.9
Property, plant and equipment	2,149.3	1,803.9
Other long-term assets	2,903.3	1,853.0
Other long-term liabilities	(801.8)	(799.9)
Total capital employed	$4,292.2	$2,946.9
Source of capital:
Current portion of long-term debt	$264.1	$52.2
Long-term debt	2,064.2	1,208.7
Less: cash and cash equivalents	(446.1)	(611.5)
Net debt[7]	$1,882.2	$649.4
Equity attributable to equity holders of the Company	2,331.3	2,229.1
Non-controlling interests	78.7	68.4
Source of capital	$4,292.2	$2,946.9

Capital employed increased $1,345.3 million, or 46%, over last year
The increase over last year was mainly due to higher other long-term assets and property, plant and equipment, partially offset by lower non-cash working capital.

Our ROCE was 11.9% this year compared to 14.7% last year. ROCE this year was impacted by costs incurred as a result of the acquisition and integration of Bombardier's BAT Business. Additionally, ROCE last year was impacted by the income tax recovery resulting from the enactment of a lower U.S. federal income tax rate, the gain on the remeasurement of the previously held AACE investment net of reorganizational costs and the gain realized from the disposal of our equity interest in the joint venture ZFTC. Excluding these impacts, ROCE would have been 12.9% this year and 12.7% last year.
Non-cash working capital decreased by $48.5 million
The decrease was mainly due to higher accounts payable and accrued liabilities, partially offset by higher contract assets, higher accounts receivable and higher inventories.
Net property, plant and equipment up $345.4 million
The increase was mainly due to capital expenditures and the integration into our operations of the fixed assets from acquisitions executed in the year, partially offset by depreciation.
Other long-term assets up $1,050.3 million
The increase was mainly due to higher intangible assets, mainly as a result of the acquisitions executed in the year and the acquisition of courseware and licenses resulting from the monetization of our existing Bombardier royalties, and a higher investment in equity accounted investees.
Net debt higher than last year
The increase was mainly due to the addition of unsecured notes issued and term loans entered into to fund the acquisition of Bombardier's BAT Business and to refinance other existing obligations, along with a decrease in cash due to the conclusion of the transaction to monetize our future royalty obligations in December 2018.

7 Non-GAAP and other financial measures (see Section 3.7).

28 I CAE Financial Report 2019

Management’s Discussion and Analysis

Change in net debt8

(amounts in millions)		FY2019	FY2018
Net debt, beginning of period		$649.4	$750.7
Impact of cash movements on net debt
(see table in the consolidated cash movements section)		$1,026.0	$(127.4)
Effect of foreign exchange rate changes on long-term debt		29.3	(22.9)
Impact from business combinations		152.9	37.7
Other		24.6	11.3
Decrease in net debt during the period		$1,232.8	$(101.3)
Net debt, end of period		$1,882.2	$649.4
Net debt-to-capital[8]	%	43.9%	22.0

Total equity increased by $112.5 million this year
The increase in equity was mainly due to net income of $340.1 million, partially offset by cash dividends of $99.9 million, common shares repurchased and cancelled of $94.4 million and an unfavourable foreign currency translation of $58.0 million.

Outstanding share data
Our articles of incorporation authorize the issue of an unlimited number of common shares and an unlimited number of preferred shares issued in series. We had a total of 265,447,603 common shares issued and outstanding as at March 31, 2019 with total share capital of $649.6 million. In addition, we had 6,504,125 options outstanding under the Employee Stock Option Plan (ESOP).

As at April 30, 2019, we had a total of 265,542,808 common shares issued and outstanding and 6,377,270 options outstanding under the ESOP.

Repurchase and cancellation of common shares
On February 8, 2019, we announced the renewal of the NCIB to purchase up to 5,300,613 of our common shares. The NCIB began on February 25, 2019 and will end on February 24, 2020 or on such earlier date when we complete our purchases or elect to terminate the NCIB. These purchases will be made on the open market plus brokerage fees through the facilities of the TSX and/or alternative trading systems at the prevailing market price at the time of the transaction, in accordance with the TSX’s applicable policies. All common shares purchased pursuant to the NCIB will be cancelled.
In fiscal 2019, we repurchased and cancelled a total of 3,671,900 common shares under the previous and current NCIB (2018 – 2,081,200), at a weighted average price of $25.70 per common share (2018 – $21.53), for a total consideration of $94.4 million (2018 – $44.8 million). An excess of $85.6 million (2018 – $39.9 million) of the shares’ repurchase value over their carrying amount was charged to retained earnings as share repurchase premiums.

Dividends
We paid a dividend of $0.09 per share in the first quarter and $0.10 per share in the second, third and fourth quarter of fiscal 2019. These dividends were eligible under the Income Tax Act (Canada) and its provincial equivalents.

Our Board of Directors (the Board) has the discretion to set the amount and timing of any dividend. The Board reviews the dividend policy annually based on the cash requirements of our operating activities, liquidity requirements and projected financial position. We expect to declare dividends of approximately $106.2 million in fiscal 2020 based on our current dividend and the number of common shares outstanding as at March 31, 2019.

Guarantees
As at March 31, 2019, we have a total of $205.1 million outstanding letters of credit which are not recognized in the consolidated statement of financial position, compared to $223.4 million last fiscal year.

Pension obligations
We maintain defined benefit and defined contribution pension plans. Subsequent to recent legislative changes, the defined benefit pension plans are considered sufficiently funded. We expect to contribute $25.3 million in fiscal 2020.

8 Non-GAAP and other financial measures (see Section 3.7).

CAE Financial Report 2019 I 29

Management’s Discussion and Analysis

7.2       Off balance sheet arrangements
In the normal course of operations, we use off-balance sheet activities through operating leases for building, land, simulators, aircrafts and other equipment. These leases are non-recourse to us.

You can find more details about operating lease commitments in Notes 1 and 26 of our consolidated financial statements.

In the normal course of business, we also manage a program in which we sell interests in certain of our accounts receivable (current financial assets program) to a third party for cash consideration with limited recourse to CAE.

You will find more details about our financial assets program in Sources of Liquidity.

7.3       Financial instruments
We are exposed to various financial risks in the normal course of business. We enter into forward contracts and swap agreements to manage our exposure to fluctuations in foreign exchange rates, interest rates and share price which have an effect on our share‑based payments costs. We formally assess, both at inception of the hedge relationship and on an ongoing basis, whether the derivatives we use in hedging transactions are highly effective in offsetting changes in cash flows of hedged items in relation to the hedged risk. We enter into these transactions to reduce our exposure to risk and volatility, and not for trading or speculative purposes. We only enter into contracts with counterparties that are of high credit quality.

Classification of financial instruments
We have made the following classifications for our financial instruments:

Financial assets:

–	Cash and cash equivalents, restricted cash and derivative instruments not designated as hedging instrument in a hedge relationship, are classified at fair value through profit and loss (FVTPL);

–
Accounts receivable, non-current receivables, net investment in finance leases and advances are classified at amortized cost, except for those that are acquired for the purpose of selling or repurchasing in the near term and classified as held for trading which are measured at FVTPL;

–	Equity investments are classified at fair value through OCI (FVOCI).

Financial liabilities:

–	Accounts payable and accrued liabilities, long-term debt, including interest payable, as well as finance lease obligations and royalty obligations are classified at amortized cost;

–	Contingent consideration arising on business combinations and derivative instruments not designated as hedging instrument in a hedge relationship are is classified at FVTPL.

Fair value of financial instruments
The fair value of a financial instrument is determined by reference to the available market information at the reporting date. When no active market exists for a financial instrument, we determine the fair value of that instrument based on valuation methodologies as discussed below. In determining assumptions required under a valuation model, we primarily use external, readily observable market data inputs. Assumptions or inputs that are not based on observable market data incorporate our best estimates of market participant assumptions. Counterparty credit risk and our own credit risk are taken into account in estimating the fair value of financial assets and financial liabilities.

The following assumptions and valuation methodologies have been used to measure the fair value of financial instruments:

–	The fair value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their carrying values due to their short-term maturities;

–
The fair value of derivative instruments, which include forward contracts, swap agreements and embedded derivatives accounted for separately and is calculated as the present value of the estimated future cash flows using an appropriate interest rate yield curve and foreign exchange rate. Assumptions are based on market conditions prevailing at each reporting date. The fair value of derivative instruments reflects the estimated amounts that we would receive or pay to settle the contracts at the reporting date;

–
The fair value of equity investments, which do not have a readily available market value, is estimated using a discounted cash flow model, which includes some assumptions that are not based on observable market prices or rates;

–	The fair value of non-current receivables is estimated based on discounted cash flows using current interest rates for instruments with similar risks and remaining maturities;

–
The fair value of long-term debts and non-current liabilities, including finance lease obligations and royalty obligations, are estimated based on discounted cash flows using current interest rates for instruments with similar risks and remaining maturities;

–
The fair value of the contingent consideration arising on business combinations is based on the estimated amount and timing of projected cash flows, the probability of the achievement of the criteria on which the contingency is based and the risk-adjusted discount rate used to present value the probability-weighted cash flows.

A description of the fair value hierarchy is discussed in Note 28 of our consolidated financial statements.

30 I CAE Financial Report 2019

Management’s Discussion and Analysis

Financial risk management
Due to the nature of the activities that we carry out and as a result of holding financial instruments, we are exposed to credit risk, liquidity risk and market risk, including foreign currency risk and interest rate risk. Our exposure to credit risk, liquidity risk and market risk is managed within risk management parameters documented in corporate policies. These risk management parameters remain unchanged since the previous period, unless otherwise indicated.

Credit risk
Credit risk is defined as our exposure to a financial loss if a debtor fails to meet its obligations in accordance with the terms and conditions of its arrangements with CAE. We are exposed to credit risk on our accounts receivable and certain other assets through our normal commercial activities. We are also exposed to credit risk through our normal treasury activities on our cash and cash equivalents and derivative financial assets. Credit risks arising from our normal commercial activities are managed with regards to customer credit risk.

Our customers are mainly established companies, some of which have publicly available credit ratings, as well as government agencies, which facilitates risk assessment and monitoring. In addition, we typically receive substantial non-refundable advance payments for contracts with customers. We closely monitor our exposure to major airline companies in order to mitigate our risk to the extent possible. Furthermore, our trade receivables are not concentrated with specific customers but are held with a wide range of commercial and government organizations. As well, our credit exposure is further reduced by the sale of certain of our accounts receivable to third-party financial institutions for cash consideration on a limited recourse basis (current financial assets program). We do not hold any collateral as security. The credit risk on cash and cash equivalents is mitigated by the fact that they are mainly in place with a diverse group of major North American and European financial institutions.

We are exposed to credit risk in the event of non-performance by counterparties to our derivative financial instruments. We use several measures to minimize this exposure. First, we enter into contracts with counterparties that are of high credit quality. We signed International Swaps & Derivatives Association, Inc. (ISDA) Master Agreements with all of counterparties with whom we trade derivative financial instruments. These agreements make it possible to offset when a contracting party defaults on the agreement, for each of the transactions covered by the agreement and in force at the time of default. Also, collateral or other security to support derivative financial instruments subject to credit risk can be requested by CAE or our counterparties (or both parties, if need be) when the net balance of gains and losses on each transaction exceeds a threshold defined in the ISDA Master Agreement. Finally, we monitor the credit standing of counterparties on a regular basis to help minimize credit risk exposure.

The carrying amounts presented in Note 4 and Note 28 of our consolidated financial statements represent the maximum exposure to credit risk for each respective financial asset as at the relevant dates.
Liquidity risk
Liquidity risk is defined as the potential risk that we cannot meet our cash obligations as they become due.

We manage this risk by establishing cash forecasts, as well as long-term operating and strategic plans. The management of consolidated liquidity requires a regular monitoring of expected cash inflows and outflows which is achieved through a forecast of our consolidated liquidity position, for efficient use of cash resources. Liquidity adequacy is assessed in view of seasonal needs, growth requirements and capital expenditures, and the maturity profile of indebtedness, including off-balance sheet obligations. We manage our liquidity risk to maintain sufficient liquid financial resources to fund our operations and meet our commitments and obligations. In managing our liquidity risk, we have access to a revolving unsecured credit facility and agreements to sell certain of our accounts receivable. We also regularly monitor any financing opportunities to optimize our capital structure and maintain appropriate financial flexibility.

Market risk
Market risk is defined as our exposure to a gain or a loss in the value of our financial instruments as a result of changes in market prices, whether those changes are caused by factors specific to the individual financial instruments or its issuer, or factors affecting all similar financial instruments traded in the market. We are mainly exposed to foreign currency risk and interest rate risk.

We use derivative instruments to manage market risk against the volatility in foreign exchange rates, interest rates and share-based payments in order to minimize their impact on our results and financial position. Our policy is not to utilize any derivative financial instruments for trading or speculative purposes.
Foreign currency risk
Foreign currency risk is defined as our exposure to a gain or a loss in the value of our financial instruments as a result of fluctuations in foreign exchange rates. We are exposed to foreign exchange rate variability primarily in relation to certain sale commitments, expected purchase transactions and debt denominated in a foreign currency, as well as on our net investment from our foreign operations which have functional currencies other than the Canadian dollar (in particular the U.S. dollar, Euro and British pound). In addition, these operations have exposures to foreign exchange rates primarily through cash and cash equivalents and other working capital accounts denominated in currencies other than their functional currencies.

We mitigate foreign currency risks by having our foreign operations transact in their functional currency for material procurement, sale contracts and financing activities.

CAE Financial Report 2019 I 31

Management’s Discussion and Analysis

We use forward foreign currency contracts and foreign currency swap agreements to manage our exposure from transactions in foreign currencies. These transactions include forecasted transactions and firm commitments denominated in foreign currencies. Our foreign currency hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held until their maturity, consistent with the objective to fix currency rates on the hedged item.

Interest rate risk
Interest rate risk is defined as our exposure to a gain or a loss to the value of our financial instruments as a result of fluctuations in interest rates. We bear some interest rate fluctuation risk on our floating rate long-term debt and some fair value risk on our fixed interest long‑term debt. We mainly manage interest rate risk by fixing project-specific floating rate debt in order to reduce cash flow variability. We have floating rate debts through our revolving unsecured credit facility and other specific floating rate debts. A mix of fixed and floating interest rate debt is sought to reduce the net impact of fluctuating interest rates. Derivative financial instruments used to manage interest rate exposures are mainly interest rate swap agreements.

We use financial instruments to manage our exposure to changing interest rates and to adjust our mix of fixed and floating interest rate debt on long-term debt. The mix was 83% fixed-rate and 17% floating-rate at the end of this year (2018 – 88% fixed rate and 12% floating rate).

Our interest rate hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held until their maturity to establish asset and liability management matching, consistent with the objective to reduce risks arising from interest rate movements.

Hedge of share-based payments cost
We have entered into equity swap agreements with major Canadian financial institutions to reduce our income exposure to fluctuations in our share price relating to the Deferred Share Unit (DSU), Long-Term Incentive Deferred Share Unit (LTI‑DSU) and Long-Term Incentive Time Based Restricted Share Unit (LTI-TB RSU) programs. Pursuant to the agreement, we receive the economic benefit of dividends and share price appreciation while providing payments to the financial institutions for the institution’s cost of funds and any share price depreciation. The net effect of the equity swaps partly offset movements in our share price impacting the cost of the DSU, LTI-DSU and LTI-TB RSU programs and is reset quarterly.

Hedge of net investments in foreign operations
As at March 31, 2019, we have designated a portion of our senior notes and a portion of the obligations under finance lease as a hedge of our net investments in U.S. entities. Gains or losses on the translation of the designated portion of our senior notes are recognized in OCI to offset any foreign exchange gains or losses on translation of the financial statements of those U.S. entities.

We have determined that there is no concentration of risks arising from financial instruments and estimated that the information disclosed above is representative of our exposure to risk during the period.

Refer to the consolidated statement of comprehensive income for the total amount of the change in fair value of financial instruments designated as cash flow hedges recognized in income for the period and total amount of gains and losses recognized in OCI and to Note 28 of our consolidated financial statements for the classification of financial instruments.

A sensitivity analysis for foreign currency risk and interest rate risk is included in Note 29 of our consolidated financial statements.

32 I CAE Financial Report 2019

Management’s Discussion and Analysis

8.     BUSINESS COMBINATIONS
Alpha-Omega Change Engineering
On July 31, 2018, we acquired the shares of Alpha-Omega Change Engineering Inc. (AOCE) for cash consideration of $34.4 million, subject to purchase price adjustments related to working capital. AOCE is a provider of aircrew training services, operational test and evaluation, and engineering support services to the U.S. Department of Defense and U.S. intelligence service.

Avianca's Training Business
On January 30, 2019, as part of an exclusive 15-year training outsourcing agreement, we acquired the remaining 50% equity interest in Avianca-CAE Flight Training (ACFT), a recently formed training joint venture, and training assets located in Colombia and El Salvador from Avianca Holdings, for cash consideration of $50.1 million.
Prior to this transaction, our 50% ownership interest in ACFT was accounted for using the equity method.
Logitude
On March 7, 2019, we acquired the shares of Logitude Oy for total consideration of $8.7 million. Logitude designs and develops software solutions related to flight and cabin crew training management and training records management, including evidence-based training programs.

Bombardier's Business Aircraft Training Business
On March 13, 2019, we acquired Bombardier’s Business Aircraft Training (BAT) Business for cash consideration of $709.9 million, subject to purchase price adjustments primarily related to working capital.

The acquisition provides CAE with a specialized workforce, a portfolio of customers, and business jet FFSs and training devices to add to our training network.

Indian Training Centres
On March 27, 2019, we acquired the remaining 50% equity interest in the CAE Flight Training (India) Private Limited (CFTPL) joint venture and an additional 25% equity interest in the CAE Simulation Training Private Limited (CSTPL) Indian joint venture for cash consideration of $31.5 million.

As a result, we acquired control over CFTPL's assets for the training centre located in India, including a portfolio of customers, and now own a 50% equity interest in CSTPL, a joint venture training centre between CAE and InterGlobe Enterprises located in India.

Prior to this acquisition, our 50% ownership interest in CFTPL was accounted for using the equity method. The gain resulting from the remeasurement to fair value of the previously held interest in CFTPL is included in Other gains - Net in the consolidated income statement.

You will find more details in Note 3 and 21 of our consolidated financial statements.

CAE Financial Report 2019 I 33

Management’s Discussion and Analysis

9.     BUSINESS RISK AND UNCERTAINTY

We operate in several industry segments that have various risks and uncertainties. Management and the Board discuss quarterly the principal risks facing our business, as well as annually during the strategic planning and budgeting processes. The risks and uncertainties described below are risks that could materially affect our business, financial condition and results of operation. These risks are categorized as industry-related risks, risks specific to CAE and risks related to the current market environment. These are not necessarily the only risks we face; additional risks and uncertainties that are presently unknown to us or that we may currently deem immaterial may adversely affect our business.

To mitigate the risks that may impact our future performance, management has established an enterprise risk management process to identify, assess and prioritize these risks. Management develops and deploys risk mitigation strategies that align with our strategic objectives and business processes. Management reviews the evolution of the principal risks facing our business on a regular basis and the Board oversees the risk management process and validates it through procedures performed by our internal auditors when it deems necessary. One should carefully consider the following risk factors, in addition to the other information contained herein, before deciding to purchase CAE securities.
9.1      Risks relating to the industry
Competition
We sell our simulation products and training services in highly competitive international markets. New participants have emerged in recent years and the competitive environment is intense, with aerospace and defence companies positioning themselves to try to take greater market share by consolidating through mergers and acquisitions and vertical integration strategies and by developing their own internal capabilities. Most of our competitors in the simulation and training markets are also involved in other major segments of the aerospace and defence industry beyond simulation and training. As such, some of them are larger than we are, and may have greater financial, technical, marketing, manufacturing and distribution resources and market share which could adversely affect CAE’s ability to compete successfully. In addition, our main competitors are either aircraft manufacturers, or have well-established relationships with aircraft manufacturers, airlines and governments, which may give them an advantage when competing for projects.

OEMs have certain advantages in competing with independent training service providers. An OEM controls the pricing for the data, parts and equipment packages that are often required to manufacture a simulator specific to that OEM’s aircraft, which in turn, is a critical capital cost for any simulation-based training service provider. OEMs may be in a position to demand licence fees or royalties to permit the manufacturing of simulators based on the OEM’s aircraft, and/or to permit any training on such simulators. We also have some advantages, including being an independent training provider and simulator manufacturer, having the ability to replicate certain aircraft without data, parts and equipment packages from an OEM, our global reach and owning a diversified training network that includes joint ventures with large airline operators which are aircraft customers for OEMs. In addition, we work with some OEMs on business opportunities related to equipment and training services.

We obtain most of our contracts through competitive bidding processes that subject us to the risk of spending a substantial amount of time and effort on proposals for contracts that may not be awarded to us. A significant portion of our revenue is dependent on obtaining new orders and continuously replenishing our backlog. We cannot be certain that we will continue to win contracts through competitive bidding processes at the same rate as we have in the past. The presence of new market participants as noted above, and their efforts to gain market share, creates heightened competition in bidding which may negatively impact pricing and margins. We intend to continue to grow market share by leveraging a high level of customer satisfaction and operational and organizational productivity.

Economic growth underlies the demand for all of our products and services. Periods of economic recession, constrained credit, government austerity and/or international commercial sanctions generally lead to heightened competition for each available order. This in turn, typically leads to a reduction in profit on sales won during such a period. Should such conditions occur, we could experience price and margin erosion.

Level and timing of defence spending
A significant portion of our revenues is generated by sales to defence and security customers around the world. We provide products and services for numerous programs to U.S., Canadian, European, Australian, and other foreign governments as both the prime and/or subcontractor. As defence spending comes from public funds and is always competing with other public interests for funding, there is a risk associated with the level of spending a particular country may devote to defence as well as the timing of defence contract awards, which can be very difficult to predict and may be impacted by numerous factors such as the political environment, foreign policy, macroeconomic conditions and nature of the international threat environment. Significant reductions to defence spending by mature markets such as in the U.S., Canada, Europe and Australia or a significant delay in the timing of defence procurement could have a material negative impact on our future revenue, earnings and operations. In order to mitigate the level and timing of defence procurements, we have established a diversified global business and a strong position on enduring platforms.

34 I CAE Financial Report 2019

Management’s Discussion and Analysis

Government-funded defence and security programs
Like most companies that supply products and services to governments, government agencies routinely audit and investigate government contractors. These agencies may review our performance under our contracts, business processes, cost structure, and compliance with applicable laws, regulations and standards. Our incurred costs for each year are subject to audit by government agencies, which can result in payment demands related to costs they believe should be disallowed. We work with governments to assess the merits of claims and where appropriate reserve for amounts disputed. We could be required to provide repayments to governments and may have a negative effect on our results of operations. Contrary to cost-reimbursable contracts, some costs may not be reimbursed or allowed under fixed-price contracts, which may have a negative effect on our results of operations if we experience costs overruns.
Civil aviation industry
A significant portion of our revenue comes from supplying equipment and training services to the commercial and business airline industries. The civil aviation market is predominantly driven by long-term trends in airline passenger and cargo traffic. The principal factors underlying long-term traffic growth are sustained economic growth and political stability both in developed and emerging markets.

Demand for training solutions in the civil aviation market is further influenced by airline profitability, availability of aircraft financing, OEMs ability to supply aircraft, world trade policies, technological advances, government-to-government relations, price and other competitive factors, fuel prices and geopolitical environment. Historically, the airline industry has been cyclical and consistently strives for cost competitiveness. The biggest challenge to profitability for airlines are rising costs, including oil prices, jet fuel prices and labor costs. Potential impediments to steady growth in air travel include major disruptions such as regional political instability, acts of terrorism, pandemics, natural disasters, prolonged economic recessions, oil price volatility or other major world events.

Constraints in the credit market may reduce the ability of airlines and others to purchase new aircraft, negatively affecting the demand for our training equipment and services, and the purchase of our products. In addition, airline consolidations, fleet decisions or financial challenges involving any of our major commercial airline customers could impact our revenues and limit our opportunity to generate profits from those customers.

Demand for new pilots is expected to rise over the next two decades as a result of rapid fleet expansion and high pilot retirement rates resulting in rising cost of attracting and retaining pilots for our customers and higher competition in training services.
Regulatory matters
Our businesses are heavily regulated. We deal with many government agencies and entities, and are subject to laws and regulations such as export controls, national security and aviation authority of each country. These regulations may change without notice, which could impact our sales and operations. Any changes imposed by a regulatory agency, including changes to safety standards imposed by aviation authorities such as the U.S. FAA, could mean that we have to make unplanned modifications to our products and services, causing delays or resulting in cancelled sales.

The sale or licence of many of our products is subject to regulatory approvals and requirements. These can prevent us from selling to certain countries, or to certain entities or people in or from a country, and require us to obtain from one or more governments an export licence or other approvals to sell certain technology such as defence and security simulators or other training equipment, including data or parts.

We cannot predict the impact that changing laws or regulations might have on our operations. Any changes could present opportunities or, to the contrary, have a materially negative effect on our results of operations or financial condition and we cannot be certain that we will be permitted to sell or licence certain products to customers, which could cause a potential loss of revenue for us.

If we fail to comply with government laws and regulations related to export controls and national security requirements, we could be fined and/or suspended or barred from government contracts or subcontracts for a period of time, which would negatively affect our revenue from operations and profitability, and could have a negative effect on our reputation and ability to procure other government contracts in the future.
9.2      Risks relating to the Company
Evolving standards and technologies
The civil aviation and defence and security markets in which we operate are characterized by changes in customer requirements, new aircraft models and evolving industry standards. If we do not accurately predict the needs of our existing and prospective customers or develop product and service enhancements that address evolving standards and technologies, we may lose current customers and be unable to attract new customers. This could reduce our revenue and market share. The evolution of technology could also have a negative impact on the value of our fleet of FFSs or require significant investments to our fleet to update to the evolving technology.
Research and development activities
We carry out some of our R&D initiatives with the financial participation of governments, including the Government of Quebec through IQ and the SA2GE program, and the Government of Canada through its SADI and SIF. The level of government financial participation reflects government policy, fiscal policy and other political and economic factors. We may not, in the future, be able to replace these existing programs with programs of comparable benefit to us, which could have a negative impact on our financial performance and research and development activities.

CAE Financial Report 2019 I 35

Management’s Discussion and Analysis

We receive investment tax credits from federal and provincial governments in Canada and from the federal government in the U.S. on eligible R&D activities that we undertake. The credits we receive are based on legislation currently enacted. The investment tax credits available to us can be reduced by changes to the respective governments’ legislation which could have a negative impact on our financial performance and research and development activities.

Fixed-price and long-term supply contracts
We provide our products and services mainly through fixed-price contracts that enable us, contrary to cost-reimbursable contracts, to benefit from performance improvements, cost reductions and efficiencies, but also require us to absorb cost overruns reducing profit margins or incurring losses if we are unable to achieve estimated costs and revenues. It can be difficult to estimate all of the costs associated with these contracts or to accurately project the level of sales we may ultimately achieve. In addition, a number of contracts to supply equipment and services to commercial airlines and defence organizations are long-term agreements that can run up to 25 years. While some of these contracts can be adjusted for increases in inflation and costs, the adjustments may not fully offset the increases, which could negatively affect the results of our operations. While we believe we have recorded adequate provisions for risks of losses on fixed-price contracts, it is possible that fixed-price and long-term supply contracts could subject us to additional losses that exceed obligations under the terms of the contracts.

Strategic partnerships and long-term contracts
We have long-term strategic partnerships and contracts with major airlines, aircraft operators and defence forces around the world, including ATP agreements. These long-term contracts are included in our backlog at the awarded amount but could be subject to unexpected adjustments or cancellations and therefore do not represent a guarantee of our future revenues. We cannot be certain that these partnerships and contracts will be renewed on similar terms, or at all, when they expire, and our financial results could be adversely affected by our partners' performance, contribution and indemnifications. We can make no assurance that customers will fulfill existing purchase commitments, exercise purchase options or purchase additional products or services from CAE.

Procurement and OEM leverage
We secure data, parts, equipment and many other inputs from a wide variety of OEMs, subcontractors and other sources. We are not always able to find two or more sources for inputs that we require and, in the case of specific aircraft simulators and other training equipment, significant inputs can only be sole-sourced. We may therefore be vulnerable to delivery schedule delays, the financial condition of the sole-source suppliers and their willingness to deal with us. Within their corporate groups, some sole-source suppliers include businesses that compete with parts of our business. This could lead to onerous licencing terms, high licence fees or even refusal to licence to us the data, parts and equipment packages that are often required to manufacture and operate a simulator based on an OEM’s aircraft.

Where we use an internally produced simulation model for an aircraft, or develop courseware without using OEM-sourced and licenced data, parts and equipment, the OEM in question may attempt retaliatory or obstructive actions against us to block the provision of training services or manufacturing, sale and/or deployment for training of a simulator for such aircraft, claiming breach of its intellectual property rights or other legal basis. Such actions may cause us to incur material legal fees and/or may delay or prevent completion of the simulator development project or provision of training services, which may negatively impact our financial results.

Similarly, where we use open source software, freeware or commercial off-the-shelf software from a third party, the third party in question or other persons may attempt retaliatory or obstructive actions against us to block the use of such software or freeware, claiming breach of licence rights or other legal basis. Such actions may cause us to incur material legal fees and/or may delay or prevent completion of the simulator development project or provision of training services, which may negatively impact our financial results.

Product integration and program management
Our business could be negatively affected if our products do not successfully integrate or operate with other sophisticated software, hardware, computing and communications systems that are also continually evolving. If we experience difficulties on a project or do not meet project milestones, we may have to devote more engineering and other resources than originally anticipated which may impact timing and profitability.

Protection of our intellectual property and brand
We rely, in part, on trade secrets, copyrights and contractual restrictions, such as confidentiality agreements, patents and licences to establish and protect our proprietary rights. These may not be effective in preventing a misuse of our technology or in deterring others from developing similar technologies. We may be limited in our ability to acquire or enforce our intellectual property rights in some countries. Litigation related to our intellectual property rights could be lengthy and costly and could negatively affect our operations or financial results, whether or not we are successful in defending a claim.

As the training partner of choice to enhance safety, efficiency and readiness, our brand is a significant asset. From time to time, we may authorize the use of our brand, under third party license agreements. We control and manage the use of our brand and ensure that our partners and suppliers meet rigorous standards to ensure that our brand value is preserved. Adverse publicity related to incidents or litigation involving us, our partners or suppliers may impact the value of our brand.

36 I CAE Financial Report 2019

Management’s Discussion and Analysis

Third-party intellectual property
Our products contain sophisticated software and computer systems that are supplied to us by third parties. These may not always be available to us. Our production of simulators often depends on receiving confidential or proprietary data on the functions, design and performance of a product or system that our simulators are intended to simulate. Our training systems may also involve the collection and analysis of customer performance data in connection with the use of our training systems. We may not be able to obtain access to these multiple data sets on reasonable terms, or at all.

Infringement claims could be brought against us or against our customers. We may not be successful in defending these claims and we may not be able to develop processes that do not infringe on the rights of third parties, or obtain licences on terms that are commercially acceptable, if at all.

The markets in which we operate are subject to extensive patenting by third parties. Our ability to modify existing products or to develop new products and services may be constrained by third-party patents such that we incur incremental costs to licence the use of the patent or design around the claims made therein.

Key personnel
Our continued success will depend in part on our ability to attract, recruit and retain key personnel and management with relevant skills, expertise and experience. Our compensation policy is designed to mitigate this risk. We also have succession plans in place to help identify and develop an internal pipeline of leadership talent pertaining to engineers, technical and pilot instructors and general management domains.

Labour relations
Approximately 2,600 employees are represented by unions and are covered by 59 collective agreements as of March 31, 2019. These differing collective bargaining agreements have various expiration dates. While we maintain positive relationships with our respective unions, the re-negotiations of the collective bargaining agreements could result in work disruption including work stoppages or work slowdowns. Should a work stoppage occur, it could interrupt our manufacturing or service operations at the impacted location which could adversely affect service to our customers and to our financial performance.

Environmental matters
We use, generate, store, handle and dispose of hazardous materials at our operations, and used to at some of our discontinued or sold operations. Past operators at some of our sites also carried out these activities.

New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, new clean-up requirements or claims on environmental indemnities we committed to may result in us having to incur substantial costs. This could have a materially negative effect on our financial condition and results of operations.

Additionally, the potential impacts of continued climate change are unpredictable. The occurrence of one or more natural disasters or weather-related events could result in a disruption of operations, property damage and adverse effects to the cost or availability of materials and resources. We cannot be certain that our insurance coverage will be sufficient to cover one or more substantial claims, though to date, our insurance coverage has been adequate to meet claims.
Liability risks that may not be covered by indemnity or insurance
We are exposed to liabilities that are unique to the products and services we provide, as our business is complex, international and involves extensive coordination and integration with numerous suppliers, large numbers of highly-skilled employees and partners, advanced technologies and stringent regulatory requirements and performance and reliability standards.

Accordingly, we may be exposed to claims and litigation, including claims for personal injury, death, property damage or business interruption, arising from:

–	Deficiencies in our simulation products and services that directly or indirectly cause damage and/or injury;

–	Deficiencies in training programs or our training services delivery that directly or indirectly cause damage or injury;

–	Incidents occurring during the use of equipment that we have manufactured or operate;

–	Incidents involving products and services that we have provided, including claims for personal injuries or death;

–	Deficiencies in our live flight training equipment, personnel or operations that directly or indirectly cause damage or injury.

Substantial costs could adversely impact our financial condition, cash flows, or operating results. In some but not all circumstances, we may be entitled to certain legal protections or indemnifications from our customers. Although we maintain insurance coverage from established insurance carriers to cover these risks, our insurance coverage may be inadequate to cover all claims and liabilities, the amount of such insurance coverage may not be sufficient and we may be forced to bear substantial costs. Any accident, failure of, or defect in our products or services, even if fully indemnified or insured, could result in significant investment and negatively affect our reputation with our customers and the public. It also could affect the cost and availability of adequate insurance in the future.

CAE Financial Report 2019 I 37

Management’s Discussion and Analysis

Warranty or other product-related claims
We manufacture simulators that are highly complex and sophisticated. Additionally, we may purchase simulators or obtain simulators via acquisitions. These simulators may contain defects that are difficult to detect and correct and if they fail to operate correctly, there could be warranty claims or we may incur significant additional costs to modify or retrofit these products. Correcting these defects could require significant additional costs. If a defective product is integrated into our customers' equipment, we could face product liability claims based on damages to the customers' equipment. Any claims, errors or failures could have a negative effect on our operating results and business. We may also be subject to product liability claims relating to equipment and services related to discontinued operations sold in the past.

Mergers, acquisitions, joint ventures, strategic alliances or divestitures
As part of our growth strategy, at times we engage in business acquisitions or form joint ventures and strategic alliances. The realization of anticipated benefits from these acquisitions and related activities depends, in part, upon our ability to integrate the acquired business, the realization of synergies both in terms of successfully marketing our broadened product and service portfolio, efficient consolidation of the operations of the acquired businesses into our existing operations, cost management to avoid duplication, information systems integration, staff reorganization, establishment of controls, procedures, and policies, performance of the management team and other personnel of the acquired operations as well as cultural alignment. There can be no assurance that we will realize anticipated synergies, or that we will meet any financial and performance targets provided. In addition, our inability to adequately integrate an acquired business in a timely manner might result in departures of qualified personnel or lost business opportunities which would negatively impact operations and financial results. There are also risks associated with the acquisition of a business where certain legacy liabilities could arise. We also may make strategic divestitures from time to time. These transactions may result in continued involvement in the divested businesses, such as through guarantees and transition services following the transaction.
Our ability to penetrate new markets
We are leveraging our knowledge, experience and best practices in simulation-based aviation training and optimization to penetrate the simulation-based training market in healthcare.

As we operate in this market, unforeseen difficulties and expenditures could arise, which may have an adverse effect on our operations, profitability and reputation. Penetrating a new market is inherently more difficult than managing within our already established markets.
U.S. foreign ownership, control or influence mitigation measures
CAE and certain of our subsidiaries are parties to agreements with various departments and agencies of the U.S. government, including the U.S. Department of Defense, which require that these subsidiaries be issued facility security clearances under the U.S. Government National Industrial Security Program. This program requires that any corporation that maintains a facility security clearance be insulated from foreign ownership, control or influence (FOCI) via a mitigation agreement. As a Canadian company, we have entered into FOCI mitigation agreements with U.S. Department of Defense that enable these U.S. subsidiaries to obtain and maintain the requisite facility security clearances to enter into and perform on classified contracts with the U.S. Government. Specifically, these mitigation agreements are a special security agreement for CAE USA Inc. and a proxy agreement (Proxy Agreement) for CAE USA Inc.’s wholly owned subsidiary, CAE USA Mission Solutions Inc. (Proxy Company). If we fail to maintain compliance with either of these FOCI mitigation agreements, the facility security clearances for each entity may be terminated. If this occurred, our U.S. subsidiaries would no longer be eligible to enter into new contracts requiring a facility security clearance and would lose the right to perform its existing contracts with the U.S. government to completion.

A separate board of directors has been established to oversee the management and operations of the Proxy Company. Under the Proxy Agreement, we, and our board of directors, are restricted in our oversight over the Proxy Company’s separate board of directors and its management. In addition, under U.S. Department of Defense rules and procedures, subject to a limited number of restricted matters (such as the sale or disposal of the Proxy Company’s assets; corporate mergers, consolidations, or reorganizations relating to the Proxy Company; pledges, mortgages or other encumbrances on the capital stock of the Proxy Company for purposes other than obtaining working capital; the dissolution of the Proxy Company; and the filing of a bankruptcy petition with respect to the Proxy Company) the Proxy Company board of directors acts independently and has sole authority to make all decisions regarding the management of the proxy company and its business. The actions taken or not taken by the management or the Proxy Company board of directors could have an impact on our growth, reputation and profitability.

Length of sales cycle
The sales cycle for our products and services can be long and unpredictable, ranging from 6 to 18 months for civil aviation applications and from 6 to 24 months or longer for defence and security applications. During the time when customers are evaluating our products and services, we may incur expenses and management time. Making these expenditures in a period that has no corresponding revenue will affect our operating results and could increase the volatility of our share price. We may pre-build certain products in anticipation of orders to come and to facilitate a faster delivery schedule to gain competitive advantage; if orders for those products do not materialize when expected, we have to carry the pre-built product in inventory for a period of time until a sale is realized.

Government procurement policies often allow unsuccessful bidders to protest a contract award. The protest of a contract awarded to CAE may result in the cancellation of our award, extend the period before which we can start recognizing revenue or cause us to incur material legal fees.

38 I CAE Financial Report 2019

Management’s Discussion and Analysis

Seasonality
Our business, revenues and cash flows are affected by certain seasonal trends. In the Civil segment, the level of training delivered is driven by the availability of pilots to train, which tends to be lower in the second quarter as pilots are flying more and training less and thus resulting in lower revenues. In the Defence segment, revenue and cash collection tend to be higher in the second half of the year as contract awards and availability of funding are influenced by the federal government’s budget cycle, which in the U.S. is based on a September year-end. We expect these trends to continue in fiscal 2020.
Returns to shareholders
Payment of dividends, the repurchase of shares under our NCIB and other cash or capital returns to our shareholders depend on various factors, including our operating cash flows, sources of capital, the satisfaction of solvency tests and other financial requirements, our operations and financial results, as well as our dividend and other policies which may be reviewed from time to time.

Information technology systems
An information technology system failure or non-availability, cyber-attack or breach of systems security could disrupt our operations, cause the loss of, corruption of, or unauthorized access to business information and data, compromise confidential or classified information belonging to CAE, our employees, or our business partners, including aircraft OEMs and Defence and Security customers, expose us to regulatory investigation, litigation or contractual penalties or cause reputational harm. We depend on information technology infrastructure and systems, hosted internally or outsourced, to process, transmit and store electronic data and financial information, to manage business operations and to comply with regulatory, legal, national security, contractual and tax requirements. These information technology networks and systems are essential to our ability to perform day-to-day operations and to the effective operation of our business. If the systems do not operate as expected or when expected, this may have a negative effect on our operations, reporting capabilities, profitability and reputation. A series of governance processes are in place to mitigate this risk.

We may, from time to time, replace or update our information technology networks and systems. The implementation of, and transition to, new networks and systems can temporarily disrupt our business activities and result in productivity disruptions.
Reliance on third-party providers for information technology systems and infrastructure management
We have outsourced certain information technology systems maintenance and support services and infrastructure management functions, to third-party service providers. If these service providers are disrupted or do not perform effectively, it may have a material adverse impact on our operations and/or we may not be able to achieve the expected cost savings and may have to incur additional costs to correct errors made by such service providers. Depending on the function involved, such errors may also lead to business disruption, processing inefficiencies and/or security vulnerability.
Cybersecurity
Like other industries worldwide, we are subject to risks in the form of data breaches, malware, unauthorized attempts to gain access to our sensitive information, hacking, phishing, identity theft, theft of intellectual property and confidential information, industrial spying and denial-of-service attacks aimed at causing network failures and services interruption.

We may experience cybersecurity threats to our information technology infrastructure and systems and unauthorized attempts to gain access to our proprietary or sensitive information, as may our customers, suppliers, subcontractors and joint venture partners. Our dependence on information technology infrastructure and systems and our business relationships with aircraft OEMs and Defence and Security customers may increase the risk of such cybersecurity threats. We may experience similar security threats at customer sites that we operate or manage. We must rely on our own safeguards as well as the safeguards put in place by our partners to mitigate the threats. Our partners have varying levels of cybersecurity expertise and safeguards, and their relationships with government contractors, such as CAE, may increase the likelihood that they are targeted by the same cyber threats we face.

Our business requires the appropriate and secure utilization of sensitive and confidential information belonging to third parties such as aircraft OEMs, national defence forces and customers. Our customers or governmental authorities may question the adequacy of our threat mitigation and detection processes and procedures and this could have a negative impact on existing business or future opportunities. Furthermore, given the highly evolving nature of cyber or other security threats or disruptions and their increased frequency, the impact of any future incident cannot be easily predicted or mitigated, and the costs related to such threats or disruptions may not be fully insured or indemnified by other means.

To address the challenges of the evolving cyber threat landscape, we continuously review our security measures. We have implemented security controls, policy enforcement mechanisms, management oversight and monitoring systems in order to prevent, detect and address potential threats. However, we may find it necessary to make further investments to protect our data and infrastructure, as well as our customers data, against cyber-attacks as a result of the increasing persistence, volume and sophistication of cyber-attacks and the evolving nature of these security threats. The amount of cyber insurance coverage that we maintain may not be adequate nor sufficient to cover the claims or liabilities resulting from cyber-attacks.

CAE Financial Report 2019 I 39

Management’s Discussion and Analysis

Data privacy
The management, use and protection of data, including sensitive data, are becoming increasingly important, particularly given the adoption of the General Data Protection Regulation by the European Union and its implementation in May 2018, and the expected proliferation of similar regulatory frameworks in other regions. Further, as our collaboration with third parties continues to grow, our potential exposure to regulatory compliance, operational and reputational risk increases.

If we fail to comply with applicable privacy laws, we could be subject to regulatory penalties, experience damage to our reputation or a loss of confidence in our products and services. We may also incur additional costs for remediation and modification or enhancement of our information systems to prevent future occurrences, all of which could adversely affect our business, operations or financial results.

Furthermore, the adoption of emerging technologies, such as cloud computing, artificial intelligence, process automatization and robotics could lead to both new and complex risks that require continued focus and investment to manage effectively. We identify, assess and manage the operational risk associated with the implementation of new technologies prior to their adoption.

9.3      Risks relating to the market
Foreign exchange
Our operations are global with more than 90% of our revenue generated from worldwide exports and international activities generally denominated in foreign currencies, mainly the U.S. dollar, the Euro and the British pound. Our revenue is generated approximately one‑third in each of the U.S, Europe and the rest of the world.

Three areas of our business are exposed to fluctuations of foreign exchange rates; our network of foreign training and services operations, our production operations outside of Canada (Australia, Germany, and U.S.) and our production operations in Canada. A significant portion of the revenue generated in Canada is in foreign currencies, while a large portion of our operating costs is in Canadian dollars. When the Canadian dollar increases in value, it negatively affects our foreign currency-denominated revenue and hence our financial results. We generally hedge the milestone payments of sales contracts denominated in foreign currencies to mitigate some of the foreign exchange exposure. We continue to hold a portfolio of currency hedging positions intended to mitigate the risk to a portion of future revenues presented by the volatility of the Canadian dollar versus foreign currencies. The hedges are intended to cover a portion of the revenue to allow the unhedged portion to match the foreign cost component of the contract. Since not all of our revenue is hedged, it is not possible to completely offset the effects of changing foreign currency values, which leaves some residual exposure that may impact our financial results. This residual exposure may be higher when currencies experience significant short-term volatility. When the Canadian dollar decreases in value, it negatively affects our foreign currency-denominated costs.

Business conducted through our foreign operations are substantially based in local currencies. A natural hedge exists by virtue of revenues and operating expenses being in like currencies. However, changes in the value of foreign currencies relative to the Canadian dollar creates unhedged currency translation exposure since results are consolidated in Canadian dollars for financial reporting purposes. Appreciation of foreign currencies against the Canadian dollar would have a positive translation impact and a devaluation of foreign currencies against the Canadian dollar would have the opposite effect.
Availability of capital and credit risk
We may be unable to obtain debt to fund our operations and contractual needs and commitments at competitive rates, on commercially reasonable terms or in sufficient amounts. We depend, in part, upon our debt funding. We have various debt facilities with maturities ranging between April 2019 and April 2039, and we cannot provide assurance that these facilities will be refinanced at the same cost, for the same duration and on similar terms as were previously available. If we require additional debt funding, our market liquidity may not be sufficient considering multiple factors including a decline in our financial performance, outlook or our credit ratings, which may adversely affect our ability to fund our operations and contractual or financing commitments.

We are also exposed to credit risk on accounts receivable from our customers. We have adopted policies to ensure we are not significantly exposed to any individual customer. Our policies include analyzing the financial position of certain customers and regularly reviewing their credit quality. We also subscribe from time to time to credit insurance and, in some instances, require a bank letter of credit to secure our customers’ payments to us.
Pension plans
Economic and capital market fluctuations can negatively affect the investment performance, funding and expense associated with our defined benefit pension plans. Pension funding for these plans is based on actuarial estimates and is subject to limitations under applicable regulations. Actuarial estimates prepared during the year were based on, amongst others, assumptions regarding the performance of financial markets, discount rates, inflation rates, future salary increases, estimated retirement ages and mortality rates. The actuarial funding valuation reports determine the amount of cash contributions that we are required to make into registered retirement plans. There can be no assurance that our pension expense and the funding of these plans will not increase in the future, negatively impacting our earnings, cash flow and shareholders' equity. We seek to mitigate this risk by implementing policies and procedures designed to control investment risk and through ongoing monitoring of our funding position.

Additional cash contributions, if required, to fund our defined benefit and defined contribution pension plans may have a negative effect on our operations and financial results.

40 I CAE Financial Report 2019

Management’s Discussion and Analysis

Doing business in foreign countries
We have operations in over 35 countries including our joint venture operations. We also sell and deliver products and services to customers around the world. Sales to customers outside Canada made up more than 90% of revenue in fiscal 2019. We expect sales outside Canada to continue to represent a significant portion of revenue in the foreseeable future. As a result, we are subject to the risks of doing business internationally, including geopolitical instability.

These are the main risks we are facing attributable to international operations:

–	Change in Canadian and foreign government policies, laws, regulations and regulatory requirements, or the interpretation, application, and/or enforcement thereof;

–	Adoption of new, and the expansion of existing tariffs, embargoes, controls, sanctions trade and other restrictions;

–	Recessions and other economic crises in other regions, or specific foreign economies and the impact on our cost of doing business in those countries;

–	General changes in social, economic and geopolitical conditions;

–	Complexity and corruption risks of using foreign representatives and consultants.

Also, changes to the regulatory environment in countries in which we do business may lead to higher custom tariffs, stricter trade policies, changes in the sanctions regime, export restrictions and other restrictions, that may have a negative impact on our sales, financial results and business model.
Political instability
Global uncertainty has remained a risk throughout fiscal 2019 and, in some parts of the world, political instability has become more pronounced, protracted and unpredictable.

Rising geopolitical tensions or prolonged political instability in various countries where we have a presence could lead to delays or cancellation of orders, deliveries or projects, or the expropriation of assets, in which we have invested significant resources, particularly when the customers are state-owned or state-controlled entities. It is possible that in the markets we serve, unanticipated political instability could impact our operating results and financial position.

The social, political and economic impacts of the changing political landscape in Europe, which includes the final outcome of Brexit negotiations remains uncertain and may lead to increased complexity in terms of regulations.

Anti-corruption laws
Sales to foreign customers are subject to Canadian and foreign laws and regulations, including, without limitation, the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act (United States) and other anti-corruption laws. While we have stringent policies in place to comply with such laws, failure by CAE, our employees, foreign representatives and consultants or others working on our behalf to comply with it could result in administrative, civil, or criminal liabilities, including suspension, debarment from bidding for or performing government contracts, which could have a material adverse effect on us. We frequently team with international subcontractors and suppliers who are also exposed to similar risks.

Taxation matters
We collect and pay significant amounts of taxes to various tax authorities. As our operations are complex and the related tax interpretations, regulations, legislation and jurisprudence that pertain to our activities are subject to continual change and evolving interpretation, the final outcome of the taxation of many transactions is uncertain. Also, a substantial portion of our business is conducted in foreign countries and is thereby subject to numerous countries’ tax laws and fiscal policies. A change in applicable tax laws, treaties or regulations or their interpretation could result in a higher effective tax rate on our earnings which could significantly impact our financial results.

CAE Financial Report 2019 I 41

Management’s Discussion and Analysis

10.  RELATED PARTY TRANSACTIONS

A list of principal investments which, in aggregate, significantly impact our results or assets is presented in Note 32 of our consolidated financial statements.

The following table presents our outstanding balances with joint ventures:

(amounts in millions)	2019	2018
Accounts receivable	$33.9	$38.0
Contract assets	13.4	15.9
Other assets	18.7	25.3
Accounts payable and accrued liabilities	2.2	7.3
Contract liabilities	30.7	6.4
Other long-term liabilities	1.6	—

Other assets include a finance lease receivable of $6.7 million (2018 – $9.3 million) maturing in October 2022 and carrying an interest rate of 5.14% per annum, a loan receivable of $11.1 million (2018 – $8.9 million) maturing June 2026 and carrying a fixed interest rate of ten years Euro swap rate plus a spread of 2.50% and a long-term interest-free account receivable of $0.9 million (2018 – $7.2 million) with no repayment term. As at March 31, 2019 and 2018 there are no provisions held against the receivables from related parties.

The following table presents our transactions with joint ventures:

(amounts in millions)	2019	2018
Revenue	$65.5	$72.5
Purchases	2.4	2.6
Other income	1.4	1.5

In addition, during fiscal 2019, transactions amounting to $0.6 million (2018 – $0.8 million) were made, at normal market prices, with organizations for which some of our directors are officers.

Compensation of key management personnel
Key management personnel have the ability and responsibility to make major operational, financial and strategic decisions for CAE and include certain executive officers. The compensation of key management for employee services is shown below:

(amounts in millions)	2019	2018
Salaries and other short-term employee benefits	$6.4	$7.0
Post-employment benefits – defined benefit plans(1)	1.9	1.8
Share-based payments	18.9	17.8
	$27.2	$26.6
 (1)Includes net interest on employee benefits obligations.

42 I CAE Financial Report 2019

Management’s Discussion and Analysis

11.   CHANGES IN ACCOUNTING POLICIES

11.1     New and amended standards adopted
IFRS 9 - Financial Instruments
In July 2014, the IASB released the final version of IFRS 9 - Financial Instruments replacing IAS 39 - Financial Instruments: Recognition and Measurement. IFRS 9 incorporates all three aspects of the accounting for financial instruments: classification and measurement, impairment and hedge accounting.

IFRS 9 contains a new classification and measurement approach for financial assets that reflects the business model in which assets are managed and their cash flow characteristics. The new standard largely retains the existing requirements in IAS 39 for the classification and measurement of financial liabilities.

IFRS 9 replaces the ‘incurred loss’ model in IAS 39 with an ‘expected credit loss’ model. Specifically, the new standard requires entities to account for expected credit losses when financial instruments are first recognized and requires the recognition of expected credit losses on a timelier basis.

The new hedge accounting model is more principles-based and aligns hedge accounting more closely with risk management.

IFRS 9 was adopted retrospectively, with the initial application date as of April 1, 2018. The adoption of this standard had no significant financial impact on the consolidated financial statements of CAE.

IFRS 15 - Revenue from contracts with customers
In May 2014, the IASB released IFRS 15 - Revenue from Contracts with Customers, which supersedes IAS 11 - Construction Contracts and IAS 18 - Revenue and related interpretations. The core principle of the new standard is to recognize revenue to depict fulfillment of performance obligations to customers in amounts that reflect the consideration to which we expect to be entitled in exchange for those goods or services. Revenue is recognized when, or as, the customer obtains control of the goods or services. The new standard also provides guidance for transactions that were not previously addressed comprehensively, improves guidance for multiple-element arrangements and enhances revenue related disclosures.

IFRS 15 was adopted effective April 1, 2018. We have elected to implement the standard using the full retrospective method, which requires the restatement of our 2018 results and an opening adjustment to equity as at April 1, 2017. We have also elected to use the following practical expedients:

–	No restatement for contracts that were completed as at, or prior to April 1, 2017;

–
Reflecting the aggregate effect of modifications to contracts that occurred prior to April 1, 2017 when identifying the satisfied and unsatisfied performance obligations and when determining the transaction prices to be allocated thereto; and

–	For all periods presented prior to April 1, 2018, the amount of the transaction price allocated to the remaining performance obligations or expected depletion of that amount will not be disclosed.

We have reviewed our revenue contracts to evaluate the effect of the new standard on our revenue recognition practices. The adoption of the new standard had the following impacts:

–
Revenue recognition for certain performance obligations previously accounted for using the percentage-of-completion method no longer meet the requirements for revenue recognition over time. Revenue for these performance obligations are recognized upon completion. As the performance obligations for these devices are met and manufacturing advances, the costs to build are recognized as inventory;

–	Contracts in which we receive significant payment in advance now require a portion of the contract consideration to be allocated to a significant financing component, when certain criteria are met;

–	Identification of performance obligations for certain multiple-element arrangements is changed;

–
We previously presented contract assets and liabilities related to construction contracts in the contracts in progress accounts, while balances related to the sale of goods and services were presented in accrued receivables and deferred revenue. All contract balances, on a contract-by-contract basis, are now presented in contract assets or contract liabilities.

CAE Financial Report 2019 I 43

Management’s Discussion and Analysis

The cumulative effect of the impacts of adopting IFRS 15 are presented in the tables below:

Reconciliation of financial position

	April 1, 2017			March 31, 2018
As previously		IFRS 15		As previously	IFRS 15
(amounts in millions)	reported	Adjustments	As restated	reported	Adjustments	As restated
Assets
Cash and cash equivalents	$504.7	$—	$504.7	$611.5	$—	$611.5
Accounts receivable	548.4	(98.3)	450.1	568.4	(116.4)	452.0
Contracts in progress: assets	337.5	(337.5)	—	401.6	(401.6)	—
Contract assets	—	348.5	348.5	—	439.7	439.7
Inventories	416.3	132.7	549.0	375.3	140.8	516.1
Prepayments	63.8	—	63.8	50.0	—	50.0
Income taxes recoverable	25.6	—	25.6	40.7	—	40.7
Derivative financial assets	23.4	—	23.4	13.3	—	13.3
Total current assets	$1,919.7	$45.4	$1,965.1	$2,060.8	$62.5	$2,123.3
Property, plant and equipment	1,582.6	—	1,582.6	1,803.9	—	1,803.9
Intangible assets	944.0	—	944.0	1,055.6	—	1,055.6
Investment in equity
accounted investees	378.4	(2.6)	375.8	244.5	(1.8)	242.7
Deferred tax assets	42.8	0.1	42.9	60.9	0.3	61.2
Derivative financial assets	16.0	—	16.0	11.5	—	11.5
Other assets	471.3	—	471.3	482.0	—	482.0
Total assets	$5,354.8	$42.9	$5,397.7	$5,719.2	$61.0	$5,780.2

Liabilities and equity
Accounts payable and
accrued liabilities	$695.2	$(9.1)	$686.1	$669.6	$(2.7)	$666.9
Provisions	43.2	—	43.2	32.1	—	32.1
Income taxes payable	9.6	—	9.6	15.3	—	15.3
Deferred revenue	266.6	(255.2)	11.4	371.5	(361.5)	10.0
Contracts in progress: liabilities	191.9	(191.9)	—	161.8	(161.8)	—
Contract liabilities	—	593.4	593.4	—	679.5	679.5
Current portion of
long-term debt	51.9	—	51.9	52.2	—	52.2
Derivative financial liabilities	15.5	—	15.5	18.1	—	18.1
Total current liabilities	$1,273.9	$137.2	$1,411.1	$1,320.6	$153.5	$1,474.1
Provisions	39.1	—	39.1	39.5	—	39.5
Long-term debt	1,203.5	—	1,203.5	1,208.7	—	1,208.7
Royalty obligations	138.5	—	138.5	140.8	—	140.8
Employee benefits obligations	157.7	—	157.7	200.6	—	200.6
Deferred gains
and other liabilities	217.8	—	217.8	229.9	—	229.9
Deferred tax liabilities	238.6	(25.6)	213.0	208.1	(23.4)	184.7
Derivative financial liabilities	4.7	—	4.7	4.4	—	4.4
Total liabilities	$3,273.8	$111.6	$3,385.4	$3,352.6	$130.1	$3,482.7
Equity
Share capital	$615.4	$—	$615.4	$633.2	$—	$633.2
Contributed surplus	19.4	—	19.4	21.3	—	21.3
Accumulated other
comprehensive income	193.7	(2.6)	191.1	262.3	(2.0)	260.3
Retained earnings	1,192.3	(66.1)	1,126.2	1,381.4	(67.1)	1,314.3
Equity attributable to equity
holders of the Company	$2,020.8	$(68.7)	$1,952.1	$2,298.2	$(69.1)	$2,229.1
Non-controlling interests	60.2	—	60.2	68.4	—	68.4
Total equity	$2,081.0	$(68.7)	$2,012.3	$2,366.6	$(69.1)	$2,297.5
Total liabilities and equity	$5,354.8	$42.9	$5,397.7	$5,719.2	$61.0	$5,780.2

44 I CAE Financial Report 2019

Management’s Discussion and Analysis

Reconciliation of net income

		Three months ended March 31, 2018			Year ended March 31, 2018
	As previously		IFRS 15		As previously	IFRS 15
	reported	reported	Adjustments	As restated	reported	Adjustments	As restated
Revenue		$780.7	$(59.8)	$720.9	$2,830.0	$(6.5)	$2,823.5
Cost of sales		520.2	(36.3)	483.9	1,953.1	(7.5)	1,945.6
Gross profit		$260.5	$(23.5)	$237.0	$876.9	$1.0	$877.9
Research and development
expenses		22.8	—	22.8	114.9	—	114.9
Selling, general and
administrative expenses		112.3	—	112.3	380.8	—	380.8
Other gains – net		(4.3)	—	(4.3)	(37.4)	—	(37.4)
After tax share in profit of equity
accounted investees		(11.4)	0.1	(11.3)	(42.4)	(0.8)	(43.2)
Operating profit		$141.1	$(23.6)	$117.5	$461.0	$1.8	$462.8
Finance expense – net		24.0	0.2	24.2	76.2	1.0	77.2
Earnings before income taxes		$117.1	$(23.8)	$93.3	$384.8	$0.8	$385.6
Income tax expense		13.7	(6.0)	7.7	29.1	1.8	30.9
Net income		$103.4	$(17.8)	$85.6	$355.7	$(1.0)	$354.7
Attributable to:
Equity holders of the Company		$100.1	$(17.8)	$82.3	$347.0	$(1.0)	$346.0
Non-controlling interests		3.3	—	3.3	8.7	—	8.7
Earnings per share attributable to
equity holders of the Company
Basic		$0.37	$(0.06)	$0.31	$1.29	$—	$1.29
Diluted		$0.37	$(0.06)	$0.31	$1.29	$(0.01)	$1.28

While the timing of contract revenue and profit recognition is impacted, there are no changes to cash flows.

11.2     New and amended standards not yet adopted
IFRS 16 - Leases
In January 2016, the IASB released IFRS 16 - Leases, which will replace IAS 17 - Leases and related interpretations. The new standard introduces a single lessee accounting model and eliminates the classification of leases as either operating or finance leases. It requires the lessee to recognize a right-of-use asset and a lease liability for substantially all leases. Lessors will continue to classify leases as operating leases or finance leases as IFRS 16 substantially carries forward the current lessor accounting requirements.

IFRS 16 will be effective for the fiscal period beginning on April 1, 2019 for CAE.

We have elected to apply IFRS 16 using the modified retrospective approach. Under this approach, the comparative information will not be restated and the cumulative effect of initially applying IFRS 16 will be recognized in equity at the date of initial application, on April 1, 2019.

We expect to apply the following transitional practical expedients:

–	Maintain previous assessment of whether a contract is, or contains, a lease at the date of initial application;

–	Use of hindsight when evaluating the lease term if a contract contains options to extend or terminate the lease;

–	Recognize short-term leases and leases of low value assets as a lease expense on a straight-line basis, consistent with current IAS 17 accounting;

–	Account for leases for which the remaining lease term ends within 12 months of the effective date as a short-term lease;

–	Adjust the right-of-use asset by the amount of the previously assessed IAS 37 onerous contract provision as an alternative to an impairment review;

–	Exclude initial direct costs from the measurement of the right-of-use asset at the date of initial application.

We expect to recognize new right-of-use assets and lease liabilities of approximately $230 million and $260 million, respectively. The change to the recognition, measurement and presentation requirements from the adoption of this standard will result in a decrease of our operating lease expense and an increase of our finance and depreciation expenses. We continue to assess the impact of adoption on deferred tax balances.

You will find more details in Note 26 of our consolidated financial statements on the Company's future minimum lease payments under operating leases as at March 31, 2019.

CAE Financial Report 2019 I 45

Management’s Discussion and Analysis

11.3     Use of judgements, estimates and assumptions
The preparation of the consolidated financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies, the reported amounts of assets and liabilities and disclosures at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses for the period reported. It also requires management to exercise its judgement in applying accounting policies. The areas involving a high degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed below. Actual results could differ from those estimates. Changes will be reported in the period in which they are identified.
Business combinations
Business combinations are accounted for in accordance with the acquisition method. The consideration transferred and the acquiree’s identifiable assets, liabilities and contingent liabilities are measured at their fair value. Depending on the complexity of determining these valuations, we either consult with independent experts or develop the fair value internally by using appropriate valuation techniques which are generally based on a forecast of the total expected future net discounted cash flows. These evaluations are linked closely to the assumptions made by management regarding the future performance of the related assets and the discount rate. Contingent consideration is measured at fair value using a discounted cash flow model.
Development costs
Development costs are recognized as intangible assets and are amortized over their useful lives when they meet the criteria for capitalization. Forecasted revenue and profitability for the relevant projects are used to assess compliance with the capitalization criteria and to assess the recoverable amount of the assets.

Impairment of non-financial assets
Our impairment test for goodwill is based on internal estimates of fair value less costs of disposal calculations and uses valuation models such as the discounted cash flows model (level 3). Key assumptions on which management based its determination of fair value less costs of disposal include estimated growth rates, post-tax discount rates and tax rates. These estimates, including the methodology used, can have a material impact on the respective values and ultimately the amount of any goodwill impairment.

Likewise, whenever property, plant and equipment and intangible assets are tested for impairment, the determination of the assets’ recoverable amount involves the use of estimates by management and can have a material impact on the respective values and ultimately the amount of any impairment.

See Note 20 of our consolidated financial statements for further details regarding assumptions used.

Revenue recognition
Combining contracts
We use judgement to determine if multiple contracts with the same customer should be combined by evaluating if the contracts were negotiated as a single commercial package, if the consideration in one contract depends on the other contract or if the goods and services are a single performance obligation.

Determining the transaction price
We are required to estimate the amount of variable consideration to be included in the transaction price only to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not subsequently occur. The amount of variable consideration is estimated using either the expected value method or the most likely amount depending on which method best predicts the amount we will be entitled to receive.

Transaction price allocated to performance obligations
In allocating the transaction price for contracts with multiple performance obligations, we estimate the stand-alone selling price using the expected cost plus a margin approach if they are not directly observable.

Timing of satisfaction of performance obligations
For contracts where revenue is recognized over time using the cost input method, we are required to estimate the work performed to date as a proportion of the total work to be performed. Management conducts monthly reviews of its estimated costs to complete as well as its revenue and margins recognized, on a contract-by-contract basis. The impact of any revisions in cost and revenue estimates is reflected in the period in which the need for a revision becomes known.

46 I CAE Financial Report 2019

Management’s Discussion and Analysis

Defined benefit pension plans
The cost of defined benefit pension plans and the present value of the employee benefit obligations are determined using actuarial valuations. Actuarial valuations involve, amongst others, making assumptions about discount rates, future salary increases and mortality rates. All assumptions are reviewed at each reporting date. Any changes in these assumptions will impact the carrying amount of the employee benefit obligations and the cost of the defined benefit pension plans. In determining the appropriate discount rate, management considers the interest rates of high quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability. The mortality rate is based on publicly available mortality tables for the specific country. Future salary increases and pension increases are based on expected future inflation rates for the specific country. Individual discount rates are derived from the yield curve and are used to determine the service cost and interest cost of the Canadian defined benefit pension plans at the beginning of the year. The present value of the employee benefit obligations for these Canadian plans is determined based on the individual discount rates derived from the yield curve at the end of the year.

Other key assumptions for pension obligations are based, in part, on current market conditions. See Note 14 of our consolidated financial statements for further details regarding assumptions used.

Government royalty repayments
In determining the amount of repayable government royalties, assumptions and estimates are made in relation to discount rates, expected revenues and the expected timing of revenues. Revenue projections consider past experience and represent management’s best estimate about the future. Revenues after a five-year period are extrapolated using estimated growth rates, ranging from 6% to 15%, over the period of repayments. The estimated repayments are discounted using average rates ranging from 6% to 9.5% based on terms of similar financial instruments. These estimates, along with the methodology used to derive the estimates, can have a material impact on the respective values and ultimately any repayable obligation in relation to government participation. A 1% increase to the growth rates would increase the royalty obligation at March 31, 2019 by approximately $3.5 million (2018 − $4.0 million).

Share-based payments
We measure the cost of cash and equity-settled transactions with employees by reference to the fair value of the related instruments at the date at which they are granted. Estimating fair value for share-based payments requires determining the most appropriate valuation model for a grant, which depends on the terms and conditions of the grant. This also requires making assumptions and determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield.

Income taxes
We are subject to income tax laws in numerous jurisdictions. Judgement is required in determining the worldwide provision for income taxes. The determination of tax liabilities and assets involves uncertainties in the interpretation of complex tax regulations. We provide for potential tax liabilities based on the weighted average probability of the possible outcomes. Differences between actual results and those estimates could influence the income tax liabilities and deferred tax liabilities in the period in which such determinations are made.

Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against the losses that can be utilized. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies. The recorded amount of total deferred tax assets could be altered if estimates of projected future taxable income and benefits from available tax strategies are lowered, or if changes in current tax regulations are enacted that impose restrictions on the timing or extent of our ability to utilize future tax benefits.

Leases
The classification as either finance or operating lease is based on management’s judgement of the application of criteria provided in IAS 17 – Leases and on the substance of the lease arrangement. Most of our arrangements accounted for as operating leases are in relation to buildings and flight simulators. With regards to certain aircraft used in our live training operations, management has concluded that the undiscounted lease rental payments associated with the lease convention to these aircraft should be accounted for as an off‑balance sheet arrangement as it is offset by a reciprocal arrangement with a third party and is non-recourse to CAE.

CAE Financial Report 2019 I 47

Management’s Discussion and Analysis

12.   CONTROLS AND PROCEDURES
The internal auditor reports regularly to management on any weaknesses it finds in our internal controls and these reports are reviewed by the Audit Committee.

In accordance with National Instrument 52-109 issued by the Canadian Securities Administrators, certificates signed by the President and Chief Executive Officer (CEO) and the Chief Financial Officer (CFO) have been filed. These filings certify the appropriateness of our disclosure controls and procedures and the design and effectiveness of the internal controls over financial reporting.

12.1     Evaluation of disclosure controls and procedures
Our disclosure controls and procedures are designed to provide reasonable assurance that information is accumulated and communicated to our President and CEO and CFO and other members of management, so we can make timely decisions about required disclosure and ensure that information is recorded, processed, summarized and reported within the time periods specified under Canadian and U.S. securities laws.

Under the supervision of the President and CEO and the CFO, management evaluated the effectiveness of our disclosure controls and procedures as of March 31, 2019. The President and CEO and the CFO concluded from the evaluation that the design and operation of our disclosure controls and procedures were effective as at March 31, 2019.

12.2   Internal control over financial reporting
Management is responsible for establishing and maintaining adequate internal controls over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting, and the preparation of consolidated financial statements for external purposes in accordance with IFRS. Management evaluated the design and operation of our internal controls over financial reporting as of March 31, 2019, based on the framework and criteria established by the Committee of Sponsoring Organizations of the Treadway Commission on Internal Control – Integrated Framework (2013 Framework), and has concluded that our internal control over financial reporting is effective. Management did not identify any material weaknesses.

There were no changes in our internal controls over financial reporting that occurred during fiscal year 2019 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

13.   OVERSIGHT ROLE OF AUDIT COMMITTEE AND BOARD OF DIRECTORS
The Audit Committee reviews our annual MD&A and related consolidated financial statements with management and the external auditor and recommends them to the Board for their approval. Management and our internal auditor also provide the Audit Committee with regular reports assessing our internal controls and procedures for financial reporting. The external auditor reports regularly to management on any weaknesses it finds in our internal control, and these reports are reviewed by the Audit Committee.
14.   ADDITIONAL INFORMATION
You will find additional information about CAE, including our most recent AIF, on our website at www.cae.com, or on SEDAR at www.sedar.com or on EDGAR at www.sec.gov.

48 I CAE Financial Report 2019

Management’s Discussion and Analysis

15.   SELECTED FINANCIAL INFORMATION
The following table provides selected quarterly financial information for the years 2017 through to 2019.

(amounts in millions, except per share amounts and exchange rates)	Q1	Q2	Q3	Q4	Total
Fiscal 2019
Revenue	$722.0	743.8	816.3	1,022.0	3,304.1
Net income	$71.6	63.6	79.5	125.4	340.1
Equity holders of the Company	$69.4	60.7	77.6	122.3	330.0
Non-controlling interests	$2.2	2.9	1.9	3.1	10.1
Basic EPS attributable to equity holders of the Company	$0.26	0.23	0.29	0.46	1.24
Diluted EPS attributable to equity holders of the Company	$0.26	0.23	0.29	0.46	1.23
Earnings per share before specific items	$0.26	0.23	0.29	0.48	1.25
Average number of shares outstanding (basic)	267.6	267.4	266.1	265.1	266.6
Average number of shares outstanding (diluted)	269.3	269.2	267.5	266.8	268.0
Average exchange rate, U.S. dollar to Canadian dollar	1.29	1.31	1.32	1.33	1.31
Average exchange rate, Euro to Canadian dollar	1.54	1.52	1.51	1.51	1.52
Average exchange rate, British pound to Canadian dollar	1.76	1.71	1.70	1.73	1.72
Fiscal 2018
Revenue	$656.2	618.2	828.2	720.9	2,823.5
Net income	$61.2	62.1	145.8	85.6	354.7
Equity holders of the Company	$59.6	60.3	143.8	82.3	346.0
Non-controlling interests	$1.6	1.8	2.0	3.3	8.7
Basic EPS attributable to equity holders of the Company	$0.22	0.22	0.54	0.31	1.29
Diluted EPS attributable to equity holders of the Company	$0.22	0.22	0.53	0.31	1.28
Earnings per share before specific items	$0.22	0.20	0.38	0.31	1.11
Average number of shares outstanding (basic)	268.6	268.7	268.1	267.6	268.2
Average number of shares outstanding (diluted)	269.8	269.9	269.5	269.0	269.5
Average exchange rate, U.S. dollar to Canadian dollar	1.35	1.26	1.27	1.26	1.28
Average exchange rate, Euro to Canadian dollar	1.48	1.47	1.49	1.55	1.50
Average exchange rate, British pound to Canadian dollar	1.72	1.64	1.68	1.75	1.70
Fiscal 2017(1)
Revenue	$651.6	635.5	682.7	734.7	2,704.5
Net income	$69.3	48.9	69.3	69.1	256.6
Equity holders of the Company
Continuing operations	$68.7	48.3	67.6	67.4	252.0
Discontinued operations	$(0.1)	0.1	0.2	(0.7)	(0.5)
Non-controlling interests	$0.7	0.5	1.5	2.4	5.1
Basic EPS attributable to equity holders of the Company	$0.25	0.18	0.25	0.25	0.94
Continuing operations	$0.25	0.18	0.25	0.25	0.94
Discontinued operations	$—	—	—	—	—
Diluted EPS attributable to equity holders of the Company	$0.25	0.18	0.25	0.25	0.93
Continuing operations	$0.25	0.18	0.25	0.25	0.93
Discontinued operations	$—	—	—	—	—
Earnings per share before specific items	$0.26	0.21	0.26	0.31	1.03
Average number of shares outstanding (basic)	269.3	268.7	268.5	268.3	268.7
Average number of shares outstanding (diluted)	269.6	269.6	269.7	269.6	269.6
Average exchange rate, U.S. dollar to Canadian dollar	1.29	1.30	1.33	1.32	1.31
Average exchange rate, Euro to Canadian dollar	1.46	1.46	1.44	1.41	1.44
Average exchange rate, British pound to Canadian dollar	1.85	1.71	1.66	1.64	1.71

(1) Figures have not been restated to reflect the adoption of IFRS 15. Refer to Changes in accounting policies for further details.

CAE Financial Report 2019 I 49

Management’s Discussion and Analysis

Selected segment information

(amounts in millions, except operating margins)	Q4-2019	Q4-2018	FY2019	FY2018	FY2017(1)
Civil Aviation Training Solutions
Revenue	$593.4	$395.3	$1,875.8	$1,625.3	$1,556.9
Segment operating income	115.5	74.5	344.3	330.1	273.2
Operating margins (%)	19.5	18.8	18.4	20.3	17.5
Defence and Security
Revenue	$387.9	$290.5	$1,306.7	$1,083.0	$1,036.9
Segment operating income	50.7	36.3	131.5	123.9	120.4
Operating margins (%)	13.1	12.5	10.1	11.4	11.6
Healthcare
Revenue	$40.7	$35.1	$121.6	$115.2	$110.7
Segment operating income	4.2	6.7	4.8	8.8	6.6
Operating margins (%)	10.3	19.1	3.9	7.6	6.0
Total
Revenue	$1,022.0	$720.9	$3,304.1	$2,823.5	$2,704.5
Segment operating income	170.4	117.5	480.6	462.8	400.2
Operating margins (%)	16.7	16.3	14.5	16.4	14.8
Restructuring, integration and acquisition costs	$—	$—	$—	$—	$(35.5)
Operating profit	$170.4	$117.5	$480.6	$462.8	$364.7

Selected annual information for the past five years

(amounts in millions, except per share amounts and exchange rates)	2019	2018	2017(1)	2016(1)	2015(1)
Revenue	$3,304.1	$2,823.5	$2,704.5	$2,512.6	$2,246.3
Net income	340.1	354.7	256.6	230.3	204.7
Equity holders of the Company
Continuing operations	330.0	346.0	252.0	239.3	201.2
Discontinued operations	—	—	(0.5)	(9.6)	0.6
Non-controlling interests	10.1	8.7	5.1	0.6	2.9
Average exchange rate, U.S. dollar to Canadian dollar	1.31	1.28	1.31	1.31	1.14
Average exchange rate, Euro to Canadian dollar	1.52	1.50	1.44	1.45	1.44
Average exchange rate, British pound to Canadian dollar	1.72	1.70	1.71	1.98	1.83
Financial position:
Total assets	$7,165.5	$5,780.2	$5,354.8	$4,996.7	$4,656.9
Total non-current financial liabilities(2)	2,242.8	1,380.6	1,370.8	1,318.6	1,427.3
Total net debt	1,882.2	649.4	750.7	787.3	949.6
Per share:
Basic EPS attributable to equity holders of the Company
Continuing operations	$1.24	$1.29	$0.94	$0.89	$0.76
Discontinued operations	—	—	—	(0.04)	—
Diluted EPS attributable to equity holders of the Company
Continuing operations	1.23	1.28	0.93	0.89	0.76
Discontinued operations	—	—	—	(0.04)	—
Earnings per share before specific items	1.25	1.11	1.03	0.86	0.76
Dividends declared	0.39	0.35	0.315	0.295	0.27

(1) Figures have not been restated to reflect the adoption of IFRS 15. Refer to Changes in accounting policies for further details.
(2) Includes long-term debt, long-term derivative liabilities and other long-term liabilities meeting the definition of a financial liability.

50 I CAE Financial Report 2019

CAE INC.

CONSOLIDATED FINANCIAL STATEMENTS

Management’s Report on Internal Control Over Financial Reporting

Management of CAE is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f), 15d-15(f) under the Securities Exchange Act of 1934). CAE’s internal control over financial reporting is a process designed under the supervision of CAE’s President and Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s consolidated financial statements for external reporting purposes in accordance with IFRS, as issued by the International Accounting Standards Board (IASB).

As of March 31, 2019, management conducted an assessment of the effectiveness of the Company’s internal control over the financial reporting based on the framework and criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) on Internal Control – Integrated Framework (2013 Framework). Based on this assessment, management concluded that the Company’s internal control over financial reporting as of March 31, 2019 was effective.

M. Parent                                                             S. Branco
President and Chief Executive Officer                 Vice-president, Finance and Chief Financial Officer

Montreal (Canada)
May 17, 2019

1 | CAE Year-End Financial Results 2019

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of CAE Inc.
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated statements of financial position of CAE Inc. and its subsidiaries (together, the Company) as of March 31, 2019 and 2018 and the related consolidated income statement, consolidated statements of comprehensive income, changes in equity and cash flows for the years then ended, including the related notes (collectively referred to as the consolidated financial statements). We also have audited the Company's internal control over financial reporting as of March 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2019 and 2018, and their financial performance and their cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS). Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for revenues from contracts with customers in the fiscal period beginning on April 1, 2018.
Basis for Opinions
The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

CAE Year-End Financial Results 2019 | 2

Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP 1

Montreal, Canada
May 17, 2019
We have served as the company's auditor since 1991.

_____________________________________________________________________________________________

1 CPA auditor, CA, public accountancy Permit No. A119714

3 | CAE Year-End Financial Results 2019

Consolidated Financial Statements

Consolidated Statement of Financial Position

		March 31	March 31	April 1
(amounts in millions of Canadian dollars)	Notes	2019	2018	2017
			Restated	Restated
			(Note 2)	(Note 2)
Assets
Cash and cash equivalents		$446.1	$611.5	$504.7
Accounts receivable	4	496.0	452.0	450.1
Contract assets	10	523.5	439.7	348.5
Inventories	5	537.0	516.1	549.0
Prepayments		57.4	50.0	63.8
Income taxes recoverable		33.6	40.7	25.6
Derivative financial assets	28	19.3	13.3	23.4
Total current assets		$2,112.9	$2,123.3	$1,965.1
Property, plant and equipment	6	2,149.3	1,803.9	1,582.6
Intangible assets	7	2,027.9	1,055.6	944.0
Investment in equity accounted investees	31	312.1	242.7	375.8
Deferred tax assets	16	71.0	61.2	42.9
Derivative financial assets	28	12.8	11.5	16.0
Other assets	8	479.5	482.0	471.3
Total assets		$7,165.5	$5,780.2	$5,397.7

Liabilities and equity
Accounts payable and accrued liabilities	9	$872.2	$666.9	$686.1
Provisions	11	28.7	32.1	43.2
Income taxes payable		25.7	15.3	9.6
Deferred revenue		11.6	10.0	11.4
Contract liabilities	10	670.2	679.5	593.4
Current portion of long-term debt	12	264.1	52.2	51.9
Derivative financial liabilities	28	17.0	18.1	15.5
Total current liabilities		$1,889.5	$1,474.1	$1,411.1
Provisions	11	36.3	39.5	39.1
Long-term debt	12	2,064.2	1,208.7	1,203.5
Royalty obligations		136.2	140.8	138.5
Employee benefits obligations	14	212.6	200.6	157.7
Deferred gains and other liabilities	15	267.0	229.9	217.8
Deferred tax liabilities	16	147.0	184.7	213.0
Derivative financial liabilities	28	2.7	4.4	4.7
Total liabilities		$4,755.5	$3,482.7	$3,385.4
Equity
Share capital	17	$649.6	$633.2	$615.4
Contributed surplus		24.8	21.3	19.4
Accumulated other comprehensive income	18	199.0	260.3	191.1
Retained earnings		1,457.9	1,314.3	1,126.2
Equity attributable to equity holders of the Company		$2,331.3	$2,229.1	$1,952.1
Non-controlling interests		78.7	68.4	60.2
Total equity		$2,410.0	$2,297.5	$2,012.3
Total liabilities and equity		$7,165.5	$5,780.2	$5,397.7

The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE Year-End Financial Results 2019 | 4

Consolidated Financial Statements

Consolidated Income Statement

Years ended March 31
(amounts in millions of Canadian dollars, except per share amounts)	Notes	2019	2018
			Restated
			(Note 2)
Revenue	30	$3,304.1	$2,823.5
Cost of sales		2,362.6	1,945.6
Gross profit		$941.5	$877.9
Research and development expenses		101.4	114.9
Selling, general and administrative expenses		415.2	380.8
Other gains – net	21	(22.3)	(37.4)
After tax share in profit of equity accounted investees	30	(33.4)	(43.2)
Operating profit		$480.6	$462.8
Finance expense – net	22	80.9	77.2
Earnings before income taxes		$399.7	$385.6
Income tax expense	16	59.6	30.9
Net income		$340.1	$354.7
Attributable to:
Equity holders of the Company		$330.0	$346.0
Non-controlling interests		10.1	8.7
Earnings per share attributable to equity holders of the Company
Basic	17	$1.24	$1.29
Diluted	17	$1.23	$1.28

The accompanying notes form an integral part of these Consolidated Financial Statements.

5 | CAE Year-End Financial Results 2019

Consolidated Financial Statements

Consolidated Statement of Comprehensive Income

Years ended March 31
(amounts in millions of Canadian dollars)	Notes	2019	2018
			Restated
Net income		$340.1	$354.7
Items that may be reclassified to net income
Foreign currency differences on translation of foreign operations		$(12.6)	$78.1
Reclassification to income of foreign currency differences		(23.2)	(26.6)
Net loss on cash flow hedges		(6.9)	(0.3)
Reclassification to income of gain (loss) on cash flow hedges		2.1	(0.6)
Net (loss) gain on hedges of net investment in foreign operations		(20.0)	15.2
Income taxes	16	2.2	2.1
		$(58.4)	$67.9
Items that will never be reclassified to net income
Remeasurement of defined benefit pension plan obligations	14	$4.2	$(33.0)
Net gain on financial assets carried at fair value through OCI	28	—	0.1
Income taxes	16	(1.1)	8.9
		$3.1	$(24.0)
Other comprehensive (loss) income		$(55.3)	$43.9
Total comprehensive income		$284.8	$398.6
Attributable to:
Equity holders of the Company		$271.8	$391.1
Non-controlling interests		13.0	7.5

The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE Year-End Financial Results 2019 | 6

Consolidated Financial Statements

Consolidated Statement of Changes in Equity

		Attributable to equity holders of the Company
		Common shares			Accumulated other			Non-
(amounts in millions of Canadian dollars,		Number of	Stated	Contributed	comprehensive	Retained		controlling	Total
except number of shares)	Notes	shares	value	surplus	income (Note 18)	earnings	Total	interests	equity
Balances at April 1, 2017 (Restated Note 2)		268,397,224	$615.4	$19.4	$191.1	$1,126.2	$1,952.1	$60.2	$2,012.3
Net income		—	$—	$—	$—	$346.0	$346.0	$8.7	$354.7
Other comprehensive income (loss)		—	—	—	69.2	(24.1)	45.1	(1.2)	43.9
Total comprehensive income		—	$—	$—	$69.2	$321.9	$391.1	$7.5	$398.6
Stock options exercised	23	1,246,575	18.7	(3.0)	—	—	15.7	—	15.7
Optional cash purchase of shares		1,967	—	—	—	—	—	—	—
Common shares repurchased and cancelled	17	(2,081,200)	(4.9)	—	—	(39.9)	(44.8)	—	(44.8)
Share-based compensation expense	23	—	—	4.9	—	—	4.9	—	4.9
Dividends to non-controlling interests		—	—	—	—	—	—	(2.6)	(2.6)
Additions to non-controlling interests		—	—	—	—	—	—	3.3	3.3
Stock dividends	17	173,964	4.0	—	—	(4.0)	—	—	—
Cash dividends	17	—	—	—	—	(89.9)	(89.9)	—	(89.9)
Balances at March 31, 2018 (Restated Note 2)		267,738,530	$633.2	$21.3	$260.3	$1,314.3	$2,229.1	$68.4	$2,297.5
Net income		—	$—	$—	$—	$330.0	$330.0	$10.1	$340.1
Other comprehensive (loss) income		—	—	—	(61.3)	3.1	(58.2)	2.9	(55.3)
Total comprehensive (loss) income		—	$—	$—	$(61.3)	$333.1	$271.8	$13.0	$284.8
Stock options exercised	23	1,231,600	21.1	(2.9)	—	—	18.2	—	18.2
Optional cash purchase of shares		2,459	0.1	—	—	—	0.1	—	0.1
Common shares repurchased and cancelled	17	(3,671,900)	(8.8)	—	—	(85.6)	(94.4)	—	(94.4)
Share-based compensation expense	23	—	—	6.4	—	—	6.4	—	6.4
Dividends to non-controlling interests		—	—	—	—	—	—	(2.7)	(2.7)
Stock dividends	17	146,914	4.0	—	—	(4.0)	—	—	—
Cash dividends	17	—	—	—	—	(99.9)	(99.9)	—	(99.9)
Balances at March 31, 2019		265,447,603	$649.6	$24.8	$199.0	$1,457.9	$2,331.3	$78.7	$2,410.0

The accompanying notes form an integral part of these Consolidated Financial Statements.

7 | CAE Year-End Financial Results 2019

Consolidated Financial Statements

Consolidated Statement of Cash Flows

Years ended March 31
(amounts in millions of Canadian dollars)	Notes	2019	2018
			Restated
Operating activities
Net income		$340.1	$354.7
Adjustments for:
Depreciation of property, plant and equipment	6	137.6	120.8
Amortization of intangible and other assets		79.6	78.8
After tax share in profit of equity accounted investees		(33.4)	(43.2)
Deferred income taxes	16	(23.1)	(33.9)
Investment tax credits		8.2	(6.8)
Share-based compensation	23	9.3	23.1
Defined benefit pension plans	14	14.8	7.6
Amortization of other non-current liabilities		(30.3)	(32.8)
Derivative financial assets and liabilities – net		(5.8)	7.8
Gain on disposal of interest in investment	21	—	(14.3)
Remeasurement of investment, net of reorganization and other costs	21	(3.7)	(4.0)
Other		1.9	(10.9)
Changes in non-cash working capital	24	35.2	(43.6)
Net cash provided by operating activities		$530.4	$403.3
Investing activities
Business combinations, net of cash and cash equivalents acquired	3	$(827.8)	$(124.4)
Net proceeds from disposal of interests in investment	21	—	117.8
Addition of assets through the monetization of royalties	30	(202.7)	—
Capital expenditures for property, plant and equipment	6	(251.8)	(173.9)
Proceeds from disposal of property, plant and equipment		2.7	27.0
Additions to intangibles	7	(86.6)	(47.3)
Net payments to equity accounted investees		(37.7)	(11.5)
Dividends received from equity accounted investees		22.0	37.6
Other		2.7	5.7
Net cash used in investing activities		$(1,379.2)	$(169.0)
Financing activities
Proceeds from long-term debt	12	$955.3	$37.8
Repayment of long-term debt	12	(72.7)	(33.4)
Repayment of finance lease	12	(22.0)	(25.0)
Dividends paid		(99.9)	(89.9)
Issuance of common shares		18.3	15.7
Repurchase of common shares	17	(94.4)	(44.8)
Other		5.7	(2.9)
Net cash provided by (used in) financing activities		$690.3	$(142.5)
Effect of foreign exchange rate changes on cash
and cash equivalents		$(6.9)	$15.0
Net (decrease) increase in cash and cash equivalents		$(165.4)	$106.8
Cash and cash equivalents, beginning of period		611.5	504.7
Cash and cash equivalents, end of period		$446.1	$611.5
Supplemental information:
Interest paid		$55.2	$56.0
Interest received		14.9	12.9
Income taxes paid		34.0	36.4
The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE Year-End Financial Results 2019 | 8

Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements
(Unless otherwise stated, all tabular amounts are in millions of Canadian dollars)

The consolidated financial statements were authorized for issue by the board of directors on May 17, 2019.

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations
CAE Inc. and its subsidiaries (or the Company) design, manufacture and supply simulation equipment, provide training, and develop integrated training solutions for defence and security markets, commercial airlines, business aircraft operators, helicopter operators, aircraft manufacturers and for healthcare education and service providers. CAE’s flight simulators replicate aircraft performance in normal and abnormal operations as well as a comprehensive set of environmental conditions utilizing visual systems that contain a database of airports, other landing areas, flying environments, mission-specific environments, and motion and sound cues. The Company offers a range of flight training devices based on the same software used on its simulators. The Company also operates a global network of training centres with locations around the world.

The Company’s operations are managed through three segments:

(i)    Civil Aviation Training Solutions – Provides comprehensive training solutions for flight, cabin, maintenance and ground personnel in commercial, business and helicopter aviation, a range of flight simulation training devices, as well as ab initio pilot training and crew sourcing services;
(ii)   Defence and Security – Is a training systems integrator for defence forces across the air, land and naval domains, and for government organizations responsible for public safety;
(iii)   Healthcare – Designs and manufactures simulators, audiovisual and simulation centre management solutions, develops courseware and offers services for training of medical, nursing and allied healthcare students as well as medical practitioners worldwide.

CAE is a limited liability company incorporated and domiciled in Canada. The address of the main office is 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada, H4T 1G6. CAE shares are traded on the Toronto Stock Exchange and on the New York Stock Exchange.

Basis of preparation
The key accounting policies applied in the preparation of these consolidated financial statements are described below. These policies have been consistently applied to all years presented, unless otherwise stated.

The consolidated financial statements have been prepared in accordance with Part I of the CPA Canada Handbook – Accounting and International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB).

The consolidated financial statements have been prepared under the historical cost convention, except for the following items measured at fair value: contingent consideration, derivative financial instruments, financial instruments at fair value through profit and loss, financial instruments at fair value through other comprehensive income and liabilities for cash-settled share-based arrangements.

The functional and presentation currency of CAE Inc. is the Canadian dollar.

Basis of consolidation
Subsidiaries
Subsidiaries are all entities over which the Company has control. Control exists when the Company is exposed to, or has the rights to, variable returns from its involvement with the entity and has the ability to affect those returns through the power over the entity. Subsidiaries are fully consolidated from the date control is obtained and they are no longer consolidated on the date control ceases. All intercompany accounts and transactions have been eliminated.

Joint arrangements
Joint arrangements are arrangements in which the Company exercises joint control as established by contracts requiring unanimous consent for decisions about the activities that significantly affect the arrangement’s returns. When the Company has the rights to the net assets of the arrangement, the arrangement is classified as a joint venture and is accounted for using the equity method. When the Company has rights to the assets and obligations for the liabilities relating to an arrangement, the arrangement is classified as a joint operation and the Company accounts for each of its assets, liabilities and transactions, including its share of those held or incurred jointly, in relation to the joint operation.

Under the equity method of accounting, interests in joint ventures are initially recognized at cost and adjusted thereafter to recognize the Company’s share of the profits or losses and movements in other comprehensive income (OCI) of the investee. When the Company’s share of losses in a joint venture equals or exceeds its interests in the joint ventures, the Company does not recognize further losses, unless it will incur obligations or make payments on behalf of the joint ventures.

9 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Unrealized gains resulting from transactions with joint ventures are eliminated, to the extent of the Company’s share in the joint venture. For sales of products or services from the Company to its joint ventures, the elimination of unrealized profits is considered in the carrying value of the investment in equity accounted investees in the consolidated statement of financial position and in the share in profit or loss of equity accounted investees in the consolidated income statement.

Business combinations
Business combinations are accounted for under the acquisition method. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Company, if any, at the date control is obtained. The consideration transferred includes the fair value of any liability resulting from a contingent consideration arrangement. Acquisition-related costs, other than share and debt issue costs incurred to issue financial instruments that form part of the consideration transferred, are expensed as incurred. Identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair value at the acquisition date. If a business combination is achieved in stages, the Company remeasures its previously held interest in the acquiree at its acquisition-date fair value and recognizes the resulting gain or loss, if any, in net income.

Contingent consideration classified as a liability is measured at fair value, with subsequent changes recognized in income. If the contingent consideration is classified as equity, it is not remeasured until it is finally settled within equity.

New information obtained during the measurement period, up to 12 months following the acquisition date, about facts and circumstances existing at the acquisition date affect the acquisition accounting.

Non-controlling interests
Non-controlling interests (NCI) represent equity interests in subsidiaries owned by outside parties. The share of net assets of subsidiaries attributable to non-controlling interests is presented as a component of equity. Changes in the Company’s ownership interest in subsidiaries that do not result in a loss of control are accounted for as equity transactions.

The Company treats transactions with non-controlling interests as transactions with equity owners of the Company. For interests purchased from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals of non-controlling interests are also recorded in equity.

Financial instruments and hedging relationships
Recognition, classification and measurement
A financial instrument is any contract that gives rise to a financial asset in one entity and a financial liability or equity instrument in another entity. Financial assets and financial liabilities, including derivatives, are recognized in the consolidated statement of financial position when the Company becomes a party to the contractual provisions of the financial instrument. On initial recognition, all financial instruments are measured at fair value. When there is a difference between the fair value of the consideration given or received at initial recognition and the amount determined using a valuation technique, such difference is recognized immediately in income unless it qualifies for recognition as some other type of asset or liability.

Financial instruments are subsequently measured based on their classification, which are:

–	Financial instruments measured at amortized cost;

–	Financial instruments measured at fair value through profit or loss (FVTPL);

–	Financial instruments measured at fair value through other comprehensive income (FVOCI).

Financial assets
A financial asset is measured at amortized cost if it meets both of the following conditions:
–     The asset is held within a business model whose objective is to hold assets to collect contractual cash flows; and
–  The contractual terms of the financial asset give rise, on specific dates, to cash flows that are solely payments of principal and interest (SPPI) on the principal amount outstanding.

Financial assets at amortized cost are subsequently measured using the effective interest rate (EIR) method and are subject to impairment. Gains and losses are recognized in income when the asset is derecognized, modified or impaired. The Company’s financial assets at amortized cost include accounts receivable and advances to a portfolio investment.

Financial assets at FVTPL include financial assets held for trading, financial assets designated upon initial recognition at fair value through profit or loss, and financial assets mandatorily required to be measured at fair value. Financial assets are classified as held for trading if they are acquired for the purpose of selling or repurchasing in the near term. Derivatives, including separated embedded derivatives, are also classified as held for trading unless they are designated as effective hedging instruments. Financial assets with cash flows that are not SPPI are classified and measured at FVTPL, irrespective of the business model. Financial assets at FVTPL are carried in the statement of financial position at fair value with net changes in fair value recognized in the income statement. The Company’s financial assets at FVTPL include cash and cash equivalents, and derivative instruments not designated as hedging instrument in a hedge relationship.

CAE Year-End Financial Results 2019 | 10

Notes to the Consolidated Financial Statements

Financial assets at FVOCI are equity investments the Company has irrevocably elected to classify at FVOCI. This classification is determined on an instrument-by-instrument basis. Gains and losses on these financial assets are never transferred to income. Dividends are recognized in the income statement when the right of payment has been established, except when the Company benefits from such proceeds as a recovery of part of the cost of the financial asset, in which case, such gains are recorded in OCI.

Financial assets are not reclassified subsequent to their initial recognition, unless the Company changes its business model for managing financial assets.

Financial liabilities
Financial liabilities at FVTPL include financial liabilities held for trading and financial liabilities designated upon initial recognition as at FVTPL. Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term. This category also includes derivatives financial instruments that are not designated as hedging instrument in a hedge relationship. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments.

Financial liabilities at FVTPL are carried in the statement of financial position at fair value with net changes in fair value recognized in the income statement. The Company’s financial liabilities measured at FVTPL include contingent liabilities arising on business combinations and also derivative instruments not designated as hedging instrument in a hedge relationship.

Financial liabilities at amortized cost are subsequently measured using the EIR method. Gains and losses are recognized in income when the liabilities are derecognized as well as through the EIR amortization process. The Company’s financial liabilities at amortized cost include accounts payables, accrued liabilities, long term debt, including interest payable, as well as royalty obligations.

Transaction costs
Transaction costs that are directly related to the acquisition or issuance of financial assets and financial liabilities (other than those classified at FVTPL and FVOCI) are included in the fair value initially recognized for those financial instruments. These costs are amortized to income using the EIR method.

Offsetting of financial assets and financial liabilities
Financial assets and financial liabilities are offset and the net amount is presented in the consolidated statement of financial position when the Company has an unconditional and legally enforceable right to set off the recognized amounts and intends to settle on a net basis or to realize the assets and settle the liabilities simultaneously.

Hedge accounting
The Company uses derivative financial instruments, such as forward currency contracts, cross currency swaps and interest rate swaps to hedge its foreign currency risks and interest rate risks, respectively. A hedging relationship qualifies for hedge accounting when it meets all of the following effectiveness requirements:

–	There is ‘an economic relationship’ between the hedged item and the hedging instrument;

–	The effect of credit risk does not ‘dominate the value changes’ that result from that economic relationship;

–	The hedge ratio of the hedging relationship is the same as that resulting from the quantities of:
–The hedged item that the Company actually hedges and
–The hedging instrument that the Company actually uses to hedge that quantity of hedged item.

For the purpose of hedge accounting, hedges are classified as:

–
Cash flow hedges when hedging the exposure to variability in cash flows that is either attributable to a particular risk associated with a recognized asset or liability or a highly probably forecast transaction or the foreign currency risk in an unrecognized firm commitment;

–	Hedges of a net investment in a foreign operation;

–	Fair value hedges when hedging the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment.

Documentation
At the inception of a hedge relationship, the Company formally documents the designation of the hedge, the risk management objectives and strategy, the hedging relationship between the hedged item and hedging item and the method for testing the effectiveness of the hedge, which must be reasonably assured over the term of the hedging relationship and can be reliably measured. The Company formally assesses, both at inception of the hedge relationship and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items in relation to the hedged risk.

Cash flow hedge
The effective portion of changes in the fair value of derivative instruments that are designated and qualify as cash flow hedges is recognized in OCI, while the ineffective portion is recognized immediately in income. Amounts accumulated in OCI are reclassified to income in the period in which the hedged item affects income. However, when the forecasted transactions that are hedged items result in recognition of non-financial items, gains and losses previously recognized in OCI are included in the initial carrying value of the related non-financial assets acquired or liabilities incurred. The deferred amounts are ultimately recognized in income as the related non-financial items are derecognized or amortized.

11 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Hedge accounting is discontinued prospectively when the hedging relationship no longer meets the criteria for hedge accounting, when the designation is revoked, or when the hedging instrument expires or is sold. Any cumulative gain or loss directly recognized in OCI at that time remains in OCI until the hedged item is recognized in income. When it is probable that a hedged transaction will not occur, the cumulative gain or loss that was recognized in OCI is recognized in income immediately.

Hedge of net investments in foreign operations
The Company has designated certain long-term debts as a hedging item of the Company’s overall net investments in foreign operations whose activities are denominated in a currency other than the Company’s functional currency. The portion of gains or losses on the hedging item that is determined to be an effective hedge is recognized in OCI and is limited to the translation gain or loss on the net investment.

Fair value hedge
The Company currently does not enter into fair value hedge transactions.

Derecognition
Financial assets
A financial asset is derecognized when:

–	The rights to receive cash flows from the asset have expired; or

–
The Company has transferred its rights to receive cash flows from the asset and either has transferred substantially all the risks and rewards of the asset or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

The Company is involved in a program in which it sells interests in certain of its accounts receivable. The Company continues to act as a collection agent. Under the program the Company transfers some significant risks and rewards of the accounts receivable it sells and retains others. The accounts receivable are derecognized up to an amount corresponding to the extent of the Company's continuing involvement, which represents its maximum retained exposure.

Impairment of financial assets
The Company uses the expected credit loss (ECL) model for calculating impairment of financial assets and recognizes expected credit losses as loss allowances for assets measured at amortized cost. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Company expects to receive, discounted at the original or credit adjusted effective interest rate. ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL).

For trade receivables and contract assets, the Company applies the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognized from initial recognition of the assets.

Financial liabilities
A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expired.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the income statement.

Foreign currency translation
Foreign operations
Assets and liabilities of subsidiaries that have a functional currency other than the Canadian dollar are translated from their functional currency to Canadian dollars at exchange rates in effect at the reporting date. Revenue and expenses are translated at the average exchange rates. The resulting translation adjustments are included in OCI.

When a Company has a long-term intercompany balance receivable from or payable to a foreign operation for which settlement is not planned in the foreseeable future, such item is considered, in substance, a part of the Company’s net investment in that foreign operation. Gains or losses arising from the translation of those intercompany balances denominated in foreign currencies are also included in OCI.

Transactions and balances
Monetary assets and liabilities denominated in foreign currencies are translated at the prevailing exchange rate at the reporting date. Non-monetary assets and liabilities, and revenue and expense items denominated in foreign currencies are translated into the functional currency using the exchange rate prevailing at the dates of the respective transactions. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in income, except when deferred in OCI as qualifying cash flow hedges and qualifying net investment hedges.

CAE Year-End Financial Results 2019 | 12

Notes to the Consolidated Financial Statements

Cash and cash equivalents
Cash and cash equivalents consist of cash and highly-liquid investments with original terms to maturity of 90 days or less at the date of purchase.

Accounts receivable
Receivables are initially recognized at fair value and are subsequently carried at amortized cost, net of a credit loss allowances, based on expected recoverability. The amount of the allowance is the difference between the asset’s carrying amount and the present value of the estimated future cash flows, discounted at the original effective interest rate. The loss is recognized in income. Subsequent recoveries of amounts previously provided for or written-off are recognized in income.

Inventories
Raw materials are valued at the lower of average cost and net realizable value. Spare parts to be used in the normal course of business are valued at the lower of cost, determined on a specific identification basis, and net realizable value.

Work in progress is stated at the lower of cost, determined on a specific identification basis, and net realizable value. The cost of work in progress includes material, labour and an allocation of manufacturing overhead, which is based on normal operating capacity.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to generate revenue. In the case of raw materials and spare parts, the replacement cost is the best measure of net realizable value.

Property, plant and equipment
Property, plant and equipment are recorded at cost less any accumulated depreciation and any accumulated net impairment losses. Costs include expenditures that are directly attributable to the acquisition or manufacturing of the item. The cost of an item of property, plant and equipment that is initially recognized includes, when applicable, the initial present value estimate of the costs required to dismantle and remove the asset and restore the site on which it is located at the end of its useful life. Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment. Subsequent costs, such as updates on training devices, are included in the asset’s carrying amount or recognized as a separate asset only when it is probable that future economic benefits will flow to the Company and the cost of the item can be reliably measured; otherwise, they are expensed.

A loss on disposal is recognized in income when the carrying value of a replaced item is derecognized, unless the item is transferred to inventories. If it is not practicable to determine the carrying value, the cost of the replacement and the accumulated depreciation calculated by reference to that cost will be used to derecognize the replaced part. The costs of day-to-day servicing of property, plant and equipment are recognized in income as incurred. Gains and losses on disposal of property, plant and equipment are determined by comparing the proceeds from disposal with its carrying amount, and are recognized net within other gains and losses.

The different components of property, plant and equipment are recognized separately when their useful lives are materially different and such components are depreciated separately in income. Leased assets are depreciated over the shorter of the lease term and their useful lives. If it is reasonably certain that the Company will obtain ownership by the end of the lease term, the leased asset is depreciated over its useful life. Land is not depreciated. The estimated useful lives, residual values and depreciation methods are as follows:

	Method	Amortization rate/period
Buildings and improvements	Declining balance/Straight-line	2.5 to 10%/3 to 40 years
Simulators	Straight-line (10% residual)	Not exceeding 25 years
Machinery and equipment	Declining balance/Straight-line	20 to 35%/2 to 15 years
Aircraft	Straight-line (residual not exceeding 15%)	Not exceeding 25 years
Aircraft engines	Based on utilization	Not exceeding 3,500 hours

Depreciation methods, useful lives and residual values are reviewed and adjusted, if appropriate, on a prospective basis at each reporting date.

Leases
The Company leases certain property, plant and equipment from and to others. Leases in which substantially all the risks and rewards of ownership are transferred are classified as finance leases. All other leases are accounted for as operating leases.

The Company as a lessor
With regards to finance leases, the asset is derecognized at the commencement of the lease. The net present value of the minimum lease payments and any discounted unguaranteed residual value are recognized as non-current receivables. Finance income is recognized over the term of the lease based on the effective interest method. Income from operating leases is recognized on a straight-line basis over the term of the corresponding lease.

13 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

The Company as a lessee
Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased item and the present value of the minimum lease payments. Any initial direct costs of the lessee are added to the amount recognized as an asset. The corresponding obligations are included in long-term debt. Finance expense is recognized over the term of the lease based on the effective interest method. Payments made under operating leases are charged to income on a straight-line basis over the term of the lease.

Sale and leaseback transactions
The Company engages in sales and leaseback transactions as part of the Company’s financing strategy to support investment in the Civil Aviation training Solutions and Defence and Security segments. Where a sale and leaseback transaction results in a finance lease, any excess of sales proceeds over the carrying amount is deferred and amortized over the lease term. Where a sale and leaseback transaction results in an operating lease, and it is clear that the transaction is established at fair value, any profit or loss is recognized in income. If the sales price is below fair value, the shortfall is recognized in income immediately except if the loss is compensated for by future lease payments at below market price, it is deferred and amortized in proportion to the lease payments over the period the asset is expected to be used. If the sale price is above fair value, the excess over fair value is deferred and amortized over the period the asset is expected to be used.

Intangible assets
Goodwill
Goodwill is measured at cost less accumulated impairment losses, if any.

Goodwill arises on the acquisition of subsidiaries. Goodwill represents the excess of the aggregate of the cost of an acquisition, including the Company’s best estimate of the fair value of contingent consideration and the acquisition-date fair value of any previous held equity interest in the acquiree, over the fair value of the net identifiable assets of the acquiree at the acquisition date.

Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Research and development (R&D)
Research costs are expensed as incurred. Development costs are also charged to income in the period incurred unless they meet all the specific capitalization criteria established in IAS 38, Intangible Assets. Capitalized development costs are stated at cost and net of accumulated amortization and accumulated impairment losses, if any. Amortization of the capitalized development costs commences when the asset is available for use and is included in research and development expense.

Other intangible assets
Intangible assets acquired separately are measured at cost upon initial recognition. The cost of intangible assets acquired in a business combination is the fair value as at the acquisition date. Following initial recognition, intangible assets are carried at cost, net of accumulated amortization and accumulated impairment losses, if any.

The cost of an internally generated intangible asset comprises all directly attributable costs necessary to create, produce, and prepare the asset to be capable of operating in the manner intended by management.

Gains and losses on disposal of intangible assets are determined by comparing the proceeds from disposal with its carrying amount and are recognized within other gains and losses.

Amortization
Amortization is calculated using the straight-line method for all intangible assets over their estimated useful lives as follows:

Amortization period
(in years)
Capitalized development costs	3 to 10
Customer relationships	3 to 20
ERP and other software	3 to 10
Licenses and technology	3 to 20
Other intangible assets	2 to 40

Amortization methods and useful lives are reviewed and adjusted, if appropriate, on a prospective basis at each reporting date.

Impairment of non-financial assets
The carrying amounts of the Company’s non-financial assets subject to amortization are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill and assets that are not yet available for use are tested for impairment annually or at any time if an indicator of impairment exists.

CAE Year-End Financial Results 2019 | 14

Notes to the Consolidated Financial Statements

The recoverable amount of an asset or a cash-generating unit (CGU) is the greater of its value in use and its fair value less costs of disposal. The recoverable amount is determined for an individual asset; unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. In such case, the CGU that the asset belongs to is used to determine the recoverable amount.

For the purposes of impairment testing, the goodwill acquired in a business combination is allocated to CGUs or groups of CGUs, which generally corresponds to its operating segments or one level below, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its estimated recoverable amount. Where the recoverable amount of a CGU to which goodwill has been allocated is lower than the CGU’s carrying amount, the related goodwill is impaired. Any remaining amount of impairment exceeding the impaired goodwill is recognized on a pro rata basis of the carrying amount of each asset in the respective CGU. Impairment losses are recognized in income.

The Company evaluates impairment losses, other than goodwill impairment, for potential reversals at each reporting date. An impairment loss is reversed if there is any indication that the loss has decreased or no longer exists due to changes in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. Such reversal is recognized in income.

Borrowing costs
Borrowing costs that are directly attributable to the acquisition or construction of a qualifying asset are capitalized as part of the cost of the asset. A qualifying asset is one that takes a substantial period of time to get ready for its intended use. Capitalization of borrowing costs ceases when the asset is completed and ready for its intended use. All other borrowing costs are recognized as finance expense in income, as incurred.

Other assets
Restricted cash
The Company is required to hold a defined amount of cash as collateral under the terms of certain subsidiaries’ external bank financing, government-related sales contracts and business combination arrangements.

Deferred financing costs
Deferred financing costs related to the revolving unsecured term credit facilities, when it is probable that some or all of the facilities will be drawn down, and deferred financing costs related to sale and leaseback agreements are included in other assets at cost and are amortized on a straight-line basis over the term of the related financing agreements.

Accounts payable and accrued liabilities
Accounts payable and accrued liabilities are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

Provisions
Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognized for future operating losses. Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as a finance expense. When there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole.

Provisions for estimated contract losses are recognized as an onerous contract provision in the period in which the loss is determined. Contract losses are measured at the amount by which the estimated total costs exceed the estimated total revenue from the contract. Warranty provisions are recorded when revenue is recognized based on past experience.

Long-term debt
Long-term debt is recognized initially at fair value, net of transaction costs incurred. They are subsequently stated at amortized cost. Any difference between the proceeds, net of transaction costs, and the redemption value is recognized in income over the period of borrowings using the effective interest method.

Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In these cases, the fee is deferred until the drawdown occurs. To the extent that there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalized as a pre-payment for liquidity services and amortized over the period of the facility to which it relates.

15 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Share capital
Common shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

When share capital recognized as equity is repurchased, the amount of the consideration paid, which includes directly attributable costs, net of tax, is recognized as a deduction from equity.

Revenue recognition
The Company recognizes revenue when it transfers the control of the promised goods or services to the customer. The transaction price is the amount of consideration to which the Company is expected to be entitled to in exchange for transferring promised goods or services. Variable consideration is included in the transaction price when it is highly probable that there will be no significant reversal of revenue in the future. Variable consideration is usually derived from sales incentives, in the form of discounts or volume rebates, and penalties. The Company identifies the various performance obligations of the contract and allocates the transaction price based on the estimated relative stand-alone selling prices of the promised goods or services underlying each performance obligation.

The Company’s performance obligations are satisfied over time or at a point in time depending on the transfer of control to the customer.

Sales of goods and services
Customized training devices
Revenues from contracts with customers for the design, engineering, and manufacturing of training devices are recognized over time using the cost input method when the Company determines that these devices have a sufficient level of customization such that they have no alternative use and the Company has enforceable rights to payment for work completed to date. The measure of progress toward complete satisfaction of the performance obligation is generally determined by comparing the actual direct contract costs incurred to date to the total estimated costs for the entire contract. When the Company determines that there is an alternative use for these devices, revenue is recognized at a point in time, when the customer obtains control of the device.

Standardized training devices
Revenue from contracts with customers for the construction of standardized training devices is recognized at a point in time, when the customer obtains control of the device.

Training services
Revenues from the sale of training hours or training courses are recognized at a point in time, when services are rendered.

For flight schools, cadet training courses are offered mainly by way of ground school and live aircraft flight. For both phases, revenue is recognized over time, using the time elapsed input method.

Product maintenance, support and updates
Revenues from the sale of product maintenance services and post-delivery customer support are recognized over time, using the time elapsed output method or costs incurred method. Revenues from update services, to enhance a training device currently owned by a customer, are recognized over time, using the cost input method.

Spare parts
Revenue from the sale of spare parts is recognized at a point in time, which is generally on delivery to the customer.

Software arrangements
Revenue from off-the-shelf software sales is recognized at a point in time, on delivery. Revenue from fixed-price software arrangements and software customization contracts that require significant production, modification, or customization of software is recognized over time using the cost input method.

Other
Significant financing component
The Company accounts for a significant financing component on contracts of more than 12 months where timing of cash receipts and revenue recognition differ substantially. The transaction price for such contracts is adjusted for the time value of money, using the rate that would be reflected in a separate financing transaction between the Company and its customers at contract inception, to take into consideration the significant financing component.

Non-monetary transactions
The Company may also enter into sales arrangements where little or no monetary consideration is involved. The non-monetary transactions are measured at the most reliable measure of the fair value of the asset or service given up or fair value of the asset or service received.

CAE Year-End Financial Results 2019 | 16

Notes to the Consolidated Financial Statements

Contract modifications
Contract modifications, which consist of an increase in the scope or price of a contract, are accounted for as a separate contract when the additional goods or services to be delivered are distinct from those delivered prior to the contract modification and when the price increases by an amount of consideration that reflects its stand-alone selling price. Contract modifications are treated prospectively when the additional goods or services are distinct, but the price increase does not reflect the stand-alone selling price. When the remaining goods or services are not distinct, the Company recognizes an adjustment to revenue of the initial contract on a cumulative catch-up basis at the date of the contract modification.

Costs to obtain and to fulfill a contract
The Company recognizes incremental costs of obtaining a contract as an asset when they are expected to be recovered over a period of more than one year. The Company recognizes costs directly related to fulfilling a contract with a customer as an asset when they generate or enhance resources that will be used to satisfy the performance obligation in the future and they are expected to be recovered, These assets are amortized on a systematic basis that is consistent with the Company’s transfer of the related goods or services to the customer.

Right to invoice
If the Company has the right to invoice a customer in an amount that directly corresponds with the value of the Company’s performance to date then revenue can be recognized at the invoice amount.

Contract balances
The timing of revenue recognition, billing and cash collections results in accounts receivable, contract assets and contract liabilities on the consolidated financial position.

Contract assets are recognized when revenue is recognized in excess of billings or when the Company has a right to consideration and that right is conditional to something other than the passage of time. Contract assets are subsequently transferred to accounts receivable when the right to payment becomes unconditional.

Contract liabilities are recognized when payments received from customers are in excess of revenue recognized. Contract liabilities are subsequently recognized in revenue when the Company satisfies its performance obligations.

Contract assets and contract liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period and are classified as current based on our normal operating cycle.

Employee benefits
Defined benefit pension plans
The Company maintains defined benefit pension plans that provide benefits based on length of service and final average earnings.

The defined benefit asset or liability comprises the present value of the defined benefit obligation at the reporting date less the fair value of plan assets out of which the obligations are to be settled. The defined benefit obligations are actuarially determined for each plan using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash flows using the interest rate of high-quality corporate bonds that are denominated in the currency in which the benefit will be paid and that have terms to maturity approximating the terms of the related pension obligation. In countries where there is no deep market in such bonds, the market rates on government bonds are used.

The value of any employee benefit asset recognized is restricted to the present value of any economic benefits available in the form of refunds from the plan or reductions in the future contributions to the plan (asset ceiling test). Minimum funding requirements may give rise to an additional liability to the extent that they require paying contributions to cover an existing shortfall. Plan assets can only be used to fund employee benefits, are not available to the creditors of the Company, nor can they be paid directly to the Company. Fair value of plan assets is based on market price information.

The Company determines the net pension cost of its Canadian defined benefit plans utilizing individual discount rates derived from the yield curve. For the other defined benefit plans, the Company utilises a single weighted average discount rate derived from the yield curve.

Actuarial gains and losses arising from experience adjustments, changes in actuarial assumptions and the effect of any asset ceiling and minimum liability are recognized to OCI in the period in which they arise. Past service costs are recognized as an expense as incurred at the earlier of when the plan amendment or curtailment occurs and when the entity recognizes related termination benefits.

Defined contribution pension plans
The Company also maintains defined contribution plans for which the Company pays fixed contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The Company has no legal or constructive obligation to pay further amounts if the fund does not hold sufficient assets to pay the benefits to all employees. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in income as the services are provided.

17 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Termination benefits
Termination benefits are recognized as an expense when the Company is demonstrably committed, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. Termination benefits for voluntary redundancies are recognized as an expense, if the Company has made an offer of voluntary redundancy, based on the number of employees expected to accept the offer. Benefits falling due more than 12 months after the reporting date are discounted to their present value.

Share-based payment transactions
The Company’s share-based payment plans consist of two categories: an equity-settled share-based payment plan comprised of the Employee Stock Option Plan (ESOP); and cash-settled share-based payments plans that include the Employee Stock Purchase Plan (ESPP), the Executive Deferred Share Unit (EDSU) plan, the Deferred Share Unit (DSU) plan, the Long-Term Incentive Time Based plans and a Long-Term Incentive Performance Based plan. The Long-Term Incentive – Deferred Share Unit (LTI-DSU) plan and the Long-Term Incentive – Time Based Restricted Share Unit (LTI-TB RSU) plan are time based plans and the Long-Term Incentive – Performance Share Unit (LTI-PSU) plan is performance based plan.

For both categories, the fair value of the employee services received in exchange is recognized as an expense in income. Service and non-market performance conditions attached to the transactions are not taken into account in determining fair value.

For the equity-settled plan, the cost of equity-settled transactions is measured at fair value using the Black-Scholes option pricing model. The compensation expense is measured at the grant date and recognized over the service period with a corresponding increase to contributed surplus. The cumulative expenses recognized for equity-settled transactions at each reporting date represents the extent to which the vesting period has expired and management’s best estimate of the number of equity instruments that will ultimately vest. For options with graded vesting, each tranche is considered a separate grant with a different vesting date and fair value, and each tranche is accounted for separately. When the options are exercised, the Company issues new shares and the proceeds received net of any directly attributable transaction costs are credited to share capital.

For cash-settled plans, a corresponding liability is recognized. The fair value of employee services received is calculated by multiplying the number of units expected to vest with the fair value of one unit as of grant date based on the market price of the Company’s common shares. The fair value of the ESPP is a function of the Company’s contributions. Until the liability is settled, the Company re-measures the fair value of the liability at the end of each reporting period and at the date of settlement, with any changes in fair value recognized in income for the period. The Company has entered into equity swap agreements with two major Canadian financial institutions in order to reduce its earnings exposure related to the fluctuation in the Company’s share price relating to the EDSU, DSU, LTI-DSU and LTI-TB RSU programs.

Current and deferred income tax
Income tax expense comprises current and deferred tax. An income tax expense is recognized in income except to the extent that it relates to items recognized in OCI or directly in equity, in which case it is recognized in OCI or directly in equity, respectively.

Current tax is the amount expected to be paid or recovered from taxation authorities on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date in the countries where the Company and its subsidiaries operate and generate taxable income, and any adjustment to tax payable or receivable in respect of previous years.

Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions, where appropriate, on the basis of amounts expected to be paid to the tax authorities.

Deferred tax is recognized using the financial position liability method, providing for temporary differences between the tax bases of assets or liabilities and their carrying amounts in the consolidated financial statements.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, and jointly controlled entities, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax is measured on an undiscounted basis at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets are recognized for all deductible temporary differences and carry forward of unused tax losses. The recognition of deferred tax assets are limited to the amount which is probable to be realized.

Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that a recognized deferred tax asset will be realized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that an unrecognized deferred tax asset will be realized.

CAE Year-End Financial Results 2019 | 18

Notes to the Consolidated Financial Statements

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different taxable entities which intend to settle current tax liabilities and assets on a net basis or if their tax assets and liabilities will be realized simultaneously.

Taxes on income in the interim periods are accrued by jurisdiction using the effective tax rate that would be applicable to expected total annual profit or loss of the jurisdiction.

Investment tax credits
Investment tax credits (ITCs) arising from R&D activities are deducted from the related costs and are accordingly included in the determination of net income when there is reasonable assurance that the credits will be realized. ITCs arising from the acquisition or development of property, plant and equipment and capitalized development costs are deducted from the cost of those assets with amortization calculated on the net amount. Investment tax credits expected to be recovered beyond 12 months are classified in Other assets.

Earnings per share
Earnings per share is calculated by dividing the net income for the period attributable to the common shareholders of the Company by the weighted average number of common shares outstanding during the period. The diluted weighted average number of common shares outstanding is calculated by taking into account the dilution that would occur if the securities or other agreements for the issuance of common shares were exercised or converted into common shares at the later of the beginning of the period or the issuance date unless it is anti-dilutive. The treasury stock method is used to determine the dilutive effect of the stock options. The treasury stock method is a method of recognizing the use of proceeds that could be obtained upon the exercise of options in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common shares at the average market price during the period. Only the Company’s stock options have a dilutive potential on common shares.

Government participation
Government contributions are recognized when there is reasonable assurance that the contributions will be received and all attached conditions will be complied with by the Company. Government participation related to the acquisition of intangible assets is recorded as a reduction of the cost of the related asset while government participation related to current expenses is recorded as a reduction of the related expenses.

The Company benefits from investment tax credits that are deemed to be equivalent to government contributions. Contributions are received for Project New Core Markets from Investissement Québec (IQ) for costs incurred in R&D programs. Contributions were received in previous fiscal years for Project Phoenix from Industry Canada under the Technology Partnerships Canada (TPC) program and from IQ.

Project New Core Markets and Project Phoenix require the Company to pay royalties. The obligation to pay royalties, recognized as royalty obligations, is recorded when the contribution is receivable and is estimated based on future projections. The obligation is discounted using the prevailing market rates of interest, at that time, for a similar instrument (similar as to currency, term, type of interest rate, guarantees or other factors) with a similar credit rating. The current portion is included as part of accrued liabilities. The difference between government contributions and the discounted value of royalty obligations is accounted for as a government participation which is recognized as a reduction of related expenses or as a reduction of the cost of the related asset.

The Company recognizes the Government of Canada’s participation in Project Falcon and Project Innovate and the Government of Canada's and the Government of Québec's in Project Digital Intelligence as interest-bearing long-term debt. The initial measurement of the accounting liability is discounted using the prevailing market rates of interest, at that time, for a similar instrument (similar as to currency, term, type of interest rate, guarantees or other factors) with a similar credit rating. The difference between the face value of the long-term obligation and the discounted value of the long-term obligation is accounted for as a government contribution which is recognized as a reduction of costs or as a reduction of capitalized expenditures.

Use of judgements, estimates and assumptions
The preparation of the consolidated financial statements requires the Company’s management (management) to make judgements, estimates and assumptions that affect the application of accounting policies, the reported amounts of assets and liabilities and disclosures at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses for the period reported. It also requires management to exercise its judgement in applying the Company’s accounting policies. The areas involving a high degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed below. Actual results could differ from those estimates. Changes will be reported in the period in which they are identified.

Business combinations
Business combinations are accounted for in accordance with the acquisition method. The consideration transferred and the acquiree’s identifiable assets, liabilities and contingent liabilities are measured at their fair value. Depending on the complexity of determining these valuations, the Company either consults with independent experts or develops the fair value internally by using appropriate valuation techniques which are generally based on a forecast of the total expected future net discounted cash flows. These evaluations are linked closely to the assumptions made by management regarding the future performance of the related assets and the discount rate. Contingent consideration is measured at fair value using a discounted cash flow model.

19 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Development costs
Development costs are recognized as intangible assets and are amortized over their useful lives when they meet the criteria for capitalization. Forecasted revenue and profitability for the relevant projects are used to assess compliance with the capitalization criteria and to assess the recoverable amount of the assets.

Impairment of non-financial assets
The Company’s impairment test for goodwill is based on internal estimates of fair value less costs of disposal calculations and uses valuation models such as the discounted cash flows model (level 3). Key assumptions on which management based its determination of fair value less costs of disposal include estimated growth rates, post-tax discount rates and tax rates. These estimates, including the methodology used, can have a material impact on the respective values and ultimately the amount of any goodwill impairment.

Likewise, whenever property, plant and equipment and intangible assets are tested for impairment, the determination of the assets’ recoverable amount involves the use of estimates by management and can have a material impact on the respective values and ultimately the amount of any impairment.

See Note 20 for further details regarding assumptions used.

Revenue recognition
Combining contracts
The Company uses judgement to determine if multiple contracts with the same customer should be combined by evaluating if the contracts were negotiated as a single commercial package, if the consideration in one contract depends on the other contract or if the goods and services are a single performance obligation.

Determining the transaction price
The Company is required to estimate the amount of variable consideration to be included in the transaction price only to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not subsequently occur. The amount of variable consideration is estimated using either the expected value method or the most likely amount depending on which method best predicts the amount the Company will be entitled to receive.

Transaction price allocated to performance obligations
In allocating the transaction price for contracts with multiple performance obligations, the Company estimates the stand-alone selling price using the expected cost plus a margin approach if they are not directly observable.

Timing of satisfaction of performance obligations
For contracts where revenue is recognized over time using the cost input method, the Company is required to estimate the work performed to date as a proportion of the total work to be performed. Management conducts monthly reviews of its estimated costs to complete as well as its revenue and margins recognized, on a contract-by-contract basis. The impact of any revisions in cost and revenue estimates is reflected in the period in which the need for a revision becomes known.

Defined benefit pension plans
The cost of defined benefit pension plans and the present value of the employee benefit obligations are determined using actuarial valuations. Actuarial valuations involve, amongst others, making assumptions about discount rates, future salary increases and mortality rates. All assumptions are reviewed at each reporting date. Any changes in these assumptions will impact the carrying amount of the employee benefit obligations and the cost of the defined benefit pension plans. In determining the appropriate discount rate, management considers the interest rates of high quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability. The mortality rate is based on publicly available mortality tables for the specific country. Future salary increases and pension increases are based on expected future inflation rates for the specific country. Individual discount rates are derived from the yield curve and are used to determine the service cost and interest cost of the Canadian defined benefit pension plans at the beginning of the year. The present value of the employee benefit obligations for these Canadian plans is determined based on the individual discount rates derived from the yield curve at the end of the year.

Other key assumptions for pension obligations are based, in part, on current market conditions. See Note 14 for further details regarding assumptions used.

Government royalty repayments
In determining the amount of repayable government royalties, assumptions and estimates are made in relation to discount rates, expected revenues and the expected timing of revenues. Revenue projections consider past experience and represent management’s best estimate about the future. Revenues after a five-year period are extrapolated using estimated growth rates, ranging from 6.0% to 15.0%, over the period of repayments. The estimated repayments are discounted using average rates ranging from 6.0% to 9.5% based on terms of similar financial instruments. These estimates, along with the methodology used to derive the estimates, can have a material impact on the respective values and ultimately any repayable obligation in relation to government participation. A 1% increase to the growth rates would increase the royalty obligation at March 31, 2019 by approximately $3.5 million (2018 − $4.0 million).

CAE Year-End Financial Results 2019 | 20

Notes to the Consolidated Financial Statements

Share-based payments
The Company measures the cost of cash and equity-settled transactions with employees by reference to the fair value of the related instruments at the date at which they are granted. Estimating fair value for share-based payments requires determining the most appropriate valuation model for a grant, which depends on the terms and conditions of the grant. This also requires making assumptions and determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield.

Income taxes
The Company is subject to income tax laws in numerous jurisdictions. Judgement is required in determining the worldwide provision for income taxes. The determination of tax liabilities and assets involves uncertainties in the interpretation of complex tax regulations. The Company provides for potential tax liabilities based on the weighted average probability of the possible outcomes. Differences between actual results and those estimates could influence the income tax liabilities and deferred tax liabilities in the period in which such determinations are made.

Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against the losses that can be utilized. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies. The recorded amount of total deferred tax assets could be altered if estimates of projected future taxable income and benefits from available tax strategies are lowered, or if changes in current tax regulations are enacted that impose restrictions on the timing or extent of the Company’s ability to utilize future tax benefits.

Leases
The classification as either finance or operating lease is based on management’s judgement of the application of criteria provided in IAS 17 – Leases and on the substance of the lease arrangement. Most of the Company’s arrangements accounted for as operating leases are in relation to buildings and flight simulators. With regards to certain aircraft used in the Company’s live training operations, management has concluded that the undiscounted lease rental payments in the amount of $46.6 million (2018 - $119.4 million) associated with the lease convention to these aircraft should be accounted for as an off-balance sheet arrangement as it is offset by a reciprocal arrangement with a third party and is non-recourse to CAE.

NOTE 2 – CHANGES IN ACCOUNTING POLICIES
New and amended standards adopted by the Company
IFRS 15 - Revenue from contracts with customers
In May 2014, the IASB released IFRS 15 - Revenue from Contracts with Customers, which supersedes IAS 11 - Construction Contracts and IAS 18 - Revenue and related interpretations. The core principle of the new standard is to recognize revenue to depict fulfillment of performance obligations to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services. Revenue is recognized when, or as, the customer obtains control of the goods or services. The new standard also provides guidance for transactions that were not previously addressed comprehensively, improves guidance for multiple-element arrangements and enhances revenue related disclosures.

IFRS 15 was adopted effective April 1, 2018. The Company elected to implement the standard using the full retrospective method, which requires the restatement of the Company's 2018 results and an opening adjustment to equity as at April 1, 2017. The Company has also elected to use the following practical expedients:

–	No restatement for contracts that were completed as at, or prior to April 1, 2017;

–
Reflecting the aggregate effect of modifications to contracts that occurred prior to April 1, 2017 when identifying the satisfied and unsatisfied performance obligations and when determining the transaction prices to be allocated thereto; and

–	For all periods presented prior to April 1, 2018, the amount of the transaction price allocated to the remaining performance obligations or expected depletion of that amount will not be disclosed.

The Company has reviewed its revenue contracts to evaluate the effect of the new standard on CAE's revenue recognition practices. The adoption of the new standard had the following impacts:

–
Revenue recognition for certain performance obligations previously accounted for using the percentage-of-completion method no longer meet the requirements for revenue recognition over time. Revenue for these performance obligations are recognized upon completion. As the performance obligations for these devices are met and manufacturing advances, the costs to build are recognized as inventory;

–
Contracts in which the Company receives significant payment in advance now require a portion of the contract consideration to be allocated to a significant financing component, when certain criteria are met;

–	Identification of performance obligations for certain multiple-element arrangements is changed;

–
The Company previously presented contract assets and liabilities related to construction contracts in the contracts in progress accounts, while balances related to the sale of goods and services were presented in accrued receivables and deferred revenue. All contract balances, on a contract-by-contract basis, are now presented in contract assets or contract liabilities.

21 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

The cumulative effect of the impacts of adopting IFRS 15 are presented in the tables below:

Reconciliation of financial position

	April 1, 2017			March 31, 2018
As previously		IFRS 15		As previously	IFRS 15
(amounts in millions)	reported	Adjustments	As restated	reported	Adjustments	As restated
Assets
Cash and cash equivalents	$504.7	$—	$504.7	$611.5	$—	$611.5
Accounts receivable	548.4	(98.3)	450.1	568.4	(116.4)	452.0
Contracts in progress: assets	337.5	(337.5)	—	401.6	(401.6)	—
Contract assets	—	348.5	348.5	—	439.7	439.7
Inventories	416.3	132.7	549.0	375.3	140.8	516.1
Prepayments	63.8	—	63.8	50.0	—	50.0
Income taxes recoverable	25.6	—	25.6	40.7	—	40.7
Derivative financial assets	23.4	—	23.4	13.3	—	13.3
Total current assets	$1,919.7	$45.4	$1,965.1	$2,060.8	$62.5	$2,123.3
Property, plant and equipment	1,582.6	—	1,582.6	1,803.9	—	1,803.9
Intangible assets	944.0	—	944.0	1,055.6	—	1,055.6
Investment in equity
accounted investees	378.4	(2.6)	375.8	244.5	(1.8)	242.7
Deferred tax assets	42.8	0.1	42.9	60.9	0.3	61.2
Derivative financial assets	16.0	—	16.0	11.5	—	11.5
Other assets	471.3	—	471.3	482.0	—	482.0
Total assets	$5,354.8	$42.9	$5,397.7	$5,719.2	$61.0	$5,780.2

Liabilities and equity
Accounts payable and
accrued liabilities	$695.2	$(9.1)	$686.1	$669.6	$(2.7)	$666.9
Provisions	43.2	—	43.2	32.1	—	32.1
Income taxes payable	9.6	—	9.6	15.3	—	15.3
Deferred revenue	266.6	(255.2)	11.4	371.5	(361.5)	10.0
Contracts in progress:
liabilities	191.9	(191.9)	—	161.8	(161.8)	—
Contract liabilities	—	593.4	593.4	—	679.5	679.5
Current portion of
long-term debt	51.9	—	51.9	52.2	—	52.2
Derivative financial liabilities	15.5	—	15.5	18.1	—	18.1
Total current liabilities	$1,273.9	$137.2	$1,411.1	$1,320.6	$153.5	$1,474.1
Provisions	39.1	—	39.1	39.5	—	39.5
Long-term debt	1,203.5	—	1,203.5	1,208.7	—	1,208.7
Royalty obligations	138.5	—	138.5	140.8	—	140.8
Employee benefits obligations	157.7	—	157.7	200.6	—	200.6
Deferred gains
and other liabilities	217.8	—	217.8	229.9	—	229.9
Deferred tax liabilities	238.6	(25.6)	213.0	208.1	(23.4)	184.7
Derivative financial liabilities	4.7	—	4.7	4.4	—	4.4
Total liabilities	$3,273.8	$111.6	$3,385.4	$3,352.6	$130.1	$3,482.7
Equity
Share capital	$615.4	$—	$615.4	$633.2	$—	$633.2
Contributed surplus	19.4	—	19.4	21.3	—	21.3
Accumulated other
comprehensive income	193.7	(2.6)	191.1	262.3	(2.0)	260.3
Retained earnings	1,192.3	(66.1)	1,126.2	1,381.4	(67.1)	1,314.3
Equity attributable to equity
holders of the Company	$2,020.8	$(68.7)	$1,952.1	$2,298.2	$(69.1)	$2,229.1
Non-controlling interests	60.2	—	60.2	68.4	—	68.4
Total equity	$2,081.0	$(68.7)	$2,012.3	$2,366.6	$(69.1)	$2,297.5
Total liabilities and equity	$5,354.8	$42.9	$5,397.7	$5,719.2	$61.0	$5,780.2

CAE Year-End Financial Results 2019 | 22

Notes to the Consolidated Financial Statements

Reconciliation of net income

		Year ended March 31, 2018
		As previously	IFRS 15
	reported	reported	Adjustments	As restated
Revenue		$2,830.0	$(6.5)	$2,823.5
Cost of sales		1,953.1	(7.5)	1,945.6
Gross profit		$876.9	$1.0	$877.9
Research and development
expenses		114.9	—	114.9
Selling, general and
administrative expenses		380.8	—	380.8
Other gains – net		(37.4)	—	(37.4)
After tax share in profit of equity
accounted investees		(42.4)	(0.8)	(43.2)
Operating profit		$461.0	$1.8	$462.8
Finance expense – net		76.2	1.0	77.2
Earnings before income taxes		$384.8	$0.8	$385.6
Income tax expense		29.1	1.8	30.9
Net income		$355.7	$(1.0)	$354.7
Attributable to:
Equity holders of the Company		$347.0	$(1.0)	$346.0
Non-controlling interests		8.7	—	8.7
Earnings per share attributable to
equity holders of the Company
Basic		$1.29	$—	$1.29
Diluted		$1.29	$(0.01)	$1.28

While the timing of contract revenue and profit recognition is impacted, there are no changes to cash flows.

IFRS 9 - Financial instruments
In July 2014, the IASB released the final version of IFRS 9 - Financial Instruments replacing IAS 39 - Financial Instruments: Recognition and Measurement. IFRS 9 incorporates all three aspects of the accounting for financial instruments: classification and measurement, impairment and hedge accounting.

IFRS 9 contains a new classification and measurement approach for financial assets that reflects the business model in which assets are managed and their cash flow characteristics. The new standard largely retains the existing requirements in IAS 39 for the classification and measurement of financial liabilities.

IFRS 9 replaces the ‘incurred loss’ model in IAS 39 with an ‘expected credit loss’ model. Specifically, the new standard requires entities to account for expected credit losses when financial instruments are first recognized and requires the recognition of expected credit losses on a timelier basis.

The new hedge accounting model is more principles-based and aligns hedge accounting more closely with risk management.

IFRS 9 was adopted retrospectively, with the initial application date as of April 1, 2018. The adoption of this standard had no significant financial impact on the consolidated financial statements of CAE.

New and amended standards not yet adopted by the Company
IFRS 16 - Leases
In January 2016, the IASB released IFRS 16 - Leases, which will replace IAS 17 - Leases and related interpretations. The new standard introduces a single lessee accounting model and eliminates the classification of leases as either operating or finance leases. It requires the lessee to recognize a right-of-use asset and a lease liability for substantially all leases. Lessors will continue to classify leases as operating leases or finance leases as IFRS 16 substantially carries forward the current lessor accounting requirements.

For the Company, IFRS 16 will be effective for the fiscal period beginning on April 1, 2019.

The Company expects to apply IFRS 16 using the modified retrospective approach. Under this approach, the comparative information will not be restated and the cumulative effect of initially applying IFRS 16 will be recognized in equity at the date of initial application, on April 1, 2019.

23 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

The Company has elected to apply the following transitional practical expedients:

–	Maintain previous assessment of whether a contract is, or contains, a lease at the date of initial application;

–	Use of hindsight when evaluating the lease term if a contract contains options to extend or terminate the lease;

–	Recognize short-term leases and leases of low value assets as a lease expense on a straight-line basis, consistent with current IAS 17 accounting;

–	Account for leases for which the remaining lease term ends within 12 months of the effective date as a short-term lease;

–	Adjust the right-of-use asset by the amount of the previously assessed IAS 37 onerous contract provision as an alternative to an impairment review;

–	Exclude initial direct costs from the measurement of the right-of-use asset at the date of initial application.

The Company expects to recognize new right-of-use assets and lease liabilities of approximately $230 million and $260 million, respectively. The change to the recognition, measurement and presentation requirements from the adoption of this standard will result in a decrease of the Company’s operating lease expense and an increase of its finance and depreciation expenses. The Company continues to assess the impact of adoption on deferred tax balances.

Refer to Note 26 for further details on the Company's future minimum lease payments under operating leases as at March 31, 2019.

NOTE 3 – BUSINESS COMBINATIONS
Fiscal 2019
Alpha-Omega Change Engineering
On July 31, 2018, the Company acquired the shares of Alpha-Omega Change Engineering Inc. (AOCE) for cash consideration of $34.4 million, subject to purchase price adjustments related to working capital. AOCE is a provider of aircrew training services, operational test and evaluation, and engineering support services to the U.S. Department of Defense and U.S. intelligence service.

Avianca's Training Business
On January 30, 2019, as part of an exclusive 15-year training outsourcing agreement, the Company acquired the remaining 50% equity interest in Avianca-CAE Flight Training (ACFT), a recently formed training joint venture, and training assets located in Colombia and El Salvador from Avianca Holdings, for cash consideration of $50.1 million.
Prior to this transaction, the Company's 50% ownership interest in ACFT was accounted for using the equity method.
Logitude
On March 7, 2019, the Company acquired the shares of Logitude Oy for total consideration of $8.7 million. Logitude designs and develops software solutions related to flight and cabin crew training management and training records management, including evidence-based training.

Bombardier's Business Aircraft Training Business
On March 13, 2019, the Company acquired Bombardier’s Business Aircraft Training (BAT) Business for cash consideration of $709.9 million, subject to purchase price adjustments primarily related to working capital.

The acquisition provides the Company with a specialized workforce, a portfolio of customers, and business jet full-flight simulators and training devices to add to its training network.

Indian Training Centres
On March 27, 2019, the Company acquired the remaining 50% equity interest in the CAE Flight Training (India) Private Limited (CFTPL) joint venture and an additional 25% equity interest in the CAE Simulation Training Private Limited (CSTPL) Indian joint venture for cash consideration of $31.5 million.

As a result, the Company acquired control over CFTPL's assets for the training centres located in India, including a portfolio of customers, and now owns a 50% equity interest in CSTPL, a joint venture training centre between CAE and InterGlobe Enterprises located in India.

Prior to this acquisition, the Company's 50% ownership interest in CFTPL was accounted for using the equity method. The gain resulting from the remeasurement to fair value of the previously held interest in CFTPL is included in Other gains - Net in the consolidated income statement (Note 21).

CAE Year-End Financial Results 2019 | 24

Notes to the Consolidated Financial Statements

The determination of the fair value of the net assets acquired and liabilities assumed arising from the acquisitions are as follows:

Bombardier's BAT
	Business	Other	Total
Current assets, excluding cash on hand	$—	$45.4	$45.4
Current liabilities	(6.1)	(39.8)	(45.9)
Property, plant and equipment	134.6	40.6	175.2
Investment in equity accounted investee	—	21.7	21.7
Intangible assets	695.8	115.7	811.5
Deferred tax	13.1	14.1	27.2
Other non-current assets	9.3	—	9.3
Long-term debt, including current portion	(137.6)	(15.2)	(152.8)
Other non-current liabilities	(2.7)	(49.0)	(51.7)
Fair value of net assets acquired, excluding cash and cash equivalents	$706.4	$133.5	$839.9
Cash and cash equivalents acquired	—	4.6	4.6
Total purchase consideration	$706.4	$138.1	$844.5
Net short-term receivable (payable)	2.9	(4.1)	(1.2)
Settlement of pre-existing relationship	0.6	0.5	1.1
Fair value of previously held interest in equity accounted investees	—	(12.0)	(12.0)
Total cash consideration	$709.9	$122.5	$832.4

The fair value of the acquired identifiable intangible assets amount to $811.5 million and consists of goodwill of $443.0 million ($334.5 million is deductible for tax purposes), licenses of $169.5 million, customer relationships of $191.4 million and other intangible assets of $7.6 million.

The fair value and the gross contractual amount of the acquired accounts receivable were $23.6 million.

Total acquisition costs incurred during fiscal 2019 relating to these acquisitions are included in Other gains - Net in the consolidated income statement (Note 21).

Had the acquired businesses been consolidated from April 1, 2018, the consolidated income statement would have shown revenue and segment operating income of approximately $330 million and $50 million respectively. These pro-forma amounts are estimated based on the operations of the acquired businesses prior to the business combinations by the Company and assuming that the purchase price allocations were effective April 1, 2018.

The net assets acquired, including intangibles, of AOCE are included in the Defence and Security segment. The goodwill arising from the acquisition is attributable to the enhancement of the Company’s core capabilities as a training systems integrator, strengthening of its position on enduring platforms such as fighter aircraft and expanded ability to pursue higher-level security programs in the United States.

The net assets acquired, including intangibles, of Avianca's Training Business, Logitude, Bombardier’s BAT Business and the Indian Training Business are included in the Civil Aviation Training Solutions segment. The goodwill arising from these acquisitions is mainly attributable to the expansion of CAE’s customer installed base of business jet and commercial flight simulators, market capacity consolidation and expected synergies from combining operations.

During the year, the Company finalized the purchase price allocation of AOCE and the acquisitions from fiscal 2018. The purchase price allocation for Avianca's Training Business, Logitude, Bombardier's Business Aircraft Training Business and the Indian Training Centres are preliminary.

Fiscal 2018
Acquisition of a portfolio of training assets
During the second quarter of fiscal 2018, the Company acquired a portfolio of training assets in North America and Europe from a full-flight simulator leasing business for cash consideration of $24.7 million. With this acquisition, the Company obtained fully operational full-flight simulators and various customer contracts.

The determination of the fair value of the identifiable assets acquired and liabilities assumed are as follows: $24.7 million of property plant and equipment, $4.6 million of goodwill, $1.4 million of non-current assets and $6.0 million of non-current liabilities.

Asian Aviation Centre of Excellence Sdn. Bhd.
On November 17, 2017, the Company completed the acquisition of the remaining 50% equity interest in Asian Aviation Centre of Excellence Sdn. Bhd. (AACE) from AirAsia, for a cash consideration of $114.8 million [US$90 million] and long-term contingent cash consideration payable of up to US$10 million if certain criteria are met (Note15).

25 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

As a result, the Company’s interest in AACE increased from 50% to 100%, obtaining control over AACE’s three training centres located in Malaysia, Singapore and Vietnam, as well as its 50% joint control of Philippine Academy of Aviation Training, a joint venture training centre between AACE and Cebu Pacific, located in the Philippines. With this acquisition, the Company owns a customer installed base of commercial flight simulators and owns assets including full-flight simulators, simulator parts and equipment, facilities and a talented workforce.

Before the transaction, the Company's 50% ownership interest in AACE was accounted for using the equity method. The net gain resulting from the remeasurement to fair value of the previously held interest in AACE was included in Other gains – Net in the consolidated income statement (Note 21).

The determination of the fair value of the net assets acquired and liabilities assumed arising from the AACE acquisition are as follows:

Total
Current assets, excluding cash on hand	$16.2
Current liabilities	(21.3)
Property, plant and equipment	103.0
Investment in equity accounted investee	8.4
Intangible assets	114.9
Deferred tax	(5.3)
Non-current liabilities	(16.8)
Fair value of net assets acquired, excluding cash and cash equivalents	$199.1
Cash and cash equivalents acquired	15.1
Total purchase consideration	$214.2
Fair value of long-term contingent cash consideration payable	(10.7)
Settlement of pre-existing relationship	(0.9)
Fair value of previously held interest in AACE	(87.8)
Total cash consideration	$114.8

The fair value of the acquired identifiable intangible assets amount to $114.9 million and mainly consists of customer relationships of $61.6 million and goodwill of $53.0 million (non deductible for tax purposes).

The fair value and the gross contractual amount of the acquired accounts receivable were $14.0 million.

Total acquisition costs incurred during fiscal 2018 relating to AACE was included in Other gains - Net in the consolidated income statement (Note 21).

The goodwill arising from both acquisitions is attributable to the expansion of CAE's customer installed base of commercial flight simulators, market capacity and expected synergies from combining operations.

The net assets acquired, including intangibles, are included in the Civil Aviation Training Solutions segment.

NOTE 4 – ACCOUNTS RECEIVABLE
Details of accounts receivable are as follows:

	2019	2018
		Restated
Current trade receivables	$227.3	$187.9
Past due trade receivables
1-30 days	55.4	52.1
31-60 days	19.5	40.9
61-90 days	7.6	15.6
Greater than 90 days	79.6	69.9
Credit loss allowances	(22.0)	(20.9)
Total trade receivables	$367.4	$345.5
Accrued receivables	6.4	1.2
Receivables from related parties (Note 32)	33.9	38.0
Other receivables	88.3	67.3
Total accounts receivable	$496.0	$452.0

CAE Year-End Financial Results 2019 | 26

Notes to the Consolidated Financial Statements

Changes in the credit loss allowances are as follows:

	2019	2018
		Restated
Credit loss allowances, beginning of year	$(20.9)	$(14.5)
Additions	(7.3)	(13.6)
Amounts charged off	5.0	6.7
Unused amounts reversed	0.7	1.5
Exchange differences	0.5	(1.0)
Credit loss allowances, end of year	$(22.0)	$(20.9)

NOTE 5 – INVENTORIES

	2019	2018
		Restated
Work in progress	$342.4	$353.0
Raw materials, supplies and manufactured products	194.6	163.1
	$537.0	$516.1

Inventories recognized as cost of sales during the year ended March 31, 2019 amounted to $523.5 million (2018 – $303.6 million).

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT

						Assets
		Buildings		Machinery	Aircraft and	under	Assets
		and		and	aircraft	finance	under
(amounts in millions)	Land	improvements	Simulators	equipment	engines	lease	construction	Total
Net book value at March 31, 2017	$23.6	$196.1	$1,012.7	$48.6	$55.2	$150.1	$96.3	$1,582.6
Additions	—	13.3	27.8	16.5	5.6	—	110.7	173.9
Acquisition of subsidiaries (Note 3)	—	7.8	87.0	0.4	—	—	32.5	127.7
Disposals	—	(0.1)	(18.0)	(0.1)	(0.5)	(2.2)	—	(20.9)
Depreciation	—	(15.4)	(66.8)	(18.3)	(3.8)	(16.5)	—	(120.8)
Transfers and others	—	(1.4)	114.0	2.3	(0.4)	(7.1)	(78.0)	29.4
Exchange differences	0.3	2.5	29.2	0.9	(0.7)	(3.1)	2.9	32.0
Net book value at March 31, 2018	$23.9	$202.8	$1,185.9	$50.3	$55.4	$121.2	$164.4	$1,803.9
Additions	—	27.3	10.3	16.9	2.5	—	194.8	251.8
Additions – through the monetization
of royalties (Note 30)	—	—	46.0	—	—	—	—	46.0
Acquisition of subsidiaries (Note 3)	0.1	0.1	70.4	0.5	0.3	103.4	0.4	175.2
Disposals	—	—	(1.3)	—	(0.2)	—	—	(1.5)
Depreciation	—	(16.8)	(83.1)	(17.3)	(4.5)	(15.9)	—	(137.6)
Impairment (Note 21)	—	—	(4.9)	—	—	—	—	(4.9)
Transfers and others	—	4.4	232.3	1.2	—	(6.2)	(212.8)	18.9
Exchange differences	(0.1)	—	(5.3)	(0.1)	1.3	3.5	(1.8)	(2.5)
Net book value at March 31, 2019	$23.9	$217.8	$1,450.3	$51.5	$54.8	$206.0	$145.0	$2,149.3

						Assets
		Buildings		Machinery	Aircraft and	under	Assets
		and		and	aircraft	finance	under
	Land	improvements	Simulators	equipment	engines	lease	construction	Total
Cost	$23.9	$401.1	$1,683.9	$223.4	$64.4	$276.1	$164.4	$2,837.2
Accumulated depreciation	—	(198.3)	(498.0)	(173.1)	(9.0)	(154.9)	—	(1,033.3)
Net book value at March 31, 2018	$23.9	$202.8	$1,185.9	$50.3	$55.4	$121.2	$164.4	$1,803.9
Cost	$23.9	$431.5	$2,005.0	$221.1	$67.0	$345.7	$145.0	$3,239.2
Accumulated depreciation	—	(213.7)	(554.7)	(169.6)	(12.2)	(139.7)	—	(1,089.9)
Net book value at March 31, 2019	$23.9	$217.8	$1,450.3	$51.5	$54.8	$206.0	$145.0	$2,149.3

As at March 31, 2019, the average remaining amortization period for full-flight simulators is 11.1 years (2018 – 10.6 years).

27 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

As at March 31, 2019, bank borrowings are collateralized by property, plant and equipment for a value of $84.5 million (2018 – $121.3 million).

Leased assets

The Company leases some of its property, plant and equipment to third parties, the future minimum lease payments receivable under these non-cancellable operating leases are as follows:

	2019	2018
No later than 1 year	$36.2	$34.7
Later than 1 year and no later than 5 years	107.5	98.3
Later than 5 years	42.8	20.5
	$186.5	$153.5

As at March 31, 2019, the net book value of simulators leased out to third parties is $91.7 million (2018 – $114.8 million).

Assets under finance lease, by category, with lease terms ending between May 2019 and October 2036, are as follows:

	2019	2018
Simulators
Cost	$275.9	$207.9
Accumulated depreciation	(110.0)	(127.9)
Net book value	$165.9	$80.0
Buildings
Cost	$69.8	$68.2
Accumulated depreciation	(29.7)	(27.0)
Net book value	$40.1	$41.2
Total net book value	$206.0	$121.2

NOTE 7 – INTANGIBLE ASSETS

		Capitalized			ERP and		Other
(amounts in millions)		development	Customer		other		intangible
	Goodwill	costs	relationships	Licenses	software	Technology	assets	Total
Net book value at March 31, 2017	$560.0	$168.2	$106.3	$—	$65.8	$12.0	$31.7	$944.0
Additions – internal development	—	32.5	—	—	14.8	—	—	47.3
Acquisition of subsidiaries (Note 3)	57.6	—	61.6	—	0.3	—	—	119.5
Disposal and remeasurement of
interest in investment	(10.9)	—	—	—	—	—	—	(10.9)
Amortization	—	(25.8)	(20.0)	—	(16.2)	(2.5)	(3.8)	(68.3)
Transfers and others	—	(1.0)	(0.1)	—	0.3	—	(1.1)	(1.9)
Exchange differences	18.8	(0.2)	6.7	—	(0.1)	(0.3)	1.0	25.9
Net book value at March 31, 2018	$625.5	$173.7	$154.5	$—	$64.9	$9.2	$27.8	$1,055.6
Additions – internal development	—	69.4	—	—	17.2	—	—	86.6
Additions – through the monetization
of royalties (Note 30)	—	—	—	156.7	—	—	—	156.7
Acquisition of subsidiaries (Note 3)	443.0	7.6	191.4	169.5	—	—	—	811.5
Amortization	—	(30.5)	(22.4)	(2.3)	(14.3)	(2.0)	(3.4)	(74.9)
Transfers and others	—	(10.0)	—	—	2.7	(0.1)	0.6	(6.8)
Exchange differences	(0.8)	0.4	(0.7)	0.5	0.2	0.2	(0.6)	(0.8)
Net book value at March 31, 2019	$1,067.7	$210.6	$322.8	$324.4	$70.7	$7.3	$24.4	$2,027.9

CAE Year-End Financial Results 2019 | 28

Notes to the Consolidated Financial Statements

		Capitalized			ERP and		Other
		development	Customer		other		intangible
	Goodwill	costs	relationships	Licenses	software	Technology	assets	Total
Cost	$625.5	$306.8	$273.8	$—	$186.2	$49.7	$54.4	$1,496.4
Accumulated amortization	—	(133.1)	(119.3)	—	(121.3)	(40.5)	(26.6)	(440.8)
Net book value at March 31, 2018	$625.5	$173.7	$154.5	$—	$64.9	$9.2	$27.8	$1,055.6
Cost	$1,067.7	$375.0	$460.9	$326.7	$208.8	$50.5	$53.6	$2,543.2
Accumulated amortization	—	(164.4)	(138.1)	(2.3)	(138.1)	(43.2)	(29.2)	(515.3)
Net book value at March 31, 2019	$1,067.7	$210.6	$322.8	$324.4	$70.7	$7.3	$24.4	$2,027.9

For the year ended March 31, 2019, amortization of $43.7 million (2018 – $41.8 million) has been recorded in cost of sales, $29.4 million (2018 – $25.0 million) in research and development expenses and $1.8 million (2018 – $1.5 million) in selling, general and administrative expenses.

As at March 31, 2019, the average remaining amortization period for the capitalized development costs is 5.2 years (2018 – 5.1 years).

The categories of capitalized development costs and ERP and other software both primarily consist of internally generated intangible assets.

The Company has no indefinite life intangible assets other than goodwill.
NOTE 8 – OTHER ASSETS

	2019	2018
Restricted cash	$27.3	$31.8
Prepaid rent to a portfolio investment	27.3	31.7
Advances to a portfolio investment	29.5	38.1
Non-current receivables	132.2	131.8
Investment tax credits	231.9	225.7
Other	31.3	22.9
	$479.5	$482.0

The present value of future minimum lease payment receivables, included in the current and non-current receivables is as follows:

	2019	2018
Gross investment in finance lease contracts	$175.2	$182.0
Less: unearned finance income	66.0	71.3
Less: discounted unguaranteed residual values of leased assets	6.3	6.2
Present value of future minimum lease payment receivables	$102.9	$104.5

Future minimum lease payments from investments in finance lease contracts to be received are as follows:

		2019		2018
		Present value of		Present value of
	Gross	future minimum	Gross	future minimum
	Investment	lease payments	Investment	lease payments
No later than 1 year	$13.4	$11.4	$13.2	$10.7
Later than 1 year and no later than 5 years	48.5	24.6	48.3	23.4
Later than 5 years	113.3	66.9	120.5	70.4
	$175.2	$102.9	$182.0	$104.5

NOTE 9 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2019	2018
		Restated
Accounts payable trade	$458.9	$306.0
Accrued liabilities	400.2	343.7
Amount due to related parties (Note 32)	2.2	7.3
Current portion of royalty obligations	10.9	9.9
	$872.2	$666.9

29 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

NOTE 10 – BALANCE FROM CONTRACTS WITH CUSTOMERS
Net contract assets (liabilities) consist of the following:

	2019	2018
		Restated
Contract assets	$523.5	$439.7
Contract liabilities - current	(670.2)	(679.5)
Contract liabilities - non-current	(102.5)	(56.2)
Net contract liabilities	$(249.2)	$(296.0)
For the year ended March 31, 2019, the Company recognized revenue of $599.4 million that was included in the contract liability balance at the beginning of the year.
For the year ended March 31, 2019, the Company recognized revenue of $22.4 million from performance obligations satisfied in previous periods. This primarily relates to estimate at completion (EAC) adjustments that impacted revenue and measures of completion.
Remaining performance obligations
As of March 31, 2019, the amount of the revenues expected to be realized in future periods from performance obligations that are unsatisfied, or partially unsatisfied, was $5,413.7 million. The Company expects to recognize approximately 37% of these remaining performance obligations as revenue by March 31, 2020, an additional 19% by March 31, 2021 and the balance thereafter.

NOTE 11 – PROVISIONS
Restoration and simulator removal
In certain situations, simulators are installed at locations that are not owned by the Company. In some of these cases, the Company has an obligation to dismantle and remove the simulators from these sites and to restore the location to its original condition. A provision is recognized for the present value of estimated costs to be incurred to dismantle and remove the simulators from these sites and restore the location. The provision also includes amounts relating to leased land and building where restoration costs are contractually required at the end of the lease. Where such costs arise as a result of capital expenditure, these restoration costs are also capitalized.

Restructuring
Restructuring costs consist mainly of severances and other related costs.

Legal claims
The amount represents a provision for certain legal claims brought against the Company. The corresponding charge is recognized in income within selling, general and administrative expenses or other gains – net. Management’s best estimate is that the outcome of these legal claims will not give rise to any significant loss beyond the amounts provided at March 31, 2019.

Warranties
A provision is recognized for expected warranty claims on products sold based on past experience of the level of repairs and returns. It is expected that most of these costs will be incurred between 1 to 7 years. Assumptions used to calculate the provision for warranties were based on current sales levels and current information available about returns based on the warranty period of products sold.

Changes in provisions are as follows:

	Restoration
	and removal	Restructuring	Legal	Warranties	Other	Total
Total provisions, beginning of year	$8.6	$16.8	$3.3	$40.0	$2.9	$71.6
Additions	0.9	—	0.9	16.9	7.1	25.8
Amounts used	(1.5)	(4.4)	(0.5)	(19.3)	(5.4)	(31.1)
Unused amounts reversed	—	—	(0.2)	(0.2)	(0.3)	(0.7)
Exchange differences	—	(0.6)	(0.1)	0.1	—	(0.6)
Total provisions, end of year	$8.0	$11.8	$3.4	$37.5	$4.3	$65.0
Less: current portion	0.3	3.8	2.7	18.7	3.2	28.7
Long-term portion	$7.7	$8.0	$0.7	$18.8	$1.1	$36.3

CAE Year-End Financial Results 2019 | 30

Notes to the Consolidated Financial Statements

NOTE 12 – DEBT FACILITIES
Long-term debt, net of transaction costs is as follows:

(amounts in millions)	2019	2018
Total recourse debt	$2,275.3	$1,174.9
Total non-recourse debt (1)	53.0	86.0
Total long-term debt	$2,328.3	$1,260.9
Less: current portion of long-term debt	201.3	35.2
Less: current portion of finance leases	62.8	17.0
	$2,064.2	$1,208.7
(1) Non-recourse debt is a debt in a subsidiary for which recourse is limited to the assets and undertaking of such subsidiary and not CAE Inc.

Details of the recourse debt are as follows:

	2019	2018
Unsecured senior notes of US$450.0 (2018 – nil), maturing between March 2029 and March 2034, interest rates ranging from 4.47% and 4.72% (i)	$598.2	$—
Unsecured senior notes of $125.0 (2018 - $125.0) and US$225.0 (2018 – US$225.0) maturing between December 2019 and December 2027, floating interest rates based on bankers’ acceptances rate plus a spread on $50.0 million and interest rates ranging from 3.59% and 4.15% for remaining $75.0 and US$225.0	424.6	415.0
Unsecured senior notes of US$200.0 (2018 – US$150.0) maturing between August 2026 and March 2033 (2018 – August 2021 and August 2026), average blended rate of 4.44% (ii)	265.3	193.4
Unsecured senior notes of US$60.0 (2018 – US$60.0) maturing in June 2019, interest rate of 7.66%	80.1	75.7
Obligations under finance lease, with various maturities from September 2019 to October 2036, interest rates from 3.54% to 10.68%	259.3	145.4
R&D obligation from a government agency maturing in July 2029 (iii)	174.2	167.7
R&D obligation from a government agency maturing in July 2035 (iv)	153.7	132.6
R&D obligation from a government agency maturing in April 2039 (v)	14.6	—
R&D obligation from a government agency maturing in September 2028 (vi)	6.0	—
Term loan of US$150.0 (2018 – nil), maturing between March 2021 and March 2024, floating interest of LIBOR plus a spread	199.0	—
Term loan maturing in April 2028, floating interest rate of CDOR plus a spread	51.9	—
Other debts	48.4	45.1
Total recourse debt, net amount	$2,275.3	$1,174.9

(i)
In December 2018, the Company entered into an agreement to issue a series of unsecured senior notes of US$550.0 million. As at March 31, 2019, the Company has issued notes for US$450.0 million and will issue an additional US$100.0 million in fiscal 2020 for the refinancing of existing debt in December 2019;

(ii)
On March 27, 2019, the Company entered into an agreement to refinance a portion of its unsecured senior notes due August 2021. The unsecured senior notes of US$100.0 million were increased to a total amount of US$150.0 million, and their maturity date extended from August 2021 to March 2033;

(iii)
Represents an interest-bearing long-term obligation with the Government of Canada relative to Project Falcon, an R&D program that ended in fiscal 2014, for a maximum amount of $250.0 million. The discounted value of the debt recognized amounted to $174.2 million as at March 31, 2019 (2018 – $167.7 million);

(iv)
Represents an interest-bearing long-term obligation with the Government of Canada relative to Project Innovate, an R&D program announced in fiscal 2014 and extending over five and a half years, for a maximum amount of $250.0 million. The aggregate amount recognized in fiscal 2019 was $250.0 million (2018 – $226.5 million). The discounted value of the debt recognized amounted to $153.7 million as at March 31, 2019 (2018 – $132.6 million);

(v)
Represents an interest-free long-term obligation with the Government of Canada relative to R&D programs announced in fiscal 2019 and extending over five years, for a maximum amount of $150.0 million. The aggregate amount recognized in fiscal 2019 was $36.9 million (2018 – nil). The discounted value of the debt recognized amounted to $14.6 million (2018 – nil);

(vi)
Represents an interest-free long-term obligation with the Government of Quebec relative to R&D programs announced in fiscal 2019 and extending over five years, for a maximum amount of $47.5 million. The aggregate amount recognized in fiscal 2019 was $10.9 million (2018 – nil). The discounted value of the debt recognized amounted to $6.0 million (2018 – nil).

31 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Revolving credit facility
The Company has access to a revolving unsecured term credit facility maturing in September 2023. The available facility amount is US $550.0 million with an option, subject to the lender’s consent, to increase to a total amount of up to US $850.0 million. The facility has covenants requiring a minimum fixed charge coverage and a maximum debt coverage. The applicable interest rate on this revolving credit facility is variable, based on the bank’s prime rate, bankers’ acceptance rates or LIBOR plus a spread which depends on the credit rating assigned by Standard & Poor’s Rating Services. As at March 31, 2019 and 2018, the Company had no outstanding borrowings under its revolving credit facility.

Details of the non-recourse debt are as follows:

	2019	2018
Term loan of US$39.9 (2018 – US$43.5) maturing in March 2028, interest rate of LIBOR plus 2.50% (i)	$53.0	$55.8
Term loans repaid during fiscal 2019 (2018 – US$22.3), floating interest rate of LIBOR plus a fixed spread	—	28.9
Term loan matured in April 2018 (2018 – £0.7), interest rate of 13.50%	—	1.3
Total non-recourse debt, net amount	$53.0	$86.0

(i)     Represents collateralized non-recourse financing for a term loan to finance a training centre in Brunei. The subsidiary may also avail an additional amount of up to US $12.0 million in the form of letters of credit.

Payments required to meet the retirement provisions of the long-term debt are as follows:

	2019	2018
No later than 1 year	$202.0	$35.6
Later than 1 year and no later than 5 years	414.0	450.2
Later than 5 years	1,460.1	631.7
Total payments required	$2,076.1	$1,117.5
Less: transaction costs	(7.1)	(2.0)
	$2,069.0	$1,115.5

Information on the change in liabilities for which cash flows have been classified as financing activities in the statement of cash flows is presented below.

	Revolving
	Unsecured Credit	Long-term	Finance
	Facilities	debt	Leases	Total
Balance at beginning of year	$—	$1,115.5	$145.4	$1,260.9
Changes from financing cash flows
Proceeds, net of transaction costs	749.0	955.3	—	1,704.3
Repayments	(749.0)	(72.7)	(22.0)	(843.7)
Total changes from financing cash flows	$—	$882.6	$(22.0)	$860.6
Additions through acquisition of subsidiaries (Note 3)	—	15.2	137.6	152.8
Non-cash changes:
Effect of foreign currency exchange differences	—	24.3	5.0	29.3
Interests	—	13.8	0.8	14.6
Others	—	17.6	(7.5)	10.1
Total non-cash changes	$—	$55.7	$(1.7)	$54.0
Balance at end of year	$—	$2,069.0	$259.3	$2,328.3
The present value of the obligations under finance lease are as follows:

	2019	2018
Gross future minimum lease payments	$308.0	$201.8
Less: future finance charges on finance leases	48.7	47.2
Less: discounted guaranteed residual values of leased assets	—	9.2
Present value of future minimum lease payments	$259.3	$145.4

CAE Year-End Financial Results 2019 | 32

Notes to the Consolidated Financial Statements

The future minimum lease payments of the obligations under finance lease are as follows:

		2019		2018
	Gross future	Present value of	Gross future	Present value of
	minimum lease	future minimum	minimum lease	future minimum
	payments	lease payments	payments	lease payments
No later than 1 year	$73.5	$62.8	$25.8	$17.0
Later than 1 year and no later than 5 years	181.6	161.2	105.8	81.0
Later than 5 years	52.9	35.3	70.2	47.4
	$308.0	$259.3	$201.8	$145.4

As at March 31, 2019, the Company is in compliance with all of its financial covenants.

NOTE 13 – GOVERNMENT PARTICIPATION
The Company has agreements with various governments whereby the latter contribute a portion of the cost, based on expenditures incurred by the Company, of certain R&D programs to develop the next generation training solutions for aviation, defence and security and healthcare to leverage digital technologies.

During fiscal 2014, the Company announced Project Innovate, an R&D program extending over five and a half years. The goal of Project Innovate was to expand the Company’s modeling and simulation technologies, develop new ones and continue to differentiate its service offering. Concurrently, the Government of Canada agreed to participate in Project Innovate through a repayable loan of up to $250 million made through the Strategic Aerospace and Defence Initiative (SADI).

During fiscal 2016, the Company amended and extended its Project New Core Markets, an R&D program, for an additional four years. The aim is to leverage the Company’s modeling, simulation and training services expertise in healthcare. The Quebec government, through Investissement Québec (IQ), agreed to participate up to $70 million in contributions related to costs incurred before the end of fiscal 2020.

During fiscal 2017, the Company announced its participation in project SimÉco 4.0, an R&D project under the SA2GE program. The aim of this project is the development of new products or processes which will further contribute to greenhouse gas emissions reductions. The government of Quebec, through the Ministry of Economy, Science and Innovation, and SA2GE have committed to contribute amounts up to 50% of eligible costs incurred by the Company to fiscal 2020.

During the second quarter of fiscal 2019, the Company announced a plan to invest in R&D innovations over the next 5 years, including Project Digital Intelligence. The aim is to develop the next generation training solutions for aviation, defence and security and healthcare to leverage digital technologies. The Government of Canada, through the Strategic Innovation Fund (SIF), and the Government of Québec, through IQ, agreed to participate in the project through interest free loans of up to $150.0 million and $47.5 million, respectively, related to eligible costs incurred from fiscal 2019 to fiscal 2023.

See Notes 1 and 12 for explanations of the royalty obligations and debt.

The following table provides aggregate information regarding net contributions recognized and amounts not yet received for the projects New Core Markets, Innovate, SimÉco 4.0 and Project Digital Intelligence:

	2019	2018
Net outstanding contribution receivable, beginning of year	$6.2	$6.3
Contributions	45.2	29.0
Payments received	(38.0)	(29.1)
Net outstanding contribution receivable, end of year	$13.4	$6.2

33 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

The aggregate contributions recognized for all programs are as follows:

	2019	2018
Contributions credited to capitalized expenditures:
Project New Core Markets	$1.8	$1.9
Project Innovate	0.4	2.8
Project SimÉco 4.0	2.5	1.8
Project Digital Intelligence	12.1	—
Contributions credited to income:
Project New Core Markets	2.6	2.2
Project Innovate	6.9	16.8
Project SimÉco 4.0	3.3	3.5
Project Digital Intelligence	15.6	—
Total contributions:
Project New Core Markets	$4.4	$4.1
Project Innovate	7.3	19.6
Project SimÉco 4.0	5.8	5.3
Project Digital Intelligence	27.7	—

There are no unfulfilled conditions or unfulfilled contingencies attached to these government contributions.

NOTE 14 – EMPLOYEE BENEFITS OBLIGATIONS
Defined benefit plans
The Company has three registered funded defined benefit pension plans in Canada (two for employees and one for designated executives) that provide benefits based on length of service and final average earnings. The Company also maintains funded pension plans for employees in the Netherlands and United Kingdom that provide benefits based on similar provisions.

The Company’s annual contributions, to fund both benefits accruing in the year and deficits accumulated over prior years, and the plans’ financial position are determined based on actuarial valuations. Applicable pension legislations prescribe minimum funding requirements.

In addition, the Company maintains unfunded plans in Canada, United States, Germany and Norway that provide defined benefits based on length of service and final average earnings. These unfunded plans are the sole obligation of the Company, and there is no requirement to fund them. However, the Company is obligated to pay the benefits when they become due. As at March 31, 2019, the unfunded defined benefit pension obligations are $91.9 million (2018 – $85.8 million) and the Company has issued letters of credit totalling $58.9 million (2018 – $60.3 million) to collateralize the obligations under the Canadian plan.

The funded plans are trustee administered funds. Plan assets held in trusts are governed by local regulations and practices in each country, as is the nature of the relationship between the Company and the trustees and their composition. Responsibility for governance of the plans, including investment decisions and contribution schedules, lies jointly with the Company and the board of trustees.

The employee benefits obligations are as follows:

	2019	2018
Funded defined benefit pension obligations	$664.4	$612.0
Fair value of plan assets	543.7	497.2
Funded defined benefit pension obligations – net	$120.7	$114.8
Unfunded defined benefit pension obligations	91.9	85.8
Employee benefits obligations	$212.6	$200.6

CAE Year-End Financial Results 2019 | 34

Notes to the Consolidated Financial Statements

The changes in the funded defined benefit pension obligations and the fair value of plan assets are as follows:

			2019			2018
Canadian		Foreign	Total	Canadian	Foreign	Total
Pension obligations, beginning of year	$546.8	$65.2	$612.0	$487.4	$53.9	$541.3
Current service cost	27.2	1.8	29.0	22.3	1.5	23.8
Interest cost	17.4	1.2	18.6	16.7	1.2	17.9
Past service cost	1.7	—	1.7	—	—	—
Actuarial loss (gain) arising from:
Experience adjustments	1.4	0.1	1.5	0.3	0.2	0.5
Economic assumptions	13.3	4.1	17.4	27.1	3.0	30.1
Demographic assumptions	—	(0.8)	(0.8)	4.8	—	4.8
Employee contributions	6.9	0.5	7.4	6.0	0.2	6.2
Pension benefits paid	(17.5)	(1.3)	(18.8)	(17.8)	(1.2)	(19.0)
Exchange differences	—	(3.6)	(3.6)	—	6.4	6.4
Pension obligations, end of year	$597.2	$67.2	$664.4	$546.8	$65.2	$612.0
Fair value of plan assets, beginning of year	$440.9	$56.3	$497.2	$415.9	$46.8	$462.7
Interest income	14.3	1.0	15.3	14.1	1.1	15.2
Return on plan assets, excluding amounts
included in interest income	21.3	2.9	24.2	3.8	2.9	6.7
Employer contributions	20.3	2.1	22.4	20.1	1.1	21.2
Employee contributions	6.9	0.5	7.4	6.0	0.2	6.2
Pension benefits paid	(17.5)	(1.3)	(18.8)	(17.8)	(1.2)	(19.0)
Administrative costs	(0.9)	(0.1)	(1.0)	(1.2)	(0.2)	(1.4)
Exchange differences	—	(3.0)	(3.0)	—	5.6	5.6
Fair value of plan assets, end of year	$485.3	$58.4	$543.7	$440.9	$56.3	$497.2

The changes in the unfunded defined benefit pension obligations are as follows:

			2019			2018
Canadian		Foreign	Total	Canadian	Foreign	Total
Pension obligations, beginning of year	$72.2	$13.6	$85.8	$66.2	$12.9	$79.1
Current service cost	3.4	0.1	3.5	2.3	—	2.3
Interest cost	2.2	0.2	2.4	2.0	0.2	2.2
Past service cost	(1.7)	1.7	—	—	—	—
Actuarial loss (gain) arising from:
Experience adjustments	—	0.1	0.1	0.3	0.1	0.4
Economic assumptions	1.2	0.5	1.7	3.8	(0.3)	3.5
Demographic assumptions	—	0.1	0.1	0.4	—	0.4
Pension benefits paid	(2.8)	(0.9)	(3.7)	(2.8)	(0.8)	(3.6)
Acquisition of subsidiaries (Note 3)	2.7	—	2.7	—	—	—
Exchange differences	—	(0.7)	(0.7)	—	1.5	1.5
Pension obligations, end of year	$77.2	$14.7	$91.9	$72.2	$13.6	$85.8

The net pension cost is as follows:

			2019			2018
Canadian		Foreign	Total	Canadian	Foreign	Total
Funded plans
Current service cost	$27.2	$1.8	$29.0	$22.3	$1.5	$23.8
Interest cost	17.4	1.2	18.6	16.7	1.2	17.9
Interest income	(14.3)	(1.0)	(15.3)	(14.1)	(1.1)	(15.2)
Past service cost	1.7	—	1.7	—	—	—
Administrative cost	0.9	0.1	1.0	1.2	0.2	1.4
Net pension cost	$32.9	$2.1	$35.0	$26.1	$1.8	$27.9
Unfunded plans
Current service cost	$3.4	$0.1	$3.5	$2.3	$—	$2.3
Interest cost	2.2	0.2	2.4	2.0	0.2	2.2
Past service cost	(1.7)	1.7	—	—	—	—
Net pension cost	$3.9	$2.0	$5.9	$4.3	$0.2	$4.5
Total net pension cost	$36.8	$4.1	$40.9	$30.4	$2.0	$32.4

35 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

For the year ended March 31, 2019, pension costs of $15.4 million (2018 – $15.6 million) have been charged in cost of sales, $5.5 million (2018 – $5.9 million) in research and development expenses, $11.8 million (2018 – $4.7 million) in selling, general and administrative expenses, $5.7 million (2018 – $4.9 million) in finance expense and $2.5 million (2018 – $1.3 million) were capitalized.

 The fair value of the plan assets, by major categories, are as follows:

(amounts in millions)			2019			2018
	Quoted	Unquoted	Total	Quoted	Unquoted	Total
Canadian plans
Equity funds
Canadian	$—	$58.1	$58.1	$—	$52.2	$52.2
Foreign	—	210.5	210.5	—	191.8	191.8
Bond funds
Government	—	109.7	109.7	—	100.1	100.1
Corporate	—	68.8	68.8	—	66.4	66.4
Cash and cash equivalents	—	9.7	9.7	—	4.4	4.4
Other	—	28.5	28.5	—	26.0	26.0
Total Canadian plans	$—	$485.3	$485.3	$—	$440.9	$440.9
Foreign plans
Insured annuities	$—	$52.2	$52.2	$—	$50.1	$50.1
Equity instruments	2.5	—	2.5	2.6	—	2.6
Debt instruments
Corporate	3.3	—	3.3	3.1	—	3.1
Other	—	—	—	—	—	—
Other	—	0.4	0.4	—	0.5	0.5
Total Foreign plans	$5.8	$52.6	$58.4	$5.7	$50.6	$56.3
Total plans	$5.8	$537.9	$543.7	$5.7	$491.5	$497.2

As at March 31, 2019 and March 31, 2018, there were no ordinary shares of the Company in the pension plan assets.

Significant assumptions (weighted average):

		Canadian		Foreign
	2019	2018	2019	2018
Pension obligations as at March 31:
Discount rate	3.33%	3.48%	1.64%	1.88%
Compensation rate increases	3.65%	3.66%	2.92%	2.86%
Net pension cost for years ended March 31:
Discount rate	3.48%	3.78%	1.88%	2.05%
Compensation rate increases	3.65%	3.50%	2.86%	2.82%

Assumptions regarding future mortality are based on actuarial advice in accordance with published statistics and mortality tables and experience in each territory. The mortality tables and the average life expectancy in years for a member age 45 and 65 are as follows:

As at March 31, 2019		Life expectancy over 65 for a member
(in years)			Male		Female
Country	Mortality table	at age 45	at age 65	at age 45	at age 65
Canada	CPM private tables (employees)	23.1	21.6	25.4	24.1
Canada	CPM private tables (designated executives)	24.7	23.2	26.2	24.8
Canada	CPM private tables (CMAT)	23.4	21.9	25.8	24.4
Netherlands	AG2018	23.8	21.7	25.8	23.6
Germany	Heubeck RT2018G	22.8	20.0	25.8	23.6
Norway	K2013	23.2	22.3	26.9	25.6
United Kingdom	S1PA	23.5	22.4	25.5	24.2
United States	CPM private tables	23.4	21.9	25.8	24.4

CAE Year-End Financial Results 2019 | 36

Notes to the Consolidated Financial Statements

As at March 31, 2018		Life expectancy over 65 for a member
(in years)			Male		Female
Country	Mortality table	at age 45	at age 65	at age 45	at age 65
Canada	CPM private tables (employees)	23.0	21.5	25.4	24.0
Canada	CPM private tables (designated executives)	24.6	23.1	26.1	24.8
Canada	CPM private tables (CMAT)	23.3	21.9	25.7	24.4
Netherlands	AG2016	23.9	21.7	26.3	23.9
Germany	Heubeck RT2005G	21.9	19.3	25.8	23.3
Norway	K2013	23.1	22.2	26.8	25.5
United Kingdom	S1PA	24.4	22.6	26.9	25.0

The weighted average duration of the defined benefit obligation is 19 years.

The following table summarizes the impact on the defined benefit obligation as a result of a 0.25% change in the significant assumptions as at March 31, 2019:

		Funded plans	Unfunded plans
Canadian		Foreign	Canadian	Foreign	Total
Discount rate:
Increase	$(27.4)	$(3.4)	$(2.4)	$(0.5)	$(33.7)
Decrease	29.5	3.7	2.8	0.5	36.5
Compensation rate:
Increase	8.3	0.2	0.5	—	9.0
Decrease	(7.9)	(0.2)	(0.5)	—	(8.6)

Through its defined benefit plans, the Company is exposed to a number of risks, the most significant being the exposure to asset volatility, to changes in bond yields and to changes in life expectancy. The plan liabilities are calculated using a discount rate set with reference to corporate bond yields, if plan assets underperform against this yield, this will create a deficit. A decrease in corporate bond yields will increase plan liabilities, although this will be partially offset by an increase in the value of the plans’ bond holdings. The plans’ obligations are to provide benefits for the duration of the life of its members, therefore, increases in life expectancy will result in an increase in the plans’ liabilities.

Contributions reflect actuarial assumptions of future investment returns, salary projections and future service benefits. The expected employer contributions and expected benefits paid for the next fiscal year are as follows:

	Canadian	Foreign	Total
Funded plans - Expected contributions in fiscal 2020	$19.2	$2.5	$21.7
Unfunded plans - Expected benefits paid in fiscal 2020	2.8	0.8	3.6

NOTE 15 – DEFERRED GAINS AND OTHER LIABILITIES

	2019	2018
Deferred gains on sale and leasebacks	$9.1	$19.6
Deferred revenue and contract liabilities	134.1	99.7
Share-based compensation obligations (Note 23)	75.4	75.4
Contingent consideration arising on business combinations	11.9	11.0
Interest payable	15.1	9.5
Purchase options	6.4	6.2
Other	15.0	8.5
	$267.0	$229.9

37 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

NOTE 16 – INCOME TAXES
Income tax expense
A reconciliation of income taxes at Canadian statutory rates with the reported income taxes is as follows:

	2019	2018
		Restated
Earnings before income taxes	$399.7	$385.6
Canadian statutory income tax rates	26.72%	26.85%
Income taxes at Canadian statutory rates	$106.8	$103.5
Difference between Canadian and Foreign statutory rates	(12.5)	(14.0)
Unrecognized tax benefits	3.1	3.1
Tax benefit of operating losses not previously recognized	(3.4)	(8.4)
Non-taxable capital gain	(1.5)	(2.0)
Tax impact on equity accounted investees	(8.0)	(10.7)
Non-deductible items	2.7	4.6
Prior years' tax adjustments and assessments	8.5	4.4
Impact of change in income tax rates on deferred income taxes	(1.3)	(31.2)
Non-taxable research and development tax credits	(1.1)	(1.2)
Gain resulting from the remeasurement to fair value of the previously held interest in joint-venture	(1.0)	(6.9)
Other tax benefits not previously recognized	(32.7)	(10.3)
Income tax expense	$59.6	$30.9

The applicable statutory tax rate is 26.72% in fiscal 2019 (2018 – 26.85%). The Company's applicable tax rate is the Canadian combined rates applicable in the jurisdictions in which the Company operates. The decrease is due to a change in the jurisdictions it operates.

In fiscal year 2018, the U.S. tax reform introduced other important changes to U.S. corporate income tax laws that may significantly affect CAE in future years. Under the Tax Cuts and Jobs Act, which was enacted on December 22, 2017, the U.S. statutory federal income tax rate was reduced to 21% from the previous rate of 35%. The impact of the change in tax rate resulted in a reduction of $33.1 million of the net deferred tax liability position at the time of enactment.

Significant components of the provision for the income tax expense are as follows:

	2019	2018
		Restated
Current income tax expense :
Current period	$69.9	$53.8
Adjustment for prior years	12.8	11.0
Deferred income tax (recovery) expense:
Tax benefit not previously recognized used to reduce the deferred tax expense	(36.1)	(18.7)
Impact of change in income tax rates on deferred income taxes	(1.3)	(31.2)
Origination and reversal of temporary differences	14.3	16.0
Income tax expense	$59.6	$30.9

Income tax recognized in OCI
During fiscal 2019, a deferred tax recovery of $1.1 million (2018 restated – deferred tax recovery of $11.6 million) and current income tax expense of nil (2018 – $0.6 million) was recorded in OCI.

CAE Year-End Financial Results 2019 | 38

Notes to the Consolidated Financial Statements

Deferred tax assets and liabilities
Movements in temporary differences during fiscal year 2019 are as follows:

	Balance
beginning		Recognized	Recognized	Acquisition of	Exchange	Balance
	of year	in income	in OCI	subsidiaries	differences	end of year
Restated
Non-capital loss carryforwards	$45.7	$(9.6)	$—	$0.8	$(1.7)	$35.2
Capital loss carryforwards	—	0.7	—	—	—	0.7
Intangible assets	(87.8)	5.7	—	(6.2)	0.9	(87.4)
Amounts not currently deductible	47.6	(2.3)	—	(0.7)	(3.0)	41.6
Deferred revenue	20.3	(4.5)	—	14.3	(1.6)	28.5
Tax benefit carryover	3.1	(1.7)	—	—	0.2	1.6
Unclaimed research and
development expenditures	37.4	7.7	—	—	—	45.1
Investment tax credits	(64.6)	(9.5)	—	—	—	(74.1)
Property, plant and equipment	(104.6)	16.4	—	18.3	(3.3)	(73.2)
Unrealized (gains) losses
on foreign exchange	(13.9)	(1.3)	1.0	—	0.3	(13.9)
Financial instruments	(0.3)	(0.7)	1.2	—	—	0.2
Government participation	(27.3)	19.9	—	—	—	(7.4)
Employee benefit plans	51.6	0.7	(1.1)	0.7	3.5	55.4
Percentage-of-completion versus
completed contract	(28.9)	1.7	—	—	0.7	(26.5)
Other	(1.8)	(0.1)	—	—	0.1	(1.8)
Net deferred income tax (liabilities) assets	$(123.5)	$23.1	$1.1	$27.2	$(3.9)	$(76.0)

 Movements in temporary differences during fiscal year 2018 are as follows:

	Balance
beginning		Recognized	Recognized	Acquisition of	Exchange	Balance
	of year	in income	in OCI	subsidiaries	differences	end of year
Restated		Restated	Restated		Restated	Restated
Non-capital loss carryforwards	$50.5	$(5.4)	$—	$—	$0.6	$45.7
Intangible assets	(84.1)	12.5	—	(14.5)	(1.7)	(87.8)
Amounts not currently deductible	48.5	(6.4)	—	5.9	(0.4)	47.6
Deferred revenue	25.8	(6.1)	—	0.3	0.3	20.3
Tax benefit carryover	6.0	(2.8)	—	—	(0.1)	3.1
Unclaimed research and
development expenditures	20.2	17.2	—	—	—	37.4
Investment tax credits	(60.0)	(4.6)	—	—	—	(64.6)
Property, plant and equipment	(148.9)	33.1	—	4.5	6.7	(104.6)
Unrealized (gains) losses
on foreign exchange	(16.0)	1.0	1.3	(0.1)	(0.1)	(13.9)
Financial instruments	(3.0)	1.3	1.4	—	—	(0.3)
Government participation	(27.4)	0.1	—	—	—	(27.3)
Employee benefit plans	39.6	3.1	8.9	—	—	51.6
Percentage-of-completion versus
completed contract	(19.6)	(8.9)	—	—	(0.4)	(28.9)
Other	(1.6)	(0.2)	—	—	—	(1.8)
Net deferred income tax (liabilities) assets	$(170.0)	$33.9	$11.6	$(3.9)	$4.9	$(123.5)

As at March 31, 2019, taxable temporary differences of $2,294.4 million (2018 restated – $2,099.1 million) related to investments in operations, including subsidiaries and interests in joint ventures has not been recognized, because the Company controls whether the liability will be incurred and it is satisfied that it will not be incurred in the foreseeable future.

39 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

The non-capital losses incurred in various jurisdictions expire as follows:

Expiry date	Unrecognized	Recognized
2020	$2.4	$0.1
2021	0.9	0.6
2022	1.5	2.2
2023	5.6	—
2024	5.3	—
2025	2.9	—
2026 - 2039	115.8	48.8
No expiry date	34.5	95.7
	$168.9	$147.4

As at March 31, 2019, the Company has $125.4 million (2018 – $243.5 million) of deductible temporary differences for which deferred tax assets have not been recognized. These amounts will reverse during a period of up to 30 years. The Company also has $0.8 million (2018 – $0.9 million) of accumulated capital losses carried forward for which deferred tax assets have not been recognized. These capital losses can be carried forward indefinitely.

NOTE 17 – SHARE CAPITAL, EARNINGS PER SHARE AND DIVIDENDS
Share capital
Authorized shares
The Company is authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series.

The preferred shares may be issued with rights and conditions to be determined by the Board of Directors, prior to their issue. To date, the Company has not issued any preferred shares.

Repurchase and cancellation of common shares
On February 8, 2019, the Company announced the renewal of the normal course issuer bid (NCIB) to purchase up to 5,300,613 of its common shares. The NCIB began on February 25, 2019 and will end on February 24, 2020 or on such earlier date when the Company completes its purchases or elects to terminate the NCIB. These purchases will be made on the open market plus brokerage fees through the facilities of the TSX and/or alternative trading systems at the prevailing market price at the time of the transaction, in accordance with the TSX’s applicable policies. All common shares purchased pursuant to the NCIB will be cancelled.
In fiscal 2019, the Company repurchased and cancelled a total of 3,671,900 common shares under the previous and current NCIB (2018 – 2,081,200), at a weighted average price of $25.70 per common share (2018 – $21.53), for a total consideration of $94.4 million (2018 – $44.8 million). An excess of $85.6 million (2018 – $39.9 million) of the shares’ repurchase value over their carrying amount was charged to retained earnings as share repurchase premiums.
Issued shares
A reconciliation of the issued and outstanding common shares of the Company is presented in the consolidated statement of changes in equity. As at March 31, 2019, the number of shares issued and that are fully paid amount to 265,447,603 (2018 – 267,738,530).

Earnings per share computation
The denominators for the basic and diluted earnings per share computations are as follows:

	2019	2018
Weighted average number of common shares outstanding	266,580,019	268,235,077
Effect of dilutive stock options	1,394,135	1,219,713
Weighted average number of common shares outstanding for diluted earnings per share calculation	267,974,154	269,454,790

As at March 31, 2019, options to acquire 1,722,800 common shares (2018 – 1,941,200) have been excluded from the above calculation since their inclusion would have had an anti-dilutive effect.

Dividends
The dividends declared for the year ended March 31, 2019 were $103.9 million or $0.39 per share (2018 – $93.9 million or $0.35 per share).

CAE Year-End Financial Results 2019 | 40

Notes to the Consolidated Financial Statements

NOTE 18 – ACCUMULATED OTHER COMPREHENSIVE INCOME

					Net changes of
	Foreign currency		Net changes in		financial assets
	translation		cash flow hedges		carried at FVTOCI			Total
	2019	2018	2019	2018	2019	2018	2019	2018
Balances, beginning of year (restated)	$266.6	$197.4	$(6.9)	$(6.8)	$0.6	$0.5	$260.3	$191.1
OCI	(57.7)	69.2	(3.6)	(0.1)	—	0.1	(61.3)	69.2
Balances, end of year	$208.9	$266.6	$(10.5)	$(6.9)	$0.6	$0.6	$199.0	$260.3

NOTE 19 – EMPLOYEE COMPENSATION
The total employee compensation expense recognized in the determination of net income is as follows:

(amounts in millions)	2019	2018
Salaries and other short-term employee benefits	$1,071.2	$908.2
Share-based payments, net of equity swap (Note 23)	46.7	46.9
Post-employment benefits – defined benefit plans (Note 14)	38.4	31.1
Post-employment benefits – defined contribution plans	17.2	12.8
Termination benefits	4.3	5.6
Total employee compensation expense(1)	$1,177.8	$1,004.6
(1) Certain members of key management may have employment agreements with clauses for payment in case of termination without cause and payment in case of termination of employment following a change in control. All such employment agreements are for an indeterminate term.

NOTE 20 – IMPAIRMENT OF NON-FINANCIAL ASSETS

The carrying amount of goodwill allocated to the Company's CGUs per operating segment is as follows:

Civil Aviation		Defence
Training Solutions		and Security	Healthcare	Total
Net book value at March 31, 2017	$194.0	$220.5	$145.5	$560.0
Acquisition of subsidiaries (Note 3)	57.6	—	—	57.6
Disposal and remeasurement of interest in investment (Note 21)	(10.9)	—	—	(10.9)
Exchange differences	26.1	(3.0)	(4.3)	18.8
Net book value at March 31, 2018	$266.8	$217.5	$141.2	$625.5
Acquisition of subsidiaries (Note 3)	375.1	67.9	—	443.0
Exchange differences	(11.3)	5.4	5.1	(0.8)
Net book value at March 31, 2019	$630.6	$290.8	$146.3	$1,067.7

Goodwill is allocated to CGUs or a group of CGUs, which generally corresponds to the Company’s operating segments or one level below.

The Company performed the annual impairment review for goodwill during fiscal 2019 and the estimated recoverable exceeded the carrying amounts of the CGUs. As a result, there was no impairment identified during the year.

The Company determined the recoverable amount of the Civil Aviation Training Solutions, Defense and Security and Healthcare CGU's based on value-in-use calculations. The value-in-use is calculated using estimated cash flows derived from the Company's five year strategic plan approved by the Board of Directors. Cash flows subsequent to the five-year period were extrapolated using a constant growth rate of 2% to 3%. The post-tax discount rates used to calculate the recoverable amounts reflect each CGUs’ specific risks and range from 6.5% to 9%.

41 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

NOTE 21 – OTHER GAINS – NET

	2019	2018
Disposal of property, plant and equipment	$1.2	$9.7
Net foreign exchange gains	24.8	2.5
Reversal of royalty obligations	7.9	2.0
Disposal of interest in investment	—	14.3
Remeasurement of investment, net of reorganization and others costs	3.7	12.2
Other	(15.3)	(3.3)
Other gains – net	$22.3	$37.4

Disposal of interest in investment
During the second quarter of fiscal 2018, the Company disposed of its 49% interest in Zhuhai Xiang Yi Aviation Technology Company Limited, an equity accounted investee, for a net cash proceeds of $114.0 million. Upon disposal of this investment, $6.3 million of goodwill was derecognized and an impairment of $7.0 million was recognized with respect to a related investment in an equity account investee. The Company realized a net gain on disposal of $14.3 million.

Remeasurement of investment and reorganization costs
During the fourth quarter of fiscal 2019, the Company's interest in CFTPL increased from 50% to 100%, obtaining control of CFTPL, and increasing its interest in CSTPL from 25% to 50%. Before the transaction, the Company's interest in CFTPL was accounted for using the equity method. A gain of $3.7 million was generated primarily from the remeasurement to fair value of the previously held interest in CFTPL.

During the third quarter of fiscal 2018, the Company’s interest in AACE increased from 50% to 100%, obtaining control of AACE (Note 3). Before the transaction, the Company’s 50% ownership interest in AACE was accounted for using the equity method. The remeasurement to fair value of the previously held interest in AACE generated a gain of $34.7 million. In addition, $4.6 million of goodwill was derecognized, costs of $8.5 million, including acquisition costs of $1.5 million and a write-down of assets for $9.4 million were incurred. Accordingly, the Company recognized a net gain upon remeasurement of $12.2 million. Also in the quarter, reorganization and other costs of $8.2 million were incurred resulting in a gain upon remeasurement net of overall costs incurred in the amount of $4.0 million.

Other
During the fourth quarter of fiscal 2019, an impairment of $4.9 million was recognized, in the Civil Aviation Training Solutions segment, on certain older assets in our network. Costs of $6.8 million were also incurred as a result of the acquisition and integration of Bombardier's BAT Business.

NOTE 22 – FINANCE EXPENSE – NET

	2019	2018
		Restated
Finance expense:
Long-term debt (other than finance leases)	$63.1	$53.4
Finance leases	7.6	9.0
Royalty obligations	11.9	11.9
Employee benefits obligations (Note 14)	5.7	4.9
Financing cost amortization	1.1	1.5
Other	12.7	13.8
Borrowing costs capitalized (1)	(5.0)	(3.6)
Finance expense	$97.1	$90.9
Finance income:
Loans and finance lease contracts	$(8.5)	$(9.8)
Other	(7.7)	(3.9)
Finance income	$(16.2)	$(13.7)
Finance expense – net	$80.9	$77.2
(1) The average capitalization rate used during fiscal 2019 to determine the amount of borrowing costs eligible for capitalization was 4.39% (2018 – 4.33%).

CAE Year-End Financial Results 2019 | 42

Notes to the Consolidated Financial Statements

NOTE 23 – SHARE-BASED PAYMENTS
The Company’s share-based payment plans consist of two categories: an equity-settled share-based payment plan comprised of the Employee Stock Option Plan (ESOP); and cash-settled share-based payments plans that include the Employee Stock Purchase Plan (ESPP), the Executive Deferred Share Unit (EDSU) plan, the Deferred Share Unit (DSU) plan, the Long-Term Incentive Time Based plans and the Long-Term Incentive Performance Based plans. The Long-Term Incentive – Deferred Share Unit (LTI-DSU) plan and the Long-Term Incentive – Time Based Restricted Share Unit (LTI-TB RSU) plan are time-based plans while the Long-Term Incentive – Performance Share Unit (LTI-PSU) plan is performance based plan.

The effect of share-based payment arrangements in the consolidated income statement and in the consolidated statement of financial position are as follows as at, and for the years ended March 31:

		Compensation	Balance in the consolidated
		cost	statement of financial position
	2019	2018	2019	2018
Cash-settled share-based compensation:
ESPP	$8.5	$7.4	$—	$—
DSU	6.3	5.4	(15.5)	(16.2)
LTI-DSU	6.6	4.8	(31.6)	(27.1)
LTI-TB RSU	6.4	5.2	(11.6)	(10.0)
LTI-PSU	26.5	27.6	(47.0)	(40.7)
Total cash-settled share-based compensation	$54.3	$50.4	$(105.7)	$(94.0)
Equity-settled share-based compensation:
ESOP	$6.4	$4.9	$(24.8)	$(21.3)
Total equity-settled share-based compensation	$6.4	$4.9	$(24.8)	$(21.3)
Total share-based compensation cost	$60.7	$55.3	$(130.5)	$(115.3)

For the year ended March 31, 2019, share-based compensation costs of $0.8 million (2018 – $0.4 million) were capitalized.

The Company entered into equity swap agreements in order to reduce its earnings exposure related to the fluctuation in the Company’s share price relating to the DSU and Long-Term Incentive Time Based plans (see Note 28 and Note 29). The recovery recognized in fiscal 2019 amounts to $13.2 million (2018 – $8.0 million).

The share-based payment plans are described below. There have been no plan cancellations during fiscal 2019 and fiscal 2018.

Employee Stock Option Plan
Under the Company’s long-term incentive program, options may be granted to key employees to purchase common shares of the Company at a subscription price of 100% of the market value at the date of the grant. Market value is determined as the weighted average price of the common shares on the Toronto Stock Exchange (TSX) of the five days of trading prior to the effective date of the grant.

As at March 31, 2019, a total of 13,446,114 common shares (2018 – 14,677,714) remained authorized for issuance under the Employee Stock Option Plan (ESOP). The options are exercisable during a period not to exceed seven years, and are not exercisable during the first 12 months after the date of the grant. The right to exercise all the options vests over a period of four-years of continuous employment from the grant date. Upon termination of employment at retirement, unvested options continue to vest following the retiree’s retirement date, subject to the four year vesting period. However, if there is a change of control of the Company, the options outstanding become immediately exercisable by option holders. Options are adjusted proportionately for any stock dividends or stock splits attributed to the common shares of the Company.

Outstanding options are as follows:

		2019		2018
		Weighted		Weighted
	Number	average exercise	Number	average exercise
	of options	price	of options	price
Options outstanding, beginning of year	6,155,525	$17.31	5,541,625	$14.51
Granted	1,733,100	27.15	2,044,900	22.15
Exercised	(1,231,600)	14.78	(1,246,575)	12.58
Forfeited	(82,525)	17.41	(184,425)	18.52
Expired	(70,375)	18.20	—	—
Options outstanding, end of year	6,504,125	$20.41	6,155,525	$17.31
Options exercisable, end of year	2,082,325	$16.36	1,744,125	$14.12

43 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Summarized information about the Company's ESOP as at March 31, 2019 is as follows:

		Options Outstanding		Options Exercisable
		Weighted
	Number of	average remaining	Weighted	Number of	Weighted
Range of	options	contractual life	average exercise	options	average exercise
exercise prices	outstanding	(years)	price	exercisable	price
$9.69 to $11.02	179,725	0.92	$10.76	179,725	$10.76
$14.61 to $16.15	2,755,125	3.63	15.65	1,496,500	15.47
$20.86 to $27.15	3,569,275	5.68	24.56	406,100	22.14
Total	6,504,125	4.68	$20.41	2,082,325	$16.36

The weighted average market share price for share options exercised in 2019 was $27.11 (2018 – $22.15).

For the year ended March 31, 2019, compensation cost for CAE’s stock options of $6.4 million (2018 – $4.9 million) was recognized with a corresponding credit to contributed surplus using the fair value method of accounting for awards that were granted since fiscal 2012.

The assumptions used for the purpose of the option calculations outlined in this note are presented below:

	2019	2018
Weighted average assumptions used in the Black-Scholes options pricing model:
Weighted average share price	$27.42	$22.14
Exercise price	$27.15	$22.15
Dividend yield	1.31%	1.45%
Expected volatility	18.34%	18.39%
Risk-free interest rate	2.07%	0.86%
Expected option term	4 years	4 years
Weighted average fair value option granted	$4.23	$2.75

Expected volatility is estimated by considering historical average share price volatility over the option's expected term.

Employee Stock Purchase Plan
The Company maintains an Employee Stock Purchase Plan (ESPP) to enable employees of the Company and its participating subsidiaries to acquire CAE common shares through regular payroll deductions or a lump-sum payment plus employer contributions. The Company and its participating subsidiaries contribute $1 for every $2 of employee contributions, up to a maximum of 3% of the employee’s base salary.

Deferred Share Unit Plans
In fiscal 2017, CAE adopted an Executive Deferred Share Unit (EDSU) plan. The purpose of the plan is to attract and retain talented individuals to serve as officers and executives of the Company and to promote a greater alignment of interests between the executives and shareholders of CAE. Under this plan, Canadian and U.S.-based executives can elect to defer a portion or entire short-term incentive payment to the EDSU plan on an annual basis. Such deferred short-term incentive amount is converted to EDSUs based on the volume weighted average price of the common shares on the TSX during the last five trading days prior to the date on which such incentive compensation becomes payable to the executive. The EDSU is equal in value to one common share of CAE. The units also accrue dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. EDSUs mature upon termination of employment, whereupon holders are entitled to receive a lump sum cash payment equal to the number of EDSUs credited to their account as of that date multiplied the volume weighted average price of the common shares on the TSX during the last five trading days prior to the settlement date.

The Company also maintains a Deferred Share Unit (DSU) plan for executives, under which units are no longer granted, whereby an executive elected to receive cash incentive compensation in the form of deferred share units. A DSU is equal in value to one common share of the Company. The units were issued on the basis of the average closing board lot sale price per share of CAE common shares on the TSX during the last 10 days on which such shares traded prior to the date of issue. The units also accrue dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. DSUs mature upon termination of employment, whereupon an executive is entitled to receive a cash payment equal to the fair market value, determined as the average closing board lot sale price per share of CAE common shares on the TSX during the last 10 days on which such shares traded prior to the settlement date, of the equivalent number of common shares, net of withholdings.

CAE Year-End Financial Results 2019 | 44

Notes to the Consolidated Financial Statements

The Company also maintains a DSU plan for non-employee directors. A non-employee director holding less than the minimum required holdings of common shares of the Company receives the Board retainer and attendance fees in the form of deferred share units. Minimum required holdings mean no less than the number of common shares or deferred share units equivalent in fair market value to three times the annual retainer fee payable to a director for service on the Board. A non-employee director holding no less than the minimum required holdings of common shares may elect to participate in the plan in respect of half or all of his or her retainer and part or all of his or her attendance fees. The terms of the plan are identical to the executive DSU plan except that units are issued on the basis of the closing board lot sale price per share of CAE common shares on the TSX during the last day on which the common shares traded prior to the date of issue.

The Company records the cost of the DSU plans as a compensation expense and accrues its non-current liability in deferred gains and other non-current liabilities.
DSUs outstanding are as follows:

	2019	2018
DSUs outstanding, beginning of year	675,097	691,698
Units granted	92,211	99,632
Units redeemed	(253,176)	(143,560)
Dividends paid in units	9,338	27,327
DSUs outstanding, end of year	523,470	675,097
DSUs vested, end of the year	523,470	675,097

Long-Term Incentive Time Based Plans
The Company maintains two Long-Term Incentive Time Based plans. The plans are intended for executives and senior management to promote a greater alignment of interests between executives and shareholders of the Company. A unit under these plans is equal in value to one common share at a specific date. One of these plans is no longer granted.

Long-Term Incentive – Deferred Share Unit Plan (LTI-DSU)
The LTI-DSUs are entitled to dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. Eligible participants are entitled to receive a cash payment equivalent to the fair market value of the number of vested LTI-DSUs held upon any termination of employment. Upon termination of employment at retirement, unvested units continue to vest until November 30 of the year following the retirement date. For participants subject to section 409A of the United States Internal Revenue Code, vesting of unvested units takes place at the time of retirement. Effective fiscal 2015, this plan was replaced by the LTI-TB RSU plan.

The plan stipulates that granted units vest equally over five years and that following a change of control, all unvested units vest immediately.

Long-Term Incentive – Time Based Restricted Share Unit Plan (LTI-TB RSU)
The LTI-TB RSU plan under which units are currently granted. Eligible participants are entitled to receive a cash payment equivalent to the fair market value of the number of vested LTI-TB RSUs held at the end of the vesting period. For participants subject to loss of employment other than voluntarily or for cause, a portion of the unvested LTI-TB RSUs will vest by one third for each full year of employment completed during the period from the grant date to the date of termination. If termination of a participant is due to resignation or for cause, all unvested units are forfeited. Upon termination of employment at retirement, unvested grants continue to vest in accordance to their vesting date. For certain participants in the United States, vesting of unvested units takes place at the time of retirement.

LTI-TB RSUs granted pursuant to the plan vest after three years from their grant date and following a change of control, all unvested units vest immediately.

Long-Term Incentive Time Based units outstanding under all plans are as follows:

		LTI-DSU		LTI-TB RSU
	2019	2018	2019	2018
Units outstanding, beginning of year	1,134,741	1,193,723	553,923	551,210
Units granted	—	—	148,670	179,440
Units cancelled	(2,523)	(1,768)	(8,487)	(21,640)
Units redeemed	(76,750)	(74,783)	(192,086)	(155,087)
Dividends paid in units	12,575	17,569	—	—
Units outstanding, end of year	1,068,043	1,134,741	502,020	553,923
Units vested, end of year	1,067,648	1,128,464	394,404	420,247

Long-Term Incentive Performance Based Plan
The Company maintains a Long-Term Incentive Performance Based plan. The plan is intended to enhance the Company’s ability to attract and retain talented individuals and also to promote a greater alignment of interest between eligible participants and the Company’s shareholders.

45 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Long-Term Incentive – Performance Share Unit Plan (LTI-PSU)
Eligible participants of the LTI-PSU are entitled to receive a cash payment equivalent to the fair market value of the number of vested LTI-PSUs held at the end of the vesting period multiplied by a factor which ranges from 0% to 200% based on the attainment of performance criteria set out pursuant to the plan. In relation to participants subject to loss of employment other than voluntarily or for cause, a portion of the unvested LTI-PSUs will vest by one-sixth after year one, one-third after year two and one-half after year three. If termination of a participant is due to resignation or for cause, all unvested units are forfeited. Upon termination of employment at retirement, unvested grants continue to vest in accordance to their vesting date.

LTI-PSUs granted pursuant to the plan vest after three years from their grant date and following a change of control, all unvested units vest immediately.

Long-Term Incentive Performance Based units outstanding are as follows:

		LTI-PSU
	2019	2018
Units outstanding, beginning of year	1,230,717	1,308,064
Units granted	756,386	819,566
Units cancelled	(25,491)	(50,376)
Units redeemed	(820,412)	(846,537)
Units outstanding, end of year	1,141,200	1,230,717
Units vested, end of year	876,095	933,977

NOTE 24 – SUPPLEMENTARY CASH FLOWS INFORMATION
Changes in non-cash working capital are as follows:

	2019	2018
		Restated
Cash provided by (used in) non-cash working capital:
Accounts receivable	$(1.3)	$18.1
Contract assets	(72.1)	(84.6)
Inventories	(22.2)	(6.3)
Prepayments	(5.7)	19.7
Income taxes recoverable	(4.9)	(6.5)
Accounts payable and accrued liabilities	157.0	(44.2)
Provisions	(8.7)	(21.0)
Income taxes payable	11.4	11.1
Deferred revenue	(2.5)	(1.7)
Contract liabilities	(15.8)	71.8
Changes in non-cash working capital	$35.2	$(43.6)

NOTE 25 – CONTINGENCIES
In the normal course of operations, the Company is party to a number of lawsuits, claims and contingencies. Although it is possible that liabilities may be incurred in instances for which no accruals have been made, the Company does not believe that the ultimate outcome of these matters will have a material impact on its consolidated financial position.

The Company is subject to audits from various government and regulatory agencies on an ongoing basis. As a result, from time to time, authorities may disagree with positions and conclusions taken by the Company in its filings.

During fiscal 2015, the Company received a reassessment from the Canada Revenue Agency challenging the Company’s characterization of the amounts received under the SADI program. No amount has been recognized in the Company’s financial statements, since the Company believes that there are strong grounds for defence and will vigorously defend its position. Such matters cannot be predicted with certainty, however, the Company believes that the resolution of these proceedings will not have a material adverse effect on its financial position.

CAE Year-End Financial Results 2019 | 46

Notes to the Consolidated Financial Statements

NOTE 26 – COMMITMENTS
The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

	2019	2018
No later than 1 year	$50.7	$44.4
Later than 1 year and no later than 5 years	136.9	118.9
Later than 5 years	86.5	76.7
	$274.1	$240.0

Rental expenses recognized in fiscal 2019 amounts to $65.1 million (2018 – $68.2 million).

Contractual purchase commitments
The total contractual purchase commitments are as follows:

	2019	2018
No later than 1 year	$240.2	$132.0
Later than 1 year and no later than 5 years	51.5	90.7
Later than 5 years	—	0.5
	$291.7	$223.2

NOTE 27 – CAPITAL RISK MANAGEMENT
The Company’s objectives when managing capital are threefold:
(i)    Optimize the Company’s cost of capital;
(ii)    Maintain the Company’s financial strength and credit quality;
(iii)   Provide the Company’s shareholders with an appropriate rate of return on their investment.

The Company manages its capital structure and makes corresponding adjustments based on changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, issue new shares or debt, use cash to reduce debt or repurchase shares.

To accomplish its objectives stated above, the Company monitors its capital on the basis of the net debt to capital. This ratio is calculated as net debt divided by the sum of the net debt and total equity. Net debt is calculated as total debt, including the short-term portion (as presented in the consolidated statement of financial position and including non-recourse debt) less cash and cash equivalents. Total equity comprises share capital, contributed surplus, accumulated other comprehensive income, retained earnings and non-controlling interests.

The level of debt versus equity in the capital structure is monitored, and the ratios are as follows:

	2019	2018
		Restated
Total debt (Note 12)	$2,328.3	$1,260.9
Less: cash and cash equivalents	(446.1)	(611.5)
Net debt	$1,882.2	$649.4
Equity	2,410.0	2,297.5
Total net debt plus equity	$4,292.2	$2,946.9
Net debt: equity	44:56	22:78
The Company has certain debt agreements which require the maintenance of a certain level of capital.

47 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

NOTE 28 – FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair value of a financial instrument is determined by reference to the available market information at the reporting date. When no active market exists for a financial instrument, the Company determines the fair value of that instrument based on valuation methodologies as discussed below. In determining assumptions required under a valuation model, the Company primarily uses external, readily observable market data inputs. Assumptions or inputs that are not based on observable market data incorporate the Company’s best estimates of market participant assumptions. Counterparty credit risk and the Company’s own credit risk are taken into account in estimating the fair value of financial assets and financial liabilities.

The following assumptions and valuation methodologies have been used to measure the fair value of financial instruments:

(i)	The fair value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their carrying values due to their short-term maturities;

(ii)
The fair value of derivative instruments, which include forward contracts, swap agreements and embedded derivatives accounted for separately and is calculated as the present value of the estimated future cash flows using an appropriate interest rate yield curve and forward foreign exchange rate. Assumptions are based on market conditions prevailing at each reporting date. The fair value of derivative instruments reflect the estimated amounts that the Company would receive or pay to settle the contracts at the reporting date;

(iii)
The fair value of the equity investments, which does not have a readily available market value, is estimated using a discounted cash flow model, which includes some assumptions that are not based on observable market prices or rates;

(iv)	The fair value of non-current receivables is estimated based on discounted cash flows using current interest rates for instruments with similar risks and remaining maturities;

(v)
The fair value of long-term debts and non-current liabilities, including finance lease obligations and royalty obligations, are estimated based on discounted cash flows using current interest rates for instruments with similar risks and remaining maturities;

(vi)
The fair value of the contingent considerations arising on business combinations are based on the estimated amount and timing of projected cash flows, the probability of the achievement of the criteria on which the contingency is based and the risk-adjusted discount rate used to present value the probability-weighted cash flows.

Fair value hierarchy
The fair value hierarchy reflects the significance of the inputs used in making the measurements and has the following levels:

Level 1:   Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2:   Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (i.e. as prices in markets that are not active) or indirectly (i.e. quoted prices for similar assets or liabilities);

Level 3:   Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Each type of fair value is categorized based on the lowest level input that is significant to the fair value measurement in its entirety.

CAE Year-End Financial Results 2019 | 48

Notes to the Consolidated Financial Statements

The carrying values and fair values of financial instruments, by class, are as follows at March 31, 2019 and 2018:

			2019		2018
	Level	Carrying Value	Fair value	Carrying Value	Fair value
		Total	Total	Total	Total
				Restated	Restated
Financial assets (liabilities) carried at FVTPL(1)
Cash and cash equivalents	Level 1	$446.1	$446.1	$611.5	$611.5
Restricted cash	Level 1	27.3	27.3	31.8	31.8
Embedded foreign currency derivatives	Level 2	0.1	0.1	0.9	0.9
Equity swap agreements	Level 2	10.4	10.4	1.5	1.5
Forward foreign currency contracts	Level 2	(2.5)	(2.5)	(2.1)	(2.1)
Contingent consideration arising on business combinations	Level 3	(11.9)	(11.9)	(11.0)	(11.0)
Derivatives assets (liabilities) designated in a hedge relationship
Foreign currency swap agreements	Level 2	11.1	11.1	10.6	10.6
Forward foreign currency contracts	Level 2	(6.5)	(6.5)	(8.7)	(8.7)
Interest rate swap Agreements	Level 2	—	—	0.1	0.1
Financial assets (liabilities) classified as amortized cost
Accounts receivable(2)	Level 2	451.7	451.7	416.0	416.0
Investment in finance leases	Level 2	91.5	103.1	93.8	101.4
Advances to a portfolio investment	Level 2	29.5	29.5	38.1	38.4
Other assets(3)	Level 2	25.7	25.7	30.8	30.8
Accounts payable and accrued liabilities(4)	Level 2	(770.8)	(770.8)	(588.2)	(588.2)
Total long-term debt(5)	Level 2	(2,335.4)	(2,470.7)	(1,262.9)	(1,322.8)
Other non-current liabilities(6)	Level 2	(164.0)	(184.6)	(156.5)	(177.4)
Financial assets carried at FVOCI(7)
Equity investments	Level 3	3.3	3.3	1.5	1.5
		$(2,194.4)	$(2,338.7)	$(792.8)	$(865.7)
(1) FVTPL: Fair value through profit and loss.
(2) Includes trade receivables, accrued receivables and certain other receivables.
(3) Includes non-current receivables and certain other non-current assets.
(4) Includes trade accounts payable, accrued liabilities, interest payable, certain payroll-related liabilities and current royalty obligations.
(5) The carrying value excludes transaction costs.
(6) Includes non-current royalty obligations and other non-current liabilities.
(7) FVOCI: Fair value through other comprehensive income.

Change in level 3 financial instruments are as follows:

2019
Balance, beginning of year	$(9.5)
Total realized and unrealized losses:
Included in income	(0.9)
Issued and settled	1.8
Balance, end of year	$(8.6)

49 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

NOTE 29 – FINANCIAL RISK MANAGEMENT
Due to the nature of the activities that the Company carries out and as a result of holding financial instruments, the Company is exposed to credit risk, liquidity risk and market risk, including foreign currency risk and interest rate risk. The Company’s exposure to credit risk, liquidity risk and market risk is managed within risk management parameters documented in corporate policies. These risk management parameters remain unchanged since the previous period, unless otherwise indicated.

Credit risk
Credit risk is defined as the Company’s exposure to a financial loss if a debtor fails to meet its obligations in accordance with the terms and conditions of its arrangements with the Company. The Company is exposed to credit risk on its accounts receivable and certain other assets through its normal commercial activities. The Company is also exposed to credit risk through its normal treasury activities on its cash and cash equivalents and derivative financial assets. Credit risks arising from the Company’s normal commercial activities are managed with regards to customer credit risk.

The Company’s customers are mainly established companies, some of which have publicly available credit ratings, as well as government agencies, which facilitates risk assessment and monitoring. In addition, the Company typically receives substantial non-refundable advance payments for contracts with customers. The Company closely monitors its exposure to major airline companies in order to mitigate its risk to the extent possible. Furthermore, the Company’s trade receivables are not concentrated with specific customers but are held with a wide range of commercial and government organizations. As well, the Company’s credit exposure is further reduced by the sale of certain of its accounts receivable to third-party financial institutions for cash consideration on a limited recourse basis (current financial assets program). The Company does not hold any collateral as security. The credit risk on cash and cash equivalents is mitigated by the fact that they are mainly in place with a diverse group of major North American and European financial institutions.

The Company is exposed to credit risk in the event of non-performance by counterparties to its derivative financial instruments. The Company uses several measures to minimize this exposure. First, the Company enters into contracts with counterparties that are of high credit quality. The Company signed International Swaps & Derivatives Association, Inc. (ISDA) Master Agreements with all the counterparties with whom it trades derivative financial instruments. These agreements make it possible to offset when a contracting party defaults on the agreement, for each of the transactions covered by the agreement and in force at the time of default. Also, collateral or other security to support derivative financial instruments subject to credit risk can be requested by the Company or its counterparties (or both parties, if need be) when the net balance of gains and losses on each transaction exceeds a threshold defined in the ISDA Master Agreement. Finally, the Company monitors the credit standing of counterparties on a regular basis to help minimize credit risk exposure.

The carrying amounts presented in Note 4 and Note 28 represent the maximum exposure to credit risk for each respective financial asset as at the relevant dates.

Liquidity risk
Liquidity risk is defined as the potential risk that the Company cannot meet its cash obligations as they become due.

The Company manages this risk by establishing cash forecasts, as well as long-term operating and strategic plans. The management of consolidated liquidity requires a regular monitoring of expected cash inflows and outflows which is achieved through a forecast of the Company’s consolidated liquidity position, for efficient use of cash resources. Liquidity adequacy is assessed in view of seasonal needs, growth requirements and capital expenditures, and the maturity profile of indebtedness, including off-balance sheet obligations. The Company manages its liquidity risk to maintain sufficient liquid financial resources to fund its operations and meet its commitments and obligations. In managing its liquidity risk, the Company has access to a revolving unsecured credit facility of US$550.0 million (2018 – US$550.0 million), with an option, subject to the lender’s consent, to increase to a total amount of up to US$850.0 million. As well, the Company has agreements to sell interests in certain of its accounts receivable for an amount of up to US$300.0 million (2018 – US$300.0 million) (current financial assets program). As at March 31, 2019, the Canadian dollar equivalent of $266.2 million (2018 – $168.3 million) of specific accounts receivable were sold to a financial institution pursuant to these agreements. Proceeds were net of $4.4 million in fees (2018 – $2.4 million). The Company also regularly monitors any financing opportunities to optimize its capital structure and maintain appropriate financial flexibility.

CAE Year-End Financial Results 2019 | 50

Notes to the Consolidated Financial Statements

The following tables present a maturity analysis based on contractual maturity date, of the Company’s financial liabilities based on expected cash flows. Cash flows from derivatives presented either as derivative assets or liabilities have been included, as the Company manages its derivative contracts on a gross basis. The amounts are the contractual undiscounted cash flows. All amounts contractually denominated in foreign currency are presented in Canadian dollar equivalent amounts using the period-end spot rate except as otherwise stated:

	Carrying	Contractual	0-12	13-24	25-36	37-48	49-60
As at March 31, 2019	Amount	Cash Flows	Months	Months	Months	Months	Months	Thereafter
Non-derivative financial
liabilities
Accounts payable
and accrued liabilities (1)	$770.8	$770.8	$770.8	$—	$—	$—	$—	$—
Total long-term debt (2)	2,335.4	3,393.0	359.8	251.7	200.3	239.4	228.6	2,113.2
Other non-current liabilities (3)	175.9	413.0	0.3	19.3	44.2	31.6	32.6	285.0
	$3,282.1	$4,576.8	$1,130.9	$271.0	$244.5	$271.0	$261.2	$2,398.2
Derivative financial
instruments
Forward foreign
currency contracts (4)	$9.0
Outflow		$1,708.0	$1,448.0	$186.4	$55.0	$16.3	$1.0	$1.3
Inflow		(1,699.0)	(1,437.1)	(189.4)	(54.7)	(15.5)	(1.0)	(1.3)
Swap derivatives on total
long-term debt (5)	(11.1)	(12.7)	(2.1)	(2.0)	(2.0)	(2.0)	(1.9)	(2.7)
Embedded foreign currency
derivatives (6)	(0.1)	(0.1)	(0.1)	—	—	—	—	—
Equity swap agreement	(10.4)	(10.4)	(10.4)	—	—	—	—	—
	$(12.6)	$(14.2)	$(1.7)	$(5.0)	$(1.7)	$(1.2)	$(1.9)	$(2.7)
	$3,269.5	$4,562.6	$1,129.2	$266.0	$242.8	$269.8	$259.3	$2,395.5

	Carrying	Contractual	0-12	13-24	25-36	37-48	49-60
As at March 31, 2018	Amount	Cash Flows	Months	Months	Months	Months	Months	Thereafter
	Restated
Non-derivative financial
liabilities
Accounts payable and
accrued liabilities (1)	$588.2	$588.2	$588.2	$—	$—	$—	$—	$—
Total long-term debt (2)	1,262.9	1,643.5	88.3	262.1	91.6	212.2	75.8	913.5
Other non-current liabilities (3)	167.5	422.7	—	18.8	18.6	43.0	30.9	311.4
	$2,018.6	$2,654.4	$676.5	$280.9	$110.2	$255.2	$106.7	$1,224.9
Derivative financial
instruments
Forward foreign
currency contracts (4)	$10.8
Outflow		$1,351.4	$1,146.5	$162.0	$22.4	$12.8	$6.7	$1.0
Inflow		(1,339.0)	(1,136.7)	(160.2)	(22.1)	(12.5)	(6.4)	(1.1)
Swap derivatives on total
long-term debt (5)	(10.6)	(12.7)	(2.2)	(1.8)	(1.8)	(1.8)	(1.7)	(3.4)
Embedded foreign currency
derivatives (6)	(0.9)	(0.9)	(0.9)	—	—	—	—	—
Equity swap agreement	(1.5)	(1.5)	(1.5)	—	—	—	—	—
	$(2.2)	$(2.7)	$5.2	$—	$(1.5)	$(1.5)	$(1.4)	$(3.5)
	$2,016.4	$2,651.7	$681.7	$280.9	$108.7	$253.7	$105.3	$1,221.4
(1) Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(2) Contractual cash flows include contractual interest and principal payments related to debt obligations and excludes transaction costs.
(3) Includes non-current royalty obligations and other non-current liabilities.
(4) Outflows and inflows are presented in CDN equivalent using the contractual forward foreign currency rate and include forward foreign currency contracts either presented as derivative liabilities or derivative assets.
(5) Includes interest rate swap and cross currency swap contracts either presented as derivative liabilities or derivative assets.
(6) Includes embedded foreign currency derivatives either presented as derivative liabilities or derivative assets.

Market risk
Market risk is defined as the Company’s exposure to a gain or a loss in the value of its financial instruments as a result of changes in market prices, whether those changes are caused by factors specific to the individual financial instruments or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is mainly exposed to foreign currency risk and interest rate risk.

51 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Derivative instruments are utilized by the Company to manage market risk against the volatility in foreign exchange rates, interest rates and share-based payments in order to minimize their impact on the Company’s results and financial position. The Company’s policy is not to utilize any derivative financial instruments for trading or speculative purposes.

Foreign currency risk
Foreign currency risk is defined as the Company’s exposure to a gain or a loss in the value of its financial instruments as a result of fluctuations in foreign exchange rates. The Company is exposed to foreign exchange rate variability primarily in relation to certain sale commitments, expected purchase transactions and debt denominated in a foreign currency, as well as on the net investment from its foreign operations which have functional currencies other than the Canadian dollar (in particular the U.S. dollar (USD), Euro (€ or EUR) and British pound (GBP or £). In addition, these operations have exposures to foreign exchange rates primarily through cash and cash equivalents and other working capital accounts denominated in currencies other than their functional currencies.

The Company mitigates foreign currency risks by having its foreign operations transact in their functional currency for material procurement, sale contracts and financing activities.

The Company uses forward foreign currency contracts and foreign currency swap agreements to manage the Company’s exposure from transactions in foreign currencies. These transactions include forecasted transactions and firm commitments denominated in foreign currencies.

The consolidated forward foreign currency contracts outstanding are as follows:

(amounts in millions, except average rate)			2019			2018
	Notional	(1)	Average	Notional	(1)	Average
Currencies (sold/bought)	Amount		Rate	Amount		Rate
USD/CDN
Less than 1 year	$717.4		0.77	$572.2		0.79
Between 1 and 3 years	167.3		0.77	131.6		0.78
Between 3 and 5 years	17.4		0.79	20.2		0.80
Over 5 years	1.3		0.79	—		—
CDN/EUR
Less than 1 year	40.1		1.51	40.1		1.57
EUR/CDN
Less than 1 year	166.2		0.65	125.6		0.65
Between 1 and 3 years	71.3		0.61	2.5		0.63
Between 3 and 5 years	—		—	0.2		0.59
GBP/CDN
Less than 1 year	49.8		0.58	72.4		0.56
Between 1 and 3 years	1.8		0.55	19.4		0.57
CDN/GBP
Less than 1 year	5.3		1.74	33.4		1.80
CDN/USD
Less than 1 year	282.9		1.33	132.3		1.28
Between 1 and 3 years	—		—	5.8		1.29
GBP/USD
Less than 1 year	22.0		0.76	31.0		0.71
Between 1 and 3 years	1.0		0.74	12.8		0.76
Other currencies
Less than 1 year	164.2		—	139.6		—
Between 1 and 3 years	—		—	12.3		—
Total	$1,708.0			$1,351.4
(1) Exchange rates as at the end of the respective fiscal years were used to translate amounts in foreign currencies.

In fiscal 2013, the Company entered into interest-only cross currency swap agreements related to its multi-tranche private placement debt issued in December 2012, to effectively fix the USD-denominated interest cash flows in CDN equivalent. The Company designated two USD to CDN interest-only currency swap agreements as cash flow hedges with outstanding notional amounts of US$127.0 million ($130.5 million) (2018 – US$127.0 million ($130.5 million)) and US$98.0 million ($100.7 million) (2018 – US$98.0 million ($100.7 million)) corresponding to the two tranches of the private placement until December 2024 and December 2027 respectively.

The Company’s foreign currency hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held until their maturity, consistent with the objective to fix currency rates on the hedged item.

CAE Year-End Financial Results 2019 | 52

Notes to the Consolidated Financial Statements

Foreign currency risk sensitivity analysis
The following table presents the Company’s exposure to foreign currency risk of financial instruments and the pre-tax effects on net income and OCI as a result of a reasonably possible strengthening of 5% in the relevant foreign currency against the Canadian dollar as at March 31. This analysis assumes all other variables remain constant.

	USD		€		GBP
	Net		Net		Net
	Income	OCI	Income	OCI	Income	OCI
2019	$3.0	$(17.2)	$(0.4)	$(4.0)	$1.2	$(0.2)
2018	4.6	(17.3)	0.6	(1.6)	(0.3)	(1.6)

A reasonably possible weakening of 5% in the relevant foreign currency against the Canadian dollar would have an opposite impact on pre-tax income and OCI.

Interest rate risk
Interest rate risk is defined as the Company’s exposure to a gain or a loss to the value of its financial instruments as a result of fluctuations in interest rates. The Company bears some interest rate fluctuation risk on its floating rate long-term debt and some fair value risk on its fixed interest long-term debt. The Company mainly manages interest rate risk by fixing project-specific floating rate debt in order to reduce cash flow variability. The Company has floating rate debts through its revolving unsecured credit facility and other-specific floating rate debts. A mix of fixed and floating interest rate debt is sought to reduce the net impact of fluctuating interest rates. Derivative financial instruments used to manage interest rate exposures are mainly interest rate swap agreements. As at March 31, 2019, 83% (2018 – 88%) of the long-term debt bears fixed interest rates.

The Company’s interest rate hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held until their maturity to establish asset and liability management matching, consistent with the objective to reduce risks arising from interest rate movements.

Interest rate risk sensitivity analysis
In fiscal 2019, a 1% increase in interest rates would decrease the Company’s net income by $4.1 million (2018 – $1.2 million) and would have no impact on the Company’s OCI (2018 – $0.3 million) assuming all other variables remained constant. A 1% decrease in interest rates would have an opposite impact on net income.

Hedge of share-based payments cost
The Company has entered into equity swap agreements with major Canadian financial institutions to reduce its income exposure to fluctuations in its share price relating to the DSU, LTI-DSU and LTI-TB RSU programs. Pursuant to the agreement, the Company receives the economic benefit of dividends and share price appreciation while providing payments to the financial institutions for the institution’s cost of funds and any share price depreciation. The net effect of the equity swaps partly offset movements in the Company’s share price impacting the cost of the DSU, LTI-DSU and LTI-TB RSU programs and is reset quarterly. As at March 31, 2019, the equity swap agreements covered 2,250,000 common shares (2018 – 2,150,000) of the Company.

Hedge of net investments in foreign operations
As at March 31, 2019, the Company has designated a portion of its senior notes and term loan totalling US$822.8 million (2018 – US$372.8 million) and a portion of the obligations under finance lease totalling US$64.0 million (2018 – US$8.6 million) as a hedge of its net investments in U.S. entities. Gains or losses on the translation of the designated portion of its senior notes are recognized in OCI to offset any foreign exchange gains or losses on translation of the financial statements of those U.S. entities.
Letters of credit and guarantees
As at March 31, 2019, the Company had outstanding letters of credit and performance guarantees in the amount of $205.0 million (2018 – $223.4 million) issued in the normal course of business. These guarantees are issued under the Revolving Credit Facility and the Performance Securities Guarantee (PSG).

The advance payment guarantees are related to progress/milestone payments made by the Company’s customers and are reduced or eliminated upon delivery of the product. The contract performance guarantees are linked to the completion of the intended product or service rendered by the Company and to the customer’s requirements. The customer releases the Company from these guarantees at the signing of a certificate of completion. The letter of credit for the lease obligation provides credit support for the benefit of the owner participant on a sale and leaseback transaction and varies according to the payment schedule of the lease agreement.

	2019	2018
Advance payment	$44.7	$56.7
Contract performance	42.3	39.6
Lease obligations	39.9	36.2
Financial obligations	76.9	88.7
Other	1.2	2.2
	$205.0	$223.4

53 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Indemnifications
In certain instances when the Company sells businesses, it may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities that exist, or arise from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to two years for certain types of indemnities, terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the divestiture occurred, and terms for environmental liabilities that typically do not expire. The maximum potential future payments that the Company could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The Company believes that other than the liabilities already accrued, the maximum potential future payments that it could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all available defences, which cannot be estimated. However, historically, costs incurred to settle claims related to these indemnifications have not been material to the Company’s consolidated financial position, net income or cash flows.

NOTE 30 – OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION
The Company elected to organize its operating segments principally on the basis of its customer markets. The Company manages its operations through its three segments. Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker.

The Company has decided to disaggregate revenue from contracts with customers by segment, by products and services and by geographic location as the Company believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors.

Results by segment
The profitability measure employed by the Company for making decisions about allocating resources to segments and assessing segment performance is operating profit (hereinafter referred to as segment operating income). The accounting principles used to prepare the information by operating segments are the same as those used to prepare the Company’s consolidated financial statements. The method used for the allocation of assets jointly used by operating segments and costs and liabilities jointly incurred (mostly corporate costs) between operating segments is based on the level of utilization when determinable and measurable, otherwise the allocation is based on a proportion of each segment’s cost of sales and revenue.

	Civil Aviation		Defence
	Training Solutions		and Security		Healthcare			Total
	2019	2018	2019	2018	2019	2018	2019	2018
		Restated		Restated		Restated		Restated
External revenue	$1,875.8	$1,625.3	$1,306.7	$1,083.0	$121.6	$115.2	$3,304.1	$2,823.5
Depreciation and amortization
Property, plant and equipment	115.9	99.1	19.0	19.1	2.7	2.6	137.6	120.8
Intangible and other assets	41.3	37.5	27.5	30.8	10.8	10.5	79.6	78.8
Impairment of non-financial
assets – net (Note 21)	(4.9)	—	—	—	—	—	(4.9)	—
Write-downs of inventories – net	0.7	2.6	0.9	0.8	0.1	—	1.7	3.4
Write-downs (reversals of write-downs)
of accounts receivable – net	4.4	9.2	0.2	—	—	(0.1)	4.6	9.1
After tax share in profit of
equity accounted investees	23.0	32.2	10.4	11.0	—	—	33.4	43.2
Segment operating income	344.3	330.1	131.5	123.9	4.8	8.8	480.6	462.8

CAE Year-End Financial Results 2019 | 54

Notes to the Consolidated Financial Statements

Capital expenditures which consist of additions to non-current assets (other than financial instruments and deferred tax assets), by segment are as follows:

	2019	2018
Civil Aviation Training Solutions	$260.1	$162.0
Defence and Security	65.7	49.2
Healthcare	12.6	10.0
Total capital expenditures	$338.4	$221.2

Addition of assets through the monetization of royalties
In November 2018, the Company agreed to monetize its future royalty obligations under an Authorized Training Provider agreement with Bombardier and extend this agreement to 2038. In December, the Company concluded the monetization transaction which resulted in a cash outlay of $202.7 million. The monetization represents the discounted sum of expected royalties payable by CAE over the next 20 years. As a result of this transaction, $156.7 million (Note 7 ) of intangible assets and $46.0 million (Note 6) of property, plant and equipment were recognized in the Civil Aviation Training Solutions segment.

Assets and liabilities employed by segment
The Company uses assets employed and liabilities employed to assess resources allocated to each segment. Assets employed include accounts receivable, contract assets, inventories, prepayments, property, plant and equipment, intangible assets, investment in equity accounted investees, derivative financial assets and other assets. Liabilities employed include accounts payable and accrued liabilities, provisions, contract liabilities, deferred gains and other liabilities and derivative financial liabilities.

Assets and liabilities employed by segment are reconciled to total assets and liabilities as follows:

	2019	2018
		Restated
Assets employed
Civil Aviation Training Solutions	$4,373.0	$3,072.8
Defence and Security	1,627.2	1,414.0
Healthcare	271.6	253.5
Assets not included in assets employed	893.7	1,039.9
Total assets	$7,165.5	$5,780.2
Liabilities employed
Civil Aviation Training Solutions	$1,098.3	$1,031.0
Defence and Security	595.2	469.8
Healthcare	48.8	42.0
Liabilities not included in liabilities employed	3,013.2	1,939.9
Total liabilities	$4,755.5	$3,482.7

Products and services information
The Company's revenue from external customers for its products and services are as follows:

	2019	2018
		Restated
Revenue
Simulation products	$1,473.8	$1,278.2
Training and services	1,830.3	1,545.3
	$3,304.1	$2,823.5

55 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Geographic information
The Company markets its products and services globally. Revenues are attributed to countries based on the location of customers. Non-current assets other than financial instruments and deferred tax assets are attributed to countries based on the location of the assets.

	2019	2018
		Restated
Revenues from external customers
Canada	$253.3	$265.5
United States	1,283.3	1,068.2
United Kingdom	210.4	231.4
Germany	118.9	95.7
Netherlands	79.7	95.7
Spain	114.5	76.0
Other European countries	367.7	250.9
United Arab Emirates	109.0	110.0
China	226.5	207.6
Other Asian countries	361.1	268.2
Australia	50.1	55.8
Other countries	129.6	98.5
	$3,304.1	$2,823.5

	2019	2018
		Restated
Non-current assets other than financial instruments and deferred tax assets
Canada	$1,557.0	$903.2
United States	1,580.7	945.7
Brazil	116.4	118.1
United Kingdom	285.2	250.3
Luxembourg	187.0	194.1
Netherlands	196.9	223.6
Other European countries	336.5	324.8
Malaysia	177.6	197.1
Other Asian countries	177.8	149.2
Other countries	176.4	82.1
	$4,791.5	$3,388.2

CAE Year-End Financial Results 2019 | 56

Notes to the Consolidated Financial Statements

NOTE 31 – RELATED PARTY RELATIONSHIPS
The following tables include principal investments which, in aggregate, significantly impact the results or assets of the Company:

Investments in subsidiaries consolidated in the Company’s financial statements:

		% equity	% equity
		interest	interest
Name	Country of incorporation	2019	2018
AACE Vietnam Limited Liability Company	Vietnam	100.0%	100.0%
Asian Aviation Centre of Excellence (Singapore) Pte Ltd	Singapore	100.0%	100.0%
Avianca - CAE Flight Training (ACFT) S.A.S.	Colombia	100.0%	—%
CAE (UK) plc	United Kingdom	100.0%	100.0%
CAE (US) Inc.	United States	100.0%	100.0%
CAE Aircrew Training Services plc	United Kingdom	76.5%	76.5%
CAE Australia Pty Ltd.	Australia	100.0%	100.0%
CAE Aviation Services Pte Ltd.	Singapore	100.0%	100.0%
CAE Aviation Training B.V.	Netherlands	100.0%	100.0%
CAE Aviation Training Chile Limitada	Chile	100.0%	100.0%
CAE Aviation Training Peru S.A.	Peru	100.0%	100.0%
CAE Brunei Multi Purpose Training Centre Sdn Bhd	Brunei	60.0%	60.0%
CAE Center Amsterdam B.V.	Netherlands	100.0%	100.0%
CAE Center Brussels N.V.	Belgium	100.0%	100.0%
CAE Centre Copenhagen A/S	Denmark	100.0%	100.0%
CAE Centre Hong Kong Limited	Hong Kong	100.0%	100.0%
CAE Centre Oslo AS	Norway	100.0%	100.0%
CAE Centre Stockholm AB	Sweden	100.0%	100.0%
CAE CFT B.V.	Netherlands	100.0%	100.0%
CAE CFT Korea Ltd.	Korea	100.0%	100.0%
CAE Civil Aviation Training Solutions, Inc.	United States	100.0%	100.0%
CAE Crewing Services Limited	Ireland	100.0%	100.0%
CAE El Salvador Flight Training S.A. de C.V.	El Salvador	99.5%	—%
CAE Electronik GmbH	Germany	100.0%	100.0%
CAE Engineering Korlatolt Felelossegu Tarsasag	Hungary	100.0%	100.0%
CAE Flight & Simulator Services Sdn. Bhd.	Malaysia	100.0%	100.0%
CAE Flight Training (India) Private Limited1)	India	100.0%	50.0%
CAE Flight Training Center Mexico, S.A. de C.V.	Mexico	100.0%	100.0%
CAE Global Academy Évora, SA	Portugal	100.0%	100.0%
CAE Healthcare Canada Inc.	Canada	100.0%	100.0%
CAE Healthcare Inc.	United States	100.0%	100.0%
CAE Holdings Limited	United Kingdom	100.0%	100.0%
CAE India Private Limited	India	100.0%	100.0%
CAE Integrated Enterprise Solutions Australia Pty Ltd.	Australia	100.0%	100.0%
CAE International Holdings Limited	Canada	100.0%	100.0%
CAE Kuala Lumpur Sdn Bhd	Malaysia	100.0%	100.0%
CAE Luxembourg Acquisition S.à r.l.	Luxembourg	100.0%	100.0%
CAE Maritime Middle East L.L.C.	United Arab Emirates	49.0%	49.0%
CAE Middle East L.L.C.	United Arab Emirates	49.0%	49.0%
CAE Military Aviation Training Inc.	Canada	100.0%	100.0%
CAE New Zealand Pty Ltd.	New Zealand	100.0%	100.0%
CAE North East Training Inc.	United States	100.0%	100.0%
CAE Oxford Aviation Academy Amsterdam B.V.	Netherlands	100.0%	100.0%
CAE Oxford Aviation Academy Phoenix Inc.	United States	100.0%	100.0%
CAE Services Italia S.r.l.	Italy	100.0%	100.0%
CAE Servicios Globales de Instrucción de Vuelo (España), S.L.	Spain	100.0%	100.0%
CAE Shanghai Company, Limited	China	100.0%	100.0%
CAE SimuFlite Inc.	United States	100.0%	100.0%
CAE Simulation Technologies Private Limited	India	100.0%	100.0%
CAE Simulator Services Inc.	Canada	100.0%	100.0%

57 | CAE Year-End Financial Results 2019

Notes to the Consolidated Financial Statements

Investments in subsidiaries consolidated in the Company’s financial statements (continued):

		% equity	% equity
		interest	interest
Name	Country of incorporation	2019	2018
CAE Singapore (S.E.A.) Pte Ltd.	Singapore	100.0%	100.0%
CAE South America Flight Training do Brasil Ltda.	Brazil	100.0%	100.0%
CAE STS Limited	United Kingdom	100.0%	100.0%
CAE Training & Services Brussels NV	Belgium	100.0%	100.0%
CAE Training & Services UK Ltd.	United Kingdom	100.0%	100.0%
CAE Training Norway AS	Norway	100.0%	100.0%
CAE USA Inc.	United States	100.0%	100.0%
CAE USA Mission Solutions Inc.	United States	100.0%	100.0%
CAE Verwaltungsgesellschaft mbH	Germany	100.0%	100.0%
Flight Training Device (Mauritius) Ltd.	Mauritius	100.0%	100.0%
Logitude Oy	Finland	100.0%	—%
Oxford Aviation Academy (Oxford) Limited	United Kingdom	100.0%	100.0%
Parc Aviation Engineering Services Ltd	Ireland	100.0%	100.0%
Parc Aviation Limited	Ireland	100.0%	100.0%
Parc Aviation UK Ltd	United Kingdom	100.0%	100.0%
Parc Interim Limited	Ireland	100.0%	100.0%
Presagis Canada Inc.	Canada	100.0%	100.0%
Presagis Europe (S.A.)	France	100.0%	100.0%
Presagis USA Inc.	United States	100.0%	100.0%
Servicios de Instrucción de Vuelo, S.L.	Spain	80.0%	80.0%
SIM-Industries Brasil Administracao de Centros de Treinamento Ltda.	Brazil	100.0%	100.0%
SIV Ops Training, S.L.	Spain	80.0%	80.0%
(1)This entity became subsidiary during the fourth quarter of fiscal 2019 (Note 3).

Investments in joint ventures accounted for under the equity method:

		% equity	% equity
		interest	interest
Name	Country of incorporation	2019	2018
Aviation Training Northeast Asia B.V.	Netherlands	50.0%	50.0%
CAE Flight and Simulator Services Korea, Ltd.	Korea	50.0%	50.0%
CAE-LIDER Training do Brasil Ltda.	Brazil	50.0%	50.0%
CAE Melbourne Flight Training Pty Ltd.	Australia	50.0%	50.0%
CAE Middle East Pilot Services LLC	United Arab Emirates	49.0%	—%
CAE Simulation Training Private Limited	India	50.0%	25.0%
Embraer CAE Training Services LLC	United States	49.0%	49.0%
Emirates-CAE Flight Training LLC	United Arab Emirates	49.0%	49.0%
Flight Training Alliance GmbH	Germany	50.0%	50.0%
HATSOFF Helicopter Training Private Limited	India	50.0%	50.0%
HFTS Helicopter Flight Training Services GmbH	Germany	25.0%	25.0%
JAL CAE Flight Training Co. Ltd.	Japan	50.0%	50.0%
National Flying Training Institute Private Limited	India	51.0%	51.0%
Pegasus Ucus Egitim Merkezi A.S.	Turkey	49.9%	49.9%
Pelesys Learning Systems Inc.	Canada	45.0%	45.0%
Philippine Academy for Aviation Training Inc	Philippines	40.0%	40.0%
Rotorsim s.r.l.	Italy	50.0%	50.0%
Rotorsim USA LLC	United States	50.0%	50.0%
Singapore CAE Flight Training Pte Ltd.	Singapore	50.0%	—%

In fiscal 2019, the unrecognized share of losses of joint ventures for which the Company ceased to recognize when applying the equity method was $5.7 million (2018 – $7.0 million). As at March 31, 2019, the cumulative unrecognized share of losses for these entities was $12.7 million (2018 – $15.9 million) and the cumulative unrecognized share of comprehensive loss of joint ventures was $13.4 million (2018 – $17.1 million).

CAE Year-End Financial Results 2019 | 58

Notes to the Consolidated Financial Statements

NOTE 32 – RELATED PARTY TRANSACTIONS
The following table presents the Company’s outstanding balances with its joint ventures:

	2019	2018
		Restated
Accounts receivable (Note 4)	$33.9	$38.0
Contract assets	13.4	15.9
Other assets	18.7	25.3
Accounts payable and accrued liabilities (Note 9)	2.2	7.3
Contract liabilities	30.7	6.4
Other long-term liabilities	1.6	—

Other assets include a finance lease receivable of $6.7 million (2018 – $9.3 million) maturing in October 2022 and carrying an interest rate of 5.14% per annum, a loan receivable of $11.1 million (2018 – $8.9 million) maturing June 2026 and carrying a fixed interest rate of ten years Euro swap rate plus a spread of 2.50%, and a long-term interest-free account receivable of $0.9 million (2018 – $7.2 million) with no repayment term. As at March 31, 2019 and 2018 there are no provisions held against the receivables from related parties.

The following table presents the Company’s transactions with its joint ventures:

	2019	2018
		Restated
Revenue	$65.5	$72.5
Purchases	2.4	2.6
Other income	1.4	1.5

In addition, during fiscal 2019, transactions amounting to $0.6 million (2018 – $0.8 million) were made, at normal market prices, with organizations for which some of the Company’s directors are officers.

Compensation of key management personnel
Key management personnel have the ability and responsibility to make major operational, financial and strategic decisions for the Company and include certain executive officers. The compensation of key management for employee services is shown below:

	2019	2018
Salaries and other short-term employee benefits	$6.4	$7.0
Post-employment benefits – defined benefit plans(1)	1.9	1.8
Share-based payments	18.9	17.8
	$27.2	$26.6
(1) Includes net interest on employee benefits obligations.

59 | CAE Year-End Financial Results 2019

Board of Directors and Officers

BOARD OR DIRECTORS

The Honourable John Manley, P.C., O.C.

Chair of the Board
CAE Inc.
Ottawa, Ontario

Margaret S. (Peg) Billson [1, 3]

Corporate Director
Albuquerque, New Mexico

The Honourable Michael M. Fortier, P.C. [1*]

Vice Chair
RBC Capital Markets
Town of Mount Royal, Québec

Alan N. MacGibbon [1, 2*]

Corporate Director
Toronto, Ontario

François Olivier [2, 3]

President and Chief Executive Officer
Transcontinental Inc.
Montreal, Québec

Marc Parent

President and Chief Executive Officer
CAE Inc.
Montréal, Québec

Michael E. Roach [2]

Corporate Director
Montreal, Québec

Andrew J. Stevens [1, 3*]

Corporate Director
Gloucestershire, UK

Katharine B. Stevenson [2, 3]

Corporate Director
Toronto, Ontario

Gen. Norton A. Schwartz USAF (Ret.) [2]

OFFICERS

The Honourable John Manley

Chair of the Board

Marc Parent

President and
Chief Executive Officer

Nick Leontidis

Group President
Civil Aviation Training Solutions

Gennaro (Gene) A. Colabatistto

Group President
Defence & Security

Sonya Branco

Vice President, Finance and Chief Financial Officer

Mark Hounsell

General Counsel,
Chief Compliance Officer and Corporate Secretary

Constantino Malatesta

Vice President and Corporate Controller

Mario Pizzolongo

Treasurer

CAE Financial Report 2019 | 111

Board of Directors and Officers BOARD OR DIRECTORS OFFICERS The Honourable John Manley, P.C., Marc Parent The Honourable John Manley O.C. President and Chief Executive Officer Chair of the Board Chair of the Board CAE Inc. CAE Inc. Montréal, Québec Marc Parent Ottawa, Ontario 2 President and Michael E. Roach Chief Executive Officer Margaret S. (Peg) Billson 1, 3 Corporate Director Corporate Director Montreal, Québec Nick Leontidis Albuquerque, New Mexico Group President 1, 3* Civil Aviation Training Solutions The Honourable Michael M. Fortier, Andrew J. Stevens 1* P.C. Corporate Director Gloucestershire, UK Gennaro (Gene) A. Colabatistto Vice Chair Group President RBC Capital Markets 2, 3 Defence & Security Town of Mount Royal, Québec Katharine B. Stevenson Corporate Director Sonya Branco Alan N. MacGibbon 1, 2* Toronto, Ontario Vice President, Finance and Chief Corporate Director Financial Officer Toronto, Ontario Gen. Norton A. Schwartz 2 USAF (Ret.) 2, 3 Mark Hounsell François Olivier President & Chief General Counsel, President and Chief Executive Officer Executive Officer of Chief Compliance Officer and Corporate Transcontinental Inc. Business Executives Secretary Montreal, Québec for National Security McLean, Virginia Constantino Malatesta Vice President and Corporate Controller Mario Pizzolongo Treasurer 1 Member of the Human Resources Committee 2 Member of the Audit Committee 3 Member of the Governance Committee (*) Indicates Chair of the Committee CAE Financial Report 2019 | 111

Shareholder and Investor Information

CAE SHARES

TRANSFER AGENT AND REGISTRAR

Computershare Trust Company of Canada
100 University Avenue, 8th Floor
Toronto, Ontario
M5J 2Y1
Tel. 514-982-7555 or
1-800-564-6253
(toll free in Canada and the U.S.)
www.computershare.com

DIVIDEND REINVESTMENT PLAN

DIRECT DEPOSIT DIVIDEND

Canadian resident registered shareholders of CAE Inc. who receive cash dividends may elect to have the dividend payment deposited directly to their bank accounts instead of receiving a cheque. In order to obtain the direct deposit dividend form, please contact Computershare Trust Company of Canada.
www.cae.com/dividend

DUPLICATE MAILINGS

To eliminate duplicate mailings by consolidating accounts, registered shareholders must contact Computershare Trust Company of Canada; non-registered shareholders must contact their investment brokers.

INVESTOR RELATIONS

Quarterly and annual reports as well as other corporate documents are available on our website at www.cae.com. These documents can also be obtained from our Investor Relations department.

Investor Relations

CAE Inc.
8585 Côte-de-Liesse
Saint-Laurent, Québec
H4T 1G6
Tel. : 1-866-999-6223
investor.relations@cae.com

Version française

Pour obtenir la version française du rapport financier, s'adresser à investisseurs@cae.com.

2019 ANNUAL MEETING

AUDITORS

PricewaterhouseCoopers LLP
Chartered Professional Accountants
Montreal, Québec

TRADEMARKS

Trademarks and/or registered trademarks of CAE Inc. and/or its affiliates include but are not limited to CAE, CAE Medallion 6000, CAE Simfinity, CAE Fidelis Lucina, CAE VimedixAR, CAE Juno, CAE Lucina AR, CAE Luna, CAE Ares, CAE Rise, CAE Vīvo, Dynamic Synthetic Environment (DSE), CAE 7000XR Series, CAE 3000 Series, CAE 600XR Series FTD. All other brands and product names are trademarks or registered trademarks of their respective owners. All logos, tradenames and trademarks referred to and used herein remain the property of their respective owners and may not be used, changed, copied, altered, or quoted without the written consent of the respective owner. All rights reserved.

CORPORATE GOVERNANCE

The following documents pertaining to CAE's corporate governance practices may be accessed either from CAE's website (www.cae.com) or by request from the Corporate Secretary:

- Board and Board Committee charters
- Position descriptions for the Board Chair, the Committee Chairs and the Chief Executive Officer
- CAE's Code of Business Conduct
- Corporate Governance Guidelines

112 | CAE Financial Report 2019

Shareholder and Investor Information CAE SHARES DUPLICATE MAILINGS TRADEMARKS CAE’s shares are traded on the Toronto To eliminate duplicate mailings by Trademarks and/or registered Stock Exchange (TSX) and on the New consolidating accounts, registered trademarks of CAE Inc. and/or its York Stock Exchange (NYSE) under the shareholders must contact affiliates include but are not symbol “CAE”. Computershare Trust Company limited to CAE, CAE Medallion of Canada; non-registered 6000, CAE Simfinity, CAE Fidelis TRANSFER AGENT AND REGISTRAR shareholders must contact their Lucina, CAE VimedixAR, CAE Computershare Trust Company of investment brokers. Juno, CAE Lucina AR, CAE Luna, Canada CAE Ares, CAE Rise, CAE Vïvo, 100 University Avenue, 8th Floor INVESTOR RELATIONS Dynamic Synthetic Environment Toronto, Ontario Quarterly and annual reports as well (DSE), CAE 7000XR Series, CAE M5J 2Y1 as other corporate documents are 3000 Series, CAE 600XR Series Tel. 514-982-7555 or available on our website at FTD. All other brands and product 1-800-564-6253 www.cae.com. These documents names are trademarks or (toll free in Canada and the U.S.) can also be obtained from our Investor registered trademarks of their www.computershare.com Relations department. respective owners. All logos, tradenames and trademarks DIVIDEND REINVESTMENT PLAN Investor Relations referred to and used herein remain the property of their Registered shareholders of CAE Inc. CAE Inc. respective owners and may not who are resident in Canada or the 8585 Côte-de-Liesse be used, changed, copied, United Kingdom and who wish to Saint-Laurent, Québec altered, or quoted without the receive dividends in the form of CAE H4T 1G6 written consent of the respective Inc. common shares rather than a Tel. : 1-866-999-6223 owner. All rights reserved. cash payment, may participate in investor.relations@cae.com CAE's dividend reinvestment plan. In CORPORATE GOVERNANCE order to obtain the dividend Version française reinvestment plan form, please Pour obtenir la version française du The following documents pertaining contact Computershare Trust rapport financier, s’adresser à to CAE’s corporate governance Company of Canada or go to investisseurs@cae.com. practices may be accessed either www.cae.com/dividend. from CAE’s website 2019 ANNUAL MEETING (www.cae.com) or by request from the Corporate Secretary: DIRECT DEPOSIT DIVIDEND The Annual Shareholders Meeting will Canadian resident registered be held at 11 a.m. (Eastern Time), on − Board and Board Committee shareholders of CAE Inc. who receive Wednesday, August 14, 2019 at the charters cash dividends may elect to have the CAE Head Office (Entrance 4 - − Position descriptions for the Board dividend payment deposited directly Auditorium), 8585 Côte-de-Liesse, Chair, the Committee Chairs and to their bank accounts instead of Saint-Laurent, Québec, Canada. The the Chief Executive Officer receiving a cheque. In order to obtain meeting will also be webcast live on − CAE’s Code of Business Conduct the direct deposit dividend form, CAE’s website, www.cae.com. − Corporate Governance Guidelines please contact Computershare Trust Company of Canada. AUDITORS Most of the New York Exchange’s www.cae.com/dividend PricewaterhouseCoopers LLP (NYSE) corporate governance listing Chartered Professional standards are not mandatory for Accountants CAE. Significant differences between Montreal, Québec CAE’s practices and the requirements applicable to U.S. companies listed on the NYSE are summarized on CAE’s website. CAE is otherwise in compliance with the NYSE requirements in all significant respects. 112 | CAE Financial Report 2019

CAUTION REGARDING FORWARD-LOOKING STATEMENTS This annual report includes forward-looking statements about our activities, events and developments that we expect to or anticipate may occur in the future including, for example, statements about our vision, strategies, market trends and outlook, future revenues, capital spending, expansions and new initiatives, financial obligations and expected sales. Forward-looking statements normally contain words like believe, expect, anticipate, plan, intend, continue, estimate, may, will, should, strategy, future and similar expressions. By their nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties associated with our business which may cause actual results in future periods to differ materially from results indicated in forward-looking statements. While these statements are based on management’s expectations and assumptions regarding historical trends, current conditions and expected future developments, as well as other factors that we believe are reasonable and appropriate in the circumstances, readers are cautioned not to place undue reliance on these forward-looking statements as there is a risk that they may not be accurate. Important risks that could cause such differences include, but are not limited to, risks relating to the industry such as competition, level and timing of defence spending, government-funded defence and security programs, constraints within the civil aviation industry, regulatory rules and compliance matters, risks relating to CAE such as product evolution, research and development (evolving standards and technologies, R&D) activities, fixed-price and long-term supply contracts, strategic partnerships and long-term contracts, procurement and original equipment manufacturer (OEM) leverage, warranty or other product-related claims, product integration and program management, protection of our intellectual property, third-party intellectual property, loss of key personnel, labour relations, environmental matters, liability risks that may not be covered by indemnity or insurance, warranty or other product-related claims arising from casualty losses, integration of acquired businesses through mergers, acquisitions, joint ventures, strategic alliances or divestitures, our ability to penetrate new markets, U.S. foreign ownership, control or influence mitigation measures, length of sales cycle, seasonality, continued returns to shareholders, information technology systems including cybersecurity risk, data privacy risk and our reliance on technology and third-party providers, and risks relating to the market such as foreign exchange, availability of capital and credit risk, pension plan funding, doing business in foreign countries including corruption risk, political instability, and income tax anti- corruption laws and taxation matters. Additionally, differences could arise because of events announced or completed after the date of this report. You will find more information in the Business risk and uncertainty subsection of the Management’s Discussion and Analysis section of this annual report. We caution readers that the risks described above are not necessarily the only ones we face; additional risks and uncertainties that are presently unknown to us or that we may currently deem immaterial may adversely affect our business. Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. The forward-looking information and statements contained in this annual report are expressly qualified by this cautionary statement. CAE Financial Report 2019 | 113

As an eTree member, CAE Inc. is committed to meeting shareholder needs while being environmentally friendly. For each shareholder that receives electronic copies of shareholder communications, CAE will plant a tree through Tree Canada, the leader in Canadian urban reforestation. To date CAE has helped plant 5,269 trees.

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Fiscal year ended March 31, 2019 Fiscal year ended March 31, 2019 Fiscal year ended March 31, 2019          CAE Financial Report CAE Financial Report CAE Financial Report FinancialFinancialFinancial ReportReportReport FiscalFiscalFiscal yearyearyear endedendedended MarchMarchMarch 31,31,31, 201920192019 cae.comcae.comcae.com